LOGO                     PIERCE LEAHY COMMAND COMPANY


OFFER TO EXCHANGE ITS 8 1/8% SENIOR NOTES DUE 2008, WHICH HAVE BEEN REGISTERED
  UNDER THE SECURITIES ACT, FOR ANY AND ALL OF ITS OUTSTANDING 8 1/8% SENIOR
                                NOTES DUE 2008

        GUARANTEED ON A SENIOR SUBORDINATED BASIS BY PIERCE LEAHY CORP.

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER
                           10, 1998, UNLESS EXTENDED
                                --------------
  Pierce Leahy Command Company, a Nova Scotia unlimited liability company (the "Issuer"), hereby offers to substitute (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), up to $135,000,000 in aggregate principal amount of the Issuer's new 8 1/8% Senior Notes due 2008 (the "Exchange Notes"), for $135,000,000 in aggregate principal amount of the Issuer's outstanding 8 1/8% Senior Notes due 2008 (the "Original Notes"). The Original Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes."

  The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes which they replace pursuant to this Exchange Offer, except that
(i) the Exchange Notes will be freely transferable by holders thereof (other than as provided in the next paragraph) and issued free of any covenant restricting transfer absent registration and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Agreement (as defined which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be entitled to the benefits of an Indenture dated as of April 7, 1998 governing the Original Notes and the Exchange Notes (the "Indenture"). For a complete description of the terms of the Exchange Notes, see "Description of the Notes." There will be no cash proceeds to the Issuer from the Exchange Offer.

  The Notes are redeemable at the option of the Issuer, in whole or in part, at any time on or after May 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, the Issuer, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at any time and from time to time prior to May 15, 2001 at 108 1/8% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date, with the Net Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein), provided that at least 65% of the aggregate principal amount of the Notes originally issued remain outstanding immediately after the occurrence of each such redemption. See "Description of the Notes-- Optional Redemption."

  The Notes will be senior unsecured obligations of the Issuer ranking pari passu in right of payment with all existing and future senior unsecured indebtedness of the Issuer and senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Notes will be effectively subordinated to all secured indebtedness of the Issuer to the extent of the value of the assets securing such indebtedness. As of June 30, 1998, on a pro forma basis after giving effect to the Recent Acquisitions (as defined herein), there would have been approximately $2.4 million of secured indebtedness outstanding of the Issuer to which holders of the Notes would be effectively subordinated in right of payment. The Issuer is an indirect subsidiary of Pierce Leahy Corp., a Pennsylvania corporation ("Pierce Leahy").

  The Notes will be guaranteed (the "Domestic Guarantees") on an unsecured senior subordinated basis by Pierce Leahy, its two U.S. subsidiaries (Advanced Box, Inc. and Monarch Box, Inc.) and by each future U.S. Restricted Subsidiary (as defined herein) of Pierce Leahy (each, a "Domestic Guarantor"). Accordingly, the Domestic Guarantees will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Domestic Guarantors and will rank pari passu in right of payment to all existing and future senior subordinated indebtedness of the Domestic Guarantors. As of June 30, 1998, on a pro forma basis after giving effect to the Recent Acquisitions, the Domestic Guarantors would have had approximately $116.9 million of Senior Indebtedness which would be senior in right of payment to the Domestic Guarantees and $250 million of senior subordinated indebtedness which would rank pari passu with the Domestic Guarantees.

  In addition, the Notes will be guaranteed (the "Canadian Guarantees") on a senior unsecured basis by Archivex Limited, a Nova Scotia company ("Archivex") which is a wholly-owned subsidiary of Pierce Leahy and which borrowed from the Company a portion of the proceeds of the Offering, and by any future Canadian subsidiaries of Pierce Leahy which are not prohibited by the laws of Canada or any province thereof from acting as a guarantor of the Notes and which have either assets or shareholders' equity in excess of $5,000 (each, a "Canadian Guarantor"). As of June 30, 1998, on a pro forma basis after giving effect to the Recent Acquisitions, the only indebtedness outstanding of Archivex would be the amounts borrowed from the Issuer.

  Each current and future Domestic Guarantor and Canadian Guarantor will guarantee the Notes on a full and unconditional basis, as described in detail herein.

  Upon a Change of Control (as defined herein), each holder of the Notes will be entitled to require the Issuer to purchase such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. See "Description of the Notes--Change of Control Offer." There can be no assurance that the Issuer will have sufficient funds or will be contractually permitted by outstanding Senior Indebtedness of the Issuer or Pierce Leahy to pay the required purchase price for all Notes tendered by holders upon a Change of Control. If certain changes affecting Canadian withholding taxes occur, the Notes may be redeemed by the Issuer at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. See "Description of the Notes--Redemption for Changes in Canadian Withholding Taxes."

  The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Original Notes, or if no interest has been paid on the Original Notes, from April 7, 1998. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on such Original Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer."
                                --------------
  SEE "RISK FACTORS" COMMENCING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF THE NOTES.
                                --------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                --------------
               The date of this Prospectus is September 28, 1998

  The Original Notes were sold (the "Offering") on April 7, 1998, in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption provided in the Securities Act. Accordingly, the Original Notes may not be offered, resold or otherwise pledged, hypothecated or transferred in the United States unless registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered to satisfy the obligations of the Issuer under the Registration Agreement (as defined herein) relating to the Original Notes. See "The Exchange Offer-Purposes and Effects of the Exchange Offer." Each holder receiving Exchange Notes, other than a broker-dealer, will represent that the holder is not engaging in or intending to engage in a distribution of such Exchange Notes. Exchange Notes issued pursuant to the Exchange Offer in substitution for the Original Notes may be offered for resale, resold or otherwise transferred by the holders thereof (other than any holder that is an affiliate of the Issuer within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer-Purposes and Effects of the Exchange Offer" and "Plan of Distribution." Broker-dealers may use this Prospectus, as amended or supplemented, in connection with resales of the Exchange Notes received in exchange for the Original Notes where such Original Notes were acquired by such broker-dealer as a result of market making activities or other such trading.

  The Exchange Offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered for substitution. The Issuer will accept for substitution any and all validly tendered Original Notes not withdrawn prior to 5:00 p.m., New York City time, on November 10, 1998 unless extended by the Issuer, in its sole discretion (the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.
The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer-Conditions." Original Notes may be tendered only in integral multiples of $1,000. The Issuer will pay all expenses incident to the Exchange Offer.

  The Notes constitute securities for which there is no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. The Issuer does not currently intend to list the Exchange Notes on any securities exchange. To the extent that any Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected. No assurances can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

                             AVAILABLE INFORMATION

  Pierce Leahy Command Company (the "Issuer"), Pierce Leahy Corp. ("Pierce Leahy"), Advanced Box, Inc. ("Advanced"), Monarch Box, Inc. ("Monarch") and Archivex Limited ("Archivex", together with the Issuer, Pierce Leahy, Advanced and Monarch, the "Registrants") have filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby (including all amendments and supplements thereto, the "Registration Statement"). Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.

  Pierce Leahy is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Registrants and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as part hereof or incorporated by reference herein. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by Pierce Leahy with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of such material are available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such information can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") which is publicly available through the Commission's Web Site on the Internet (http://www.sec.gov). Pierce Leahy has agreed that, whether or not it is subject to filing requirements under
Section 13 or 15(d) of the Exchange Act, and so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and will send the Trustee copies of the financial information, documents and reports that would have been required to be filed with the Commission pursuant to the Exchange Act.

  The principal address of the Registrants is c/o Pierce Leahy Corp., 631 Park Avenue, King of Prussia, Pennsylvania 19406, telephone number 610-992-8200.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by Pierce Leahy with the Commission pursuant to the Exchange Act, are incorporated by reference in this
Prospectus:

   1. Pierce Leahy's Annual Report on Form 10-K for the fiscal year ended December 31,1997.

   2. Pierce Leahy's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

   3.  Pierce Leahy's Current Report on Form 8-K dated July 2, 1998.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall be deemed to constitute a part of this Prospectus.

  This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner of the Notes, to which this Prospectus is delivered, on written or oral request, without change, directed to the Secretary of Pierce Leahy Corp., 631 Park Avenue, King of Prussia, Pennsylvania, 19406, telephone number 610-992-8200.

                              PROSPECTUS SUMMARY

  THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED BY THE CONTEXT, REFERENCES TO THE "COMPANY" INCLUDE PIERCE LEAHY CORP. ("PIERCE LEAHY") AND ITS CONSOLIDATED SUBSIDIARIES, INCLUDING WITHOUT LIMITATION, THE ISSUER, ADVANCED BOX, INC., MONARCH BOX, INC. AND ARCHIVEX LIMITED ("ARCHIVEX"). MANAGEMENT IS NOT AWARE OF ANY DEFINITIVE INFORMATION ABOUT THE SIZE OR NATURE OF THE NORTH AMERICAN RECORDS MANAGEMENT MARKET (VENDED AND UNVENDED, ACTIVE AND INACTIVE). ESTIMATES OF SUCH NUMBERS AND PERCENTAGES CONTAINED IN THIS PROSPECTUS HAVE BEEN DEVELOPED BY THE COMPANY FROM INTERNAL SOURCES AND REFLECT THE COMPANY'S CURRENT ESTIMATES. ALL DOLLAR AMOUNTS HEREIN ARE EXPRESSED IN U.S. DOLLARS, EXCEPT WHERE OTHERWISE INDICATED.

                          THE ISSUER AND THE COMPANY

  Pierce Leahy Command Company, a Nova Scotia unlimited liability company ("Command" or the "Issuer"), is the issuer of the Notes and is an indirect subsidiary of Pierce Leahy, which is a guarantor of the Notes on an unsecured senior subordinated basis. The Issuer operates 26 records management facilities in the eight largest markets in Canada. In 1997, certain members of the Pierce family entered into a voting trust agreement pursuant to which Leo W. Pierce, Sr. and J. Peter Pierce, as voting trustees, are eligible to direct the voting with respect to the shares subject to the voting trust agreement. Currently, approximately 51% of the outstanding shares of the Company's Common Stock are subject to the voting trust agreement. Consequently, the voting trustees are able to determine the outcome of corporate actions requiring shareholder approval and otherwise control the business affairs of the Company. See "Principal Shareholders of Pierce Leahy-Voting Trust Agreement."

  The Company is the largest hard copy records management company in North America, as measured by its 78 million cubic feet of records currently under management. The Company operates a total of 222 records management facilities of which 192 are in the United States, serving 69 markets, including 23 of the 25 largest U.S. markets. In addition, the Company operates 30 records management facilities in Canada's nine largest markets, including 26 facilities operated by the Issuer and four facilities operated by Archivex.

  The Company is a full-service provider of records management and related services, enabling customers to outsource their data and records management functions. The Company offers storage for all major media, including paper (which has typically accounted for approximately 95% of the Company's storage revenues), computer tapes, optical discs, microfilm, video tapes and X-rays. In addition, the Company provides next day or same day records retrieval and delivery, allowing customers prompt access to all stored material. The Company also offers other data management services, including customer records management programs, imaging services and records management consulting services.

  The Company believes it is the most technologically advanced records management company in the industry by virtue of its Pierce Leahy User Solution/(R)/ (PLUS/(R)/) computer system. The PLUS/(R)/ system fully integrates the Company's records management, data retrieval and billing functions on a centralized basis through the use of proprietary, real-time software. The PLUS/(R)/ system assists the Company in efficiently managing records in multiple locations for national and local customers, rapidly integrating acquisitions of records management companies and maintaining a low-cost operating structure. The Company serves a diversified group of over 40,000 customer accounts in a variety of industries such as financial services, manufacturing, transportation, healthcare and law. The Company's storage and related services are typically provided pursuant to contracts that include recurring monthly storage fees, which continue until such records are permanently removed (for which the Company charges a fee), and additional charges for services such as retrieval on a per unit basis.

  From 1993 to 1997, the Company's revenues grew at an average annual rate of 25.8%. The Company attributes this growth to the expansion of its business with new and existing customers, which has been primarily driven by the trend towards outsourcing of records management functions by companies and the ongoing consolidation of the fragmented records management industry. The Company successfully acquired and integrated 39 companies from 1993 to 1997. In addition, the Company has acquired 16 companies since the beginning of 1998.

  The Company's growth strategy is to expand its business in new and existing markets through (i) targeting new customers, (ii) growing with existing customers and (iii) continuing its acquisition program. The Company has adopted the following approaches to pursue its growth objectives:

   . TARGETING NEW CUSTOMERS. The Company has a dual sales strategy focused on both larger, typically multi-location accounts and smaller accounts, with a dedicated sales force for each. The Company's sales and marketing force has increased from approximately 70 persons at the end of 1996 to approximately 130 persons currently. For large regional and national accounts, the Company believes its national presence, sophisticated systems and low-cost operating structure provide a competitive advantage. These organizations are increasingly outsourcing such noncore activities, which enables their management to focus on their core business and to reduce space requirements and records management costs. For smaller accounts, the Company combines the cost benefits of its centralized systems with quality local service. From 1993 to 1997, the average annual growth rate of cubic feet of storage from new customers was approximately 9%.

   . GROWING WITH EXISTING CUSTOMERS. The Company services its existing customers through both a centralized customer service organization and local client service representatives. Existing customers typically generate additional records annually which are stored with the Company. From 1993 to 1997, the average annual growth rate of cubic feet of storage from existing customers was approximately 6%.

   . CONTINUING ACQUISITION PROGRAM. The Company believes that the records management industry is highly fragmented and offers substantial opportunity for consolidation. The Company targets potential acquisitions both in the markets it already services and in new markets which it is not yet servicing. From 1993 to 1997, the Company successfully completed and integrated 39 acquisitions, totalling approximately 22.3 million cubic feet of records at the time of acquisition. Since the beginning of 1998, the Company has acquired 16 records management companies, adding an aggregate of 13.2 million cubic feet of records (an increase of approximately 22% from December 31, 1997) at the time of acquisition, including the acquisition of Archivex Inc. (the "Archivex Acquisition") and the acquisition of Kestrel Holdings, Inc. (the "Kestrel Acquisition"). As a result of its centralized organizational structure and the PLUS/(R)/ system, the Company has been able to rapidly achieve significant economies of scale in its acquisitions. From 1993 to 1997, the average annual growth rate of cubic feet of storage from acquisitions was approximately 15%. See "Business--Acquisition and Growth Strategy." The Company has traditionally financed its acquisitions with debt. See "Risk Factors -- Potential Inability to Repay Debt."

  The Company's growth strategy is supported by an operating strategy which emphasizes providing premium standardized services while maintaining a low-cost operating structure. Both strategies apply to the entire North American market (United States and Canada). The Company expects to continue its growth and enhance its position by implementing its strategy based on the following elements:

   . USING SOPHISTICATED CENTRALIZED SYSTEMS TO PROVIDE HIGH QUALITY SERVICE.
     In tandem with the Company's centralized customer service organization and local field support personnel, the Company utilizes its PLUS/(R)/ system to provide a high and consistent level of service (24 hours a day, seven days a week) to its customers on a national and local basis, including providing its customers with real-time access to the database. Although PLUS/(R)/ is centralized, the system permits local management flexibility through a variety of pre-programmed options to customize the system and enhance its utility to different types of customers.


   . MAINTAINING ITS POSITION AS A LOW-COST PROVIDER THROUGH ECONOMIES OF SCALE.
     The Company strives to remain a low-cost operator through achieving economies of scale in labor, real estate, transportation, computer systems and administrative expenses. The PLUS/(R)/ system allows the Company to enhance the efficiency of its facilities while reducing fixed and operating costs. This system eliminates the need to designate permanent locations for an individual customer's records within a facility by using sophisticated bar-coding technology which enables records to be stored wherever space is available and to be positioned within the Company's facilities based on retrieval frequency, thereby reducing labor costs. PLUS/(R)/ is also valuable in helping to achieve cost savings in acquisitions.

                        THE RECORDS MANAGEMENT INDUSTRY

  According to a 1994 study by the Association of Commercial Record Centers (the "ACRC"), an industry trade group with over 500 members, approximately 2,600 companies offer records storage and related services in North America. The Company believes that only 25% of the potential market outsources its records management functions and that approximately 75% is still "unvended," or internally managed. The Company estimates that the North American vended records management industry generates annual revenues in excess of $1.0 billion. Management believes that the industry is highly fragmented, with most industry participants operating on a regional or local basis.

  Saved documents, or records, generally fall into two categories: active and inactive. Active records refer to information that is frequently referenced and usually stored on-site by the originator. Inactive records are not needed for frequent access, but must be retained for future reference, legal requirements or regulatory compliance. Inactive records, which the Company estimates comprise approximately 80% of all records, are the principal focus of the records management industry.

  The Company believes that the records management industry is characterized by the following trends:

   . INDUSTRY CONSOLIDATION. The records management industry is undergoing a period of consolidation as larger, better capitalized industry participants acquire smaller regional or local participants. Management believes that consolidation is primarily driven by the needs of large customers for fully integrated coverage and the ability to realize economies of scale, especially with respect to labor, real estate, transportation, computer systems and administrative expenses. Industry consolidation also provides private owners of smaller records management companies the ability to obtain liquidity.

   . MOVEMENT TOWARDS OUTSOURCING. Outsourcing of internal records management functions represents the largest single source of new business for records management companies. The Company believes that as more organizations become aware of the advantages of professional records management, such as net cost reductions and enhanced levels of service, the records management industry will continue to gain a growing portion of the unvended segment. The Company also believes that the establishment of national providers with well-known brand names will help to accelerate this trend.

   . INCREASING PRODUCTION OF PAPER. Increasingly widespread technologies such as facsimiles, copiers, personal computers, laser printers and advanced software packages have enabled organizations to create, copy and distribute documents more easily and broadly. In spite of new "paperless" technologies (including the Internet and "e-mail"), information remains predominantly paper based. Additionally, the cost of storing records on paper is currently less expensive than the cost of converting paper records to, and storing on, other media (e.g., computer media, imaging, microfilm, CD-Rom and optical disc).

   . EXPANDED RECORD KEEPING NEEDS. While technology has augmented the growth of paper generation, several external forces and concerns have played an important role in organizations' decisions to store and retain access to records. For example, the continued growth of regulatory requirements and the proliferation of litigation has resulted in increased volumes and lengthened holding periods of documents. Retained records are also remaining in storage for extended periods of time because the process of determining which records to destroy is time consuming and often more costly in the short-term than continued storage.

                           THE ARCHIVEX ACQUISITION

  Concurrently with the Offering, the Company acquired substantially all of the assets of Archivex Inc., a Canadian corporation, with a portion of the proceeds of the Offering. Archivex Inc. had operations in six Canadian cities, including three markets in which the Issuer previously operated (Calgary, Montreal and Toronto) and three new markets in which Command did not previously have a presence (Edmonton, Quebec City and Winnipeg). A newly formed wholly-owned subsidiary of Pierce Leahy, Archivex, purchased and operates the assets of Archivex Inc. in Montreal. The Issuer purchased the remaining assets of Archivex Inc. The aggregate cash consideration for the Archivex Acquisition, which represented a significant expansion in the Canadian market for the Company, was approximately $63.0 million. Included in the Archivex Acquisition are six owned records storage facilities with in excess of an aggregate of 600,000 square feet of space and five leased records storage facilities with approximately 100,000 square feet of space. The Archivex Acquisition added approximately 4.0 million cubic feet of records under management.

                            THE KESTREL ACQUISITION

  On July 2, 1998, the Company purchased all of the capital stock of Kestrel Holdings, Inc., a records storage company which, through its subsidiaries, operates records storage facilities in Dallas and Houston. Included as part of the Kestrel Acquisition are four owned records storage facilities with an aggregate of approximately 264,000 square feet of space and four leased records storage facilities with an aggregate of approximately 350,000 square feet of space. The Kestrel Acquisition added approximately 2.5 million cubic feet of records under management. The consideration for the Kestrel Acquisition was approximately $52 million and was financed through borrowings under the Credit Facility (as hereinafter defined). The Company did not use any of the proceeds of the Offering to finance the Kestrel Acquisition.

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer.........  The Original Notes were sold in a transaction exempt from the
                                        registration requirements of the
                                        Securities Act by the Issuer on April
                                        7, 1998 to Salomon Brothers Inc, CIBC
                                        Oppenheimer Corp. and PaineWebber
                                        Incorporated (the "Initial
                                        Purchasers").  In connection
                                        therewith, the Issuer executed and
                                        delivered, for the benefit of the
                                        holders of the Original Notes, a
                                        Registration Agreement dated April 2,
                                        1998 (the "Registration Agreement"),
                                        which is filed as an exhibit to the
                                        Registration Statement of which this
                                        Prospectus is a part, providing for,
                                        among other things, the Exchange
                                        Offer so that the Exchange Notes will
                                        be freely transferable by the holders
                                        thereof without registration or any
                                        prospectus delivery requirements
                                        under the Securities Act, except that
                                        a "dealer" or any of its "affiliates"
                                        as such terms are defined under the
                                        Securities Act, who replaces Original
                                        Notes held for its own account will
                                        be required to deliver copies of this
                                        Prospectus in connection with any
                                        resale of the Exchange Notes issued
                                        in substitution for such Original
                                        Notes.  See "The Exchange
                                        Offer-Purposes and Effects of the
                                        Exchange Offer" and "Plan of
                                        Distribution."

The Exchange Offer....................  The Issuer is offering to substitute
                                        $1,000 principal amount of Exchange
                                        Notes for each $1,000 principal
                                        amount of Original Notes that are
                                        properly tendered and accepted.  The
                                        Issuer will issue Exchange Notes on
                                        or promptly after the Expiration
                                        Date.  There is $135,000,000
                                        aggregate principal amount of
                                        Original Notes outstanding.  The
                                        Original Notes and the Exchange Notes
                                        are collectively referred to herein
                                        as the "Notes."  The terms of the
                                        Exchange Notes are substantially
                                        identical in all respects (including
                                        principal amount, interest rate and
                                        maturity) to the terms of the
                                        Original Notes for which they may be
                                        substituted pursuant to the Exchange
                                        Offer, except that (i) the Exchange
                                        Notes are freely transferable by
                                        holders thereof (other than as
                                        provided herein), and are not subject
                                        to any covenant restricting transfer
                                        absent registration under the
                                        Securities Act and (ii) holders of
                                        the Exchange Notes will not be
                                        entitled to certain rights of holders
                                        of the Original Notes under the
                                        Registration Agreement, which rights
                                        will terminate upon the consummation
                                        of the Exchange Offer.  See "The
                                        Exchange Offer."

                                        Based on an interpretation by the staff
                                        of the Securities and Exchange
                                        Commission (the "Commission") set forth
                                        in no-action letters issued to third
                                        parties, the Issuer believes that the
                                        Exchange Notes issued pursuant to the
                                        Exchange Offer in substitution for
                                        Original Notes may be offered for
                                        resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Issuer to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in substitution for Original Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Registration Agreement................  The Original Notes were sold by the
                                        Issuer on April 7, 1998 to the
                                        Initial Purchasers pursuant to a
                                        Purchase Agreement dated as of April
                                        2, 1998 by and among the Issuer,
                                        Pierce Leahy and the Initial
                                        Purchasers (the "Purchase
                                        Agreement").  Pursuant to the
                                        Purchase Agreement, the Issuer,
                                        Pierce Leahy and the Initial
                                        Purchaser entered into the
                                        Registration Agreement which grants
                                        the holders of the Original Notes
                                        certain rights to substitute Exchange
                                        Notes for Original Notes and certain
                                        registration rights.  See "The
                                        Exchange Offer-Termination of Certain
                                        Rights." The Exchange Offer is
                                        intended to satisfy such rights,
                                        which terminate upon the consummation
                                        of the Exchange Offer.  The holders
                                        of the Exchange Notes are not
                                        entitled to any substitution or
                                        registration rights with respect to
                                        the Exchange Notes.

Expiration Date.......................  The Exchange Offer will expire at
                                        5:00 p.m., New York City time, on
                                        November 10, 1998, unless the
                                        Exchange Offer is extended by the
                                        Issuer in its reasonable discretion,
                                        in which case the term "Expiration
                                        Date" shall mean the latest date and
                                        time to which the Exchange Offer is
                                        extended.

Accrued Interest on the Exchange
Notes and Original Notes..............  Interest on the Exchange Notes will accrue from (A) the later of (i) the
                                        last interest payment date on which
                                        interest was paid on the Notes
                                        surrendered and replaced by Exchange
                                        Notes or (ii) if the Notes are
                                        surrendered for replacement on a date
                                        in a period which includes the record
                                        date for an interest payment date to
                                        occur on or after the date of such
                                        exchange and as to which interest
                                        will be paid, the date of such
                                        interest payment date, or (B) if no
                                        interest has been paid on the Notes,
                                        from April 7, 1998.  Holders whose
                                        Original Notes are accepted for
                                        replacement will be deemed to have
                                        waived the right to receive any
                                        interest accrued on the Original
                                        Notes.

Conditions to the Exchange Offer......  The Exchange Offer is subject to certain customary conditions, which
                                        may be waived by the Issuer.  See
                                        "The Exchange Offer-Conditions."  The
                                        Exchange Offer is not conditioned
                                        upon any minimum aggregate principal
                                        amount of Original Notes being
                                        tendered for replacement.  The Issuer
                                        reserves the right to terminate or
                                        amend the Exchange Offer at any time
                                        prior to the Expiration Date upon the
                                        occurrence of any such conditions.

Procedures for Tendering
Original Notes........................  Each holder of Original Notes wishing to accept the Exchange Offer must
                                        complete, sign and date the Letter of
                                        Transmittal, or a facsimile thereof, in
                                        accordance with the instructions
                                        contained herein and therein, and mail
                                        or otherwise deliver such Letter of
                                        Transmittal, or such facsimile, together with the Original Notes and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. Original Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of such Original Notes to the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depository") is delivered in a timely fashion. By executing the Letter of Transmittal, each holder will represent to the Issuer that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuer. Each broker or dealer that receives Exchange Notes for its own account in substitution for Original Notes, where such Original Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer-Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
Beneficial Owners.....................  Any beneficial owner whose Original
                                        Notes are registered in the name of a
                                        broker, dealer, commercial bank,
                                        trust company or other nominee and
                                        who wishes to tender should contact
                                        such registered holder promptly and
                                        instruct such registered holder to
                                        tender on such beneficial owner's
                                        behalf.  If such beneficial owner
                                        wishes to tender on such owner's own
                                        behalf, such owner must, prior to
                                        completing and executing the Letter
                                        of Transmittal and delivering his
                                        Original Notes, either make
                                        appropriate arrangements to register
                                        ownership of the Original Notes in
                                        such owner's name or obtain a
                                        properly completed bond power from
                                        the registered holder.  The transfer
                                        of registered ownership may take
                                        considerable time.  See "The Exchange
                                        Offer-Procedures for Tendering."

Guaranteed Delivery Procedures........  Holders of Original Notes who wish to tender their Original Notes and whose
                                        Original Notes are not immediately
                                        available or who cannot deliver their
                                        Original Notes, the Letter of
                                        Transmittal or any other documents
                                        required by the Letter of Transmittal
                                        to the Exchange Agent prior to the
                                        Expiration Date, must tender their
                                        Original Notes according to the
                                        guaranteed delivery procedures set
                                        forth in the section titled "Exchange
                                        Offer-Guaranteed Delivery Procedures."

Acceptance of the Original Notes
and Delivery of the Exchange
Notes.................................  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Issuer will accept for replacement any and all Original Notes which are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer-Terms of the Exchange Offer."

Withdrawal Rights.....................  Tenders of Original Notes may be
                                        withdrawn at any time prior to the
                                        Expiration Date.  See "The Exchange
                                        Offer-Withdrawal of Tenders."

Certain Federal Income Tax
Considerations........................  For a discussion of certain federal income tax considerations relating to
                                        the exchange of the Exchange Notes
                                        for the Original Notes, see "Certain
                                        Federal Income Tax Considerations."

Exchange Agent........................  The Bank of New York is serving as the Exchange Agent in connection with
                                        the Exchange Offer.  See "The
                                        Exchange Offer-Exchange Agent."

Effect on Holders of the
Original Notes........................  As a result of the making of, and upon acceptance for replacement of
                                        all validly tendered Original Notes
                                        pursuant to the terms of the Exchange
                                        Offer, the Issuer will have fulfilled
                                        one of the covenants contained in the
                                        Registration Agreement and,
                                        accordingly, there will be no
                                        increase in the interest rate on the
                                        Original Notes pursuant to the
                                        applicable terms of the Registration
                                        Agreement due to the Exchange Offer.
                                        Holders of the Original Notes who do
                                        not tender their Original Notes will
                                        be entitled to all the rights and
                                        limitations applicable thereto under
                                        the Indenture dated as of April 7,
                                        1998, among the Issuer and The Bank
                                        of New York, as trustee (the
                                        "Trustee"), relating to the Original
                                        Notes and the Exchange Notes (the
                                        "Indenture"), except for any rights
                                        under the Indenture or the
                                        Registration Agreement, which by
                                        their terms terminate or cease to
                                        have further effectiveness as a
                                        result of the making of, and the
                                        acceptance for exchange of all
                                        validly tendered Original Notes
                                        pursuant to, the Exchange Offer.  All
                                        untendered Original Notes will
                                        continue to be subject to the
                                        restrictions on  transfer provided
                                        for in the Original Notes and in the
                                        Indenture.  To the extent that
                                        Original Notes are tendered and
                                        accepted in the Exchange Offer, the
                                        trading market for untendered
                                        Original Notes could be adversely
                                        affected.

Use of Proceeds.......................  There will be no cash proceeds to the
                                        Issuer from the Exchange Offer.

                                   THE NOTES

The Exchange Notes....................  The Exchange Offer applies to
                                        $135,000,000 aggregate principal
                                        amount of the Original Notes.  The
                                        form and terms of the Exchange Notes
                                        are the same as the form and terms of
                                        the Original Notes except that (i)
                                        the Exchange Offer will have been
                                        registered under the Securities Act
                                        and, therefore, the Exchange Notes
                                        will not bear legends restricting
                                        their transfer pursuant to the
                                        Securities Act, and (ii) holders of
                                        the Exchange Notes will not be
                                        entitled to certain rights of holders
                                        of the Original Notes under the
                                        Registration Agreement, which rights
                                        will terminate upon consummation of
                                        the Exchange Offer.  The Exchange
                                        Notes will evidence the same debt as
                                        the Notes (which they replace) and
                                        will be issued under, and be entitled
                                        to the benefits of, the Indenture.
                                        See "Description of the Notes" for
                                        further information and for
                                        definitions of certain capitalized
                                        terms used below.

Issuer................................  Pierce Leahy Command Company.

Maturity Date.........................  May 15, 2008.

Interest Payment Dates................  May 15 and November 15, commencing
                                        November 15, 1998.

Ranking...............................  The Notes will be general senior unsecured obligations of the Issuer,
                                        ranking pari passu in right of payment
                                        with all existing and future senior
                                        indebtedness of the Issuer and senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Notes will be effectively subordinated to all secured indebtedness of the Issuer to the extent of the value of the assets securing such indebtedness. As of June 30, 1998, on a pro forma basis after giving effect to the Recent Acquisitions (which, as defined herein, includes the Kestrel Acquisition), the Issuer would have approximately $.7 million of senior indebtedness ranking pari passu which consists of trade payables. In addition as of such date, on a pro forma basis the Issuer would have had approximately $2.4 million of secured indebtedness outstanding to which holders of the Notes would have been effectively subordinated in right of payment. The Indenture permits the Issuer to incur additional indebtedness, including secured senior indebtedness, subject to certain limitations, to which the Notes will be effectively subordinated to the extent of the value of the assets securing such indebtedness.

Guarantees............................  The Notes will be guaranteed (the
                                        "Domestic Guarantees"), on an
                                        unsecured senior subordinated basis,
                                        by Pierce Leahy and by each current
                                        and future U.S. Restricted Subsidiary
                                        of Pierce Leahy (together with Pierce
                                        Leahy, the "Domestic Guarantors").
                                        The Domestic Guarantees will be
                                        subordinated in right of payment to
                                        all existing and future Senior
                                        Indebtedness (as defined herein) of
                                        the respective Domestic Guarantors,
                                        including without limitation,
                                        indebtedness under the Credit
                                        Facility (as hereinafter defined),
                                        and will rank pari passu in right of
                                        payment to all existing and future
                                        senior subordinated indebtedness of
                                        the Domestic Guarantors.  As of
                                        June 30, 1998, on a pro forma basis,
                                        after giving effect to the Recent
                                        Acquisitions, the Domestic Guarantors
                                        would have had approximately $116.9
                                        million of Senior Indebtedness which
                                        would be
                                        senior in right of payment to the
                                        Domestic Guarantees and $250 million of
                                        senior subordinated indebtedness which
                                        would rank pari passu with the Domestic
                                        Guarantees. The Notes will also be
                                        guaranteed (the "Canadian Guarantees"),
                                        on an unsecured senior basis, by
                                        Archivex and by future Canadian
                                        subsidiaries of Pierce Leahy which are
                                        not prohibited by the laws of Canada or
                                        of any province thereof from acting as a guarantor of the Notes and which have either assets or shareholders' equity in excess of $5,000 (each, a "Canadian Guarantor"). The Canadian Guarantees will be effectively subordinated to all secured obligations of the respective Canadian Guarantor to the extent of the assets securing such obligations, including the Credit Facility. As of June 30, 1998, on a pro forma basis, after giving effect to the Recent Acquisitions, the only outstanding indebtedness of Archivex, the only current Canadian Guarantor, would have been the amounts borrowed by it from the Issuer. Each current and future Domestic Guarantor and the Canadian Guarantor will guarantee the Notes on a full and unconditional basis as described in detail herein. The Indenture permits the Domestic Guarantors and the Canadian Guarantors (collectively, the
                                        "Guarantors") to incur additional
                                        indebtedness, including senior
                                        indebtedness, subject to certain
                                        limitations, to which the Domestic
                                        Guarantees will be subordinated and,
                                        effectively subordinated to the extent
                                        of the value of assets securing any such indebtedness in the case of the Canadian Guarantees.

Sinking Fund..........................  None.

Optional Redemption...................  The Notes will be redeemable at the option of the Issuer, in whole or in
                                        part, at any time on or after May 15,
                                        2003, at the redemption prices set
                                        forth herein, plus accrued and unpaid
                                        interest to the date of redemption.
                                        In addition, the Issuer, at its
                                        option, may redeem in the aggregate
                                        up to 35% of the original principal
                                        amount of the Notes at any time and
                                        from time to time prior to May 15,
                                        2001 at a redemption price equal to
                                        108-1/8% of the principal amount
                                        thereof plus accrued interest to the
                                        redemption date with the Net Proceeds
                                        of one or more Public Equity
                                        Offerings by Pierce Leahy, provided
                                        that at least 65% of the original
                                        aggregate principal amount of Notes
                                        remain outstanding immediately after
                                        the occurrence of each such
                                        redemption.  In the event of certain
                                        changes affecting Canadian
                                        withholding taxes, the Notes will be
                                        subject to redemption as a whole, but
                                        not in part, at the option of the
                                        Issuer at any time, at 100% of the
                                        principal amount thereof, plus
                                        accrued and unpaid interest thereon
                                        (if any) to but excluding the
                                        redemption date.  See "Description of
                                        the Notes--Redemption for Changes in
                                        Canadian Withholding Taxes."

Additional Amounts....................  All payments made by the Issuer with respect to the Notes will be made
                                        without withholding or deduction for
                                        Canadian taxes unless required by law or by the interpretation or administration thereof by the relevant government authority or agency, in which case the Issuer will pay such additional amounts as may be necessary so that the net amount received by holders of the Notes (other than certain excluded holders of the Notes) after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction. See "Description of the Notes--Additional Amounts."

Change of Control.....................  Upon the occurrence of a Change of
                                        Control of Pierce Leahy, the Issuer
                                        will be required to make an offer to
                                        purchase all outstanding Notes at a
                                        purchase price equal to 101% of the
                                        principal amount thereof plus accrued
                                        and unpaid interest, if any, to the
                                        date of purchase.  See "Description
                                        of the Notes--Change of Control
                                        Offer." There can be no assurance
                                        that the Issuer will have sufficient
                                        funds or will be contractually
                                        permitted by outstanding Senior
                                        Indebtedness of the Issuer or Pierce
                                        Leahy to pay the required purchase
                                        price for all Notes tendered by
                                        holders upon a Change of Control.

Certain Covenants.....................  The Indenture pursuant to which the
                                        Notes will be issued contains certain
                                        covenants that, among other things,
                                        restrict the ability of Pierce Leahy
                                        and any of its Restricted
                                        Subsidiaries (as defined herein),
                                        including without limitation, the
                                        Issuer, to: (i) incur additional
                                        indebtedness; (ii) make Restricted
                                        Payments (as hereinafter defined);
                                        (iii) issue stock of subsidiaries;
                                        (iv) make certain investments; (v)
                                        repurchase stock; (vi) create liens;
                                        (vii) enter into transactions with
                                        affiliates; (viii) enter into sale
                                        and leaseback transactions; (ix)
                                        enter into mergers or consolidations;
                                        and (x) transfer and sell assets.
                                        These covenants are subject to a
                                        number of important exceptions and
                                        qualifications.  See "Description of
                                        the Notes--Certain Covenants."

                                 RISK FACTORS

  Prospective purchasers of the Exchange Notes should consider carefully the information set forth under the caption "Risk Factors," and all other information set forth in this Prospectus, in evaluating the Notes, the Issuer and the Company.

     SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF PIERCE LEAHY CORP.


The following summary historical and pro forma financial data of Pierce Leahy Corp., insofar as it relates to each of the five years in the period ended December 31, 1997, has been derived from the Company's audited consolidated financial statements, including the consolidated balance sheets at December 31, 1996 and 1997, and the related consolidated statements of operations for each of the three years in the period ended December 31, 1997 and the notes thereto incorporated by reference into this Prospectus. The summary historical and pro forma consolidated statements of operations and balance sheet data as of and for the six months ended June 30, 1998 and summary historical statement of operations data for the six months ended June 30, 1997 have been derived from unaudited consolidated financial statements incorporated by reference into this Prospectus which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for the entire year.

The following summary pro forma statement of operations and other data give effect to, among other things, acquisitions completed in 1997, the 1998 Acquisitions (all such 1997 acquisitions and the 1998 Acquisitions, the "1997 and 1998 Acquisitions") and the impact of the Offering, as if each of these items had occurred on January 1, 1997. The pro forma balance sheet gives effect to the 1998 acquisitions which closed after June 30, 1998 (the "Recent Acquisitions") as if the Recent Acquisitions had occurred on June 30, 1998. In 1997, the Company recorded a deferred income tax provision of $6,600 (in thousands) in connection with the termination of the Company's status as a Subchapter S corporation for the tax effect of differences in the basis of assets and liabilities for financial reporting and income tax purposes. This one-time deferred income tax provision has been eliminated in the Pro Forma Condensed Consolidated Statement of Operations. Also not reflected in the Pro Forma Condensed Consolidated Statement of Operations is the extraordinary charge of $6,036 (in thousands) for the early extinguishment of a portion of the 1996 Notes that occurred in August 1997.

The pro forma items and certain management assumptions and adjustments are described in the accompanying notes hereto. This pro forma information is not necessarily indicative of the results that would have occurred had the 1997 and 1998 Acquisitions and the Offering been completed on the dates indicated or of the Company's actual or future results or financial position. The summary historical and pro forma consolidated statements of operations, other data and balance sheets should be read in conjunction with the information contained in the Company's Consolidated Financial Statements and the notes thereto incorporated by reference into this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical and Pro Forma Consolidated Statements of Operations, Other Data and Balance Sheets of Pierce Leahy Corp." and "Pro Forma Financial Data of Pierce Leahy Corp." included elsewhere in this Prospectus.

          SUMMARY HISTORICAL AND PRO FORMA DATA OF PIERCE LEAHY CORP.


                                                                                   Year Ended December 31,
                                                   -------------------------------------------------------------------------

                                                       1993           1994           1995           1996           1997
                                                   ------------  --------------  -------------  -------------  -------------
                                                              (dollars in thousands, except share and per share data
Statement of Operations Data:
Revenues:
 Storage.........................................  $    42,122     $    47,123    $    55,501    $    75,900    $   107,879
 Service and storage material sales..............       31,266          35,513         39,895         53,848         75,638
                                                   -----------     -----------    -----------    -----------    -----------
  Total revenues.................................       73,388          82,636         95,396        129,748        183,517
Cost of sales, excluding depreciation and
 amortization....................................       45,391          49,402         55,616         73,870        101,940
Selling, general and administrative..............       11,977          15,882         16,148         20,007         30,070
Depreciation and amortization....................        6,888           8,436          8,163         12,869         21,528
Special compensation charge (b)..................           --              --             --             --          1,752
Foreign currency exchange........................           --              --             --             --            702
Consulting payments to related parties (c).......           --             500            500             --             --
Non-recurring charges with related parties(d)....           --              --             --          3,254             --
                                                   -----------     -----------    -----------    -----------    -----------
 Operating income................................        9,132           8,416         14,969         19,748         27,525
Interest expense.................................        6,160           7,216          9,622         17,225         29,262
                                                   -----------     -----------    -----------    -----------    -----------
 Income (loss) before income taxes and
  extraordinary charge...........................        2,972           1,200          5,347          2,523         (1,737)
Income taxes (e).................................           --              --             --             --          7,424
Extraordinary charge (f).........................        9,174           5,991          3,279          2,015          6,036
                                                   -----------     -----------    -----------    -----------    -----------
Net income (loss)................................       (6,202)         (4,791)         2,068            508        (15,197)
Accretion (cancellation) of redeemable warrants..         (746)             16            889          1,561             --
                                                   -----------     -----------    -----------    -----------    -----------
Net income (loss) applicable to Common
 shareholders....................................  $    (5,456)    $    (4,807)   $     1,179    $    (1,053)   $   (15,197)
                                                   ===========     ===========    ===========    ===========    ===========
Basic and diluted earnings per Common share--
 Income (loss) before extraordinary charge.......        $0.34           $0.18          $0.19          $0.09    $     (0.69)
 Extraordinary charge............................        (0.85)          (0.56)         (0.30)         (0.19)         (0.45)
                                                   -----------     -----------    -----------    -----------    -----------
 Basic and diluted income (loss) per Common share       $(0.51)         $(0.38)         $0.11         $(0.10)   $     (1.14)
                                                   ===========     ===========    ===========    ===========    ===========
 Shares used in computing basic net income
  (loss) per Common share .......................   10,591,090      10,591,090     10,591,090     10,546,871     13,385,243
 Shares used in computing diluted net income
  (loss) per Common share........................   10,782,025      10,888,441     10,890,188     10,630,922     13,385,243

Pro forma data (unaudited):
  Historical net loss before income taxes and
   extraordinary charge..........................                                                               $    (1,737)

  Pro forma adjustment for income taxes (e)......                                                                     1,452
  Extraordinary charge, net of tax...............                                                                     6,036
                                                                                                                -----------
  Historical net loss applicable to Common
   shareholders, as adjusted  for pro forma......                                                               $    (9,225)
   income taxes..................................                                                               ===========

  Historical basic and diluted net loss per
   Common share, as adjusted for pro forma
   income taxes--
  Loss before extraordinary charge...............                                                               $     (0.24)
  Extraordinary charge...........................                                                                     (0.45)
                                                                                                                -----------
                                                                                                                $     (0.69)
                                                                                                                ===========
  Pro forma basic and diluted net loss
   applicable to Common shareholders per Common
   share.........................................

  Shares used in computing per share amounts.....                                                                13,385,243
OTHER DATA:
Ratio of earnings to fixed charges (h)...........         1.30x           1.11x          1.37x          1.11x            --
Cash flows provided by operations................  $     8,019     $    11,000    $    17,522    $    26,438    $    20,964
Cash flows used in investing activities..........  $   (13,784)    $   (13,933)   $   (51,315)   $  (108,842)   $  (156,549)
Cash flows provided by financing activities......  $     5,832     $     2,763    $    34,157    $    82,936    $   136,113
EBITDA (i).......................................  $    16,020     $    17,352    $    23,632    $    35,871    $    51,507
EBITDA margin....................................         21.8%           21.0%          24.8%          27.6%          28.1%
EBITDA, as adjusted (j)..........................           --              --             --             --             --
Capital expenditures (k).........................  $     5,827     $     6,352    $    16,288    $    23,493    $    35,397
Cubic feet of storage under management at end of
 period (000s) (l)...............................       19,025          22,160         29,523         40,410         58,865

                                                                                     As of December 31,
                                                   ------------------------------------------------------------------------
                                                        1993            1994           1995           1996           1997
                                                   -----------     -----------    -----------    -----------    -----------
BALANCE SHEET DATA:..............................
Working capital deficit..........................  $    (9,143)    $    (5,202)   $    (8,139)   $   (23,933)   $   (12,906)
Total assets.....................................       74,621          79,746        131,328        234,820        394,713
Total debt.......................................       69,736          77,683        120,071         29,023        279,197
Shareholders' equity (deficit)...................      (14,508)        (19,341)       (18,201)       (25,438)        59,323


                                                                            Six Months Ended June 30,
                                                  ------------  --------------------------------------------------
                                                   Pro Forma                                         Pro Forma
                                                    1997 (a)         1997             1998            1998 (a)
                                                  ------------  ---------------  ---------------  ----------------
                                                  (unaudited)    (unaudited)      (unaudited)        (unaudited)
Statement of Operations Data:
Revenues:
 Storage......................................      $ 160,963      $    50,013      $    70,397       $    81,313
 Service and storage material sales...........        113,745           36,427           50,039            57,857
                                                  -----------      -----------      -----------       -----------
  Total revenues..............................        274,708           86,440          120,436           139,170
Cost of sales, excluding depreciation and
 amortization.................................        154,211           47,909           69,194            78,457
Selling, general and administrative...........         53,497           14,171           17,630            22,634
Depreciation and amortization.................         34,327            9,424           15,796            19,245
Special compensation charge (b)...............          1,752               --               --                --
Foreign currency exchange.....................            702              120            3,662             3,662
Consulting payments to related parties (c)....             --               --               --                --
Non-recurring charges with related parties(d).             --               --               --                --
                                                  -----------      -----------      -----------       -----------
 Operating income.............................         30,219           14,816           14,154            15,172
Interest expense..............................         42,587           14,855           18,683            21,293
                                                  -----------      -----------      -----------       -----------
 Income (loss) before income taxes and
  extraordinary charge.........................       (12,368)             (39)          (4,529)           (6,121)
Income taxes (e)...............................        (1,928)              --              965               352
Extraordinary charge (f).......................            --               --               --                --
                                                  -----------      -----------      -----------       -----------
Net income (loss)..............................       (10,440)             (39)          (5,494)           (6,473)
Accretion (cancellation) of redeemable warrants            --               --               --                --
                                                  -----------      -----------      -----------       -----------
Net income (loss) applicable to Common
 shareholders..................................   $   (10,440)     $       (39)     $    (5,494)      $    (6,473)
                                                  ===========      ===========      ===========       ===========
Basic and diluted earnings per Common share--
 Income (loss) before extraordinary charge.....                    $      0.00           $(0.33)
 Extraordinary charge..........................                             --               --
                                                                   -----------      -----------
 Basic and diluted income (loss) per Common share                  $      0.00           $(0.33)
                                                                   ===========      ===========
 Shares used in computing basic net income
  (loss) per Common share  .....................                    10,485,090       16,578,243
 Shares used in computing diluted net income
  (loss) per  Common share......................                    10,485,090       16,578,243

Pro forma data (unaudited):
  Historical net loss before income taxes and
   extraordinary charge..........................                  $       (39)

  Pro forma adjustment for income taxes (e)......                          628
  Extraordinary charge, net of tax...............                           --
                                                                   -----------
  Historical net loss applicable to Common
   shareholders, as adjusted  for pro forma......                  $      (667)
   income taxes..................................                  ===========

  Historical basic and diluted net loss per
   Common share, as adjusted for pro forma
   income taxes--
  Loss before extraordinary charge...............                  $     (0.06)
  Extraordinary charge...........................                           --
                                                                   -----------
                                                                   $     (0.06)
                                                                   ===========
  Pro forma basic and diluted net loss
   applicable to Common shareholders per Common..
   share                                          $     (0.61) (g)                                    $     (0.38) (g)

  Shares used in computing per share amounts....   17,025,990       10,485,090       16,578,243        17,025,990
OTHER DATA:
Ratio of earnings to fixed charges (h)...........          --               --               --                --
Cash flows provided by operations................          --      $     3,995      $    15,208                --
Cash flows used in investing activities..........          --      $  (105,595)     $  (167,735)               --
Cash flows provided by financing activities......          --      $   101,582      $   153,277                --
EBITDA (i)....................................... $    67,000      $    24,360      $    33,612       $    38,079
EBITDA margin  ..................................        24.4%            28.2%            27.9%             27.4%
EBITDA, as adjusted (j).......................... $    82,381               --               --       $    40,707
Capital expenditures (k)   ......................          --      $    16,350      $    19,215                --
Cubic feet of storage under management at end of
 period (000s) (l)...............................      72,098           51,100           72,995            76,426

                                                                                       As of June 30, 1998
                                                                                 --------------------------------
                                                                                                        Pro
BALANCE SHEET DATA:..............................                                    Actual          Forma (m)
                                                                                 --------------   ---------------

Working capital deficit..........................                                   $   (14,983)      $   (14,332)
Total assets.....................................                                       582,518           646,947
Total debt.......................................                                       442,743           503,825
Shareholders' equity (deficit)...................                                        68,530            68,530


         The accompanying notes are an integral part of this statement.

NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF PIERCE LEAHY CORP.

(a) Gives effect to (i) the 1997 and the 1998 Acquisitions and (ii) the impact of the Offering, as if each of these items had occurred on January 1, 1997. See "Pro Forma Financial Data of Pierce Leahy Corp." and Note 2 of the Notes to Consolidated Financial Statements incorporated by reference herein. In 1997, the Company recorded a deferred income tax provision of $6,600 in connection with the termination of the Company's status as a Subchapter S corporation for the tax effect of differences in the basis of assets and liabilities for financial reporting and income tax purposes. This one-time deferred income tax provision has been eliminated in the December 31, 1997 Pro Forma Condensed Consolidated Statement of Operations. Also not reflected in the December 31, 1997 Pro Forma Condensed Consolidated Statement of Operations is the extraordinary charge of $6,036 for the early extinguishment of a portion of the 1996 Notes that occurred in August 1997. See Note (f) below.

(b) Upon consummation of Pierce Leahy's 1997 initial public offering, options granted during 1997 became fully vested and exercisable as provided for under the stock option plan. The Company recorded a non-recurring, non-cash compensation charge of $1,752 relating to those options, representing the difference between the exercise price and the deemed value for accounting purposes.

(c)  Represents aggregate payments made to eight Pierce family members.

(d) Represents non-recurring charge in 1996 of $2,764 paid to a related party partnership to assume the partnership's position in certain leases with third parties and of $490 for the establishment of an annual pension for Leo W. Pierce, Sr. and his spouse.

(e) Until July 1, 1997, the Company was taxed as a Subchapter S corporation. Such status was terminated in connection with Pierce Leahy's 1997 initial public offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements incorporated by reference herein.

(f) Represents loss on early extinguishment of debt due to refinancings in 1993, 1994, 1995, 1996 and 1997. Amounts include the write-off of unamortized deferred financing costs and discount, along with prepayment penalties and other costs. A charge for the early extinguishment of a portion of the 1996 Notes of $6,036 occurred in August 1997. Such charge has been eliminated in the Pro Forma Condensed Consolidated Statement of Operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(g) Excluding $15,381 and $2,628 of operating expenses included in the pro forma statements of operations for 1997 and for the six months ended June 30, 1998, respectively, specifically identified by management that would not have been incurred had the 1997 and 1998 Acquisitions occurred as of January 1, 1997 and had such cost savings been fully implemented as of such date, and excluding the special compensation charge incurred in 1997, pro forma net income (loss) and basic and diluted net income (loss) per share would have been $161 and $0.01, respectively, in 1997 and ($4,847) and ($0.28) for the six months ended June 30, 1998, respectively.

(h) The earnings for the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998 were inadequate to cover fixed charges by $1,737, $39 and $4,529, respectively.

(i) "EBITDA" is defined as net income (loss) before interest expense, taxes, depreciation and amortization, consulting payments to related parties, non-recurring charges with related parties, foreign currency exchange, special compensation charge and extraordinary charge. EBITDA is not a measure of performance under Generally Accepted Accounting Principles ("GAAP"). Moreover, the use of EBITDA by the Company may not be comparable to similarly titled measures as reported by other companies. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA is customarily used as a criteria in evaluating records management companies. However, substantially all of the Company's financing agreements, including the Notes and the 1996 Notes and the 1997 Notes (each as hereinafter defined), contain covenants in which EBITDA is used as a measure of financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of other measures of performance determined in accordance with GAAP and the Company's sources and applications of cash flows.

(j) EBITDA, as adjusted is defined as EBITDA plus $15,381 and $2,628 of operating expenses included in the pro forma statements of operations for 1997 and for the six months ended June 30, 1998, respectively, specifically identified by management that would not have been incurred had the 1997 and 1998 Acquisitions occurred as of January 1, 1997 and such cost savings been fully implemented as of such date. See Note (b) of Notes to Pro Forma Condensed Consolidated Statements of Operations. Management expects to realize additional cost savings beyond the $15,381 and $2,628 specifically identified.

(k) Capital expenditures for 1997 are comprised of $14.9 million for new shelving, $3.5 million for leasehold and building improvements, $10.6 million for new facility purchases and related improvements, $3.7 million for data processing and $2.7 million for the purchase of transportation, warehouse and office equipment.

(l) The pro forma cubic feet of storage as of June 30, 1998 includes cubic feet of storage from the Recent Acquisitions at the time of their respective acquisitions.

(m) Gives effect to the Recent Acquisitions as if such acquisitions had occurred on June 30, 1998.

                                 RISK FACTORS

  Prospective purchasers of the Exchange Notes should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, before making an investment in the Notes.

HIGH LEVEL OF INDEBTEDNESS AND LEVERAGE

  As of June 30, 1998, on a pro forma basis after giving effect to the Recent Acquisitions, the Issuer's and the Company's indebtedness would have been approximately $136.9 million (excluding trade payables) and $503.8 million (excluding trade payables), respectively. In addition, on a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom, and the 1998 Acquisitions, the Issuer's 1997 EBITDA would have been $7.4 million. The pro forma 1997 EBITDA of the Issuer, exclusive of any Guarantors, would not have been sufficient to cover the interest payments on the Notes. This level of indebtedness will have important consequences to holders of the Notes, including: (i) the Issuer would have had to, and may in the future have to, borrow under the Credit Facility or from another source, including possibly from Pierce Leahy, in order to make interest payments on the Notes;
(ii) a substantial part of the Company's anticipated cash flow from operations will be required for the payment of principal and interest; (iii) the Issuer's and the Company's ability to obtain additional financing in the future may be limited; (iv) the Issuer's and the Company's leveraged position and covenants contained in the Notes, the 1996 Notes, the 1997 Notes (each as defined herein) and the Credit Facility (or any replacement thereof) could limit its ability to expand and make capital improvements and acquisitions; and (v) the Company's and the Issuer's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures, and limit its flexibility in reacting to changes in its industry and economic conditions generally. See "Description of Certain Indebtedness."

POTENTIAL INABILITY TO REPAY DEBT

  The Issuer's and the Company's ability to meet their respective debt service obligations will be dependent upon their future operating performance (including the performance of any acquired businesses), debt levels and financial results which, in turn, will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Issuer and the Company, many of which are beyond their control. For the year ended December 31, 1997 and the six months ended June 30, 1998, on a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the 1998 Acquisitions, the Company's cash interest expense would have been $41.2 million and $20.6 million, respectively. Although management believes that the Issuer's and the Company's cash flow from operations and available borrowings under the Credit Facility will be sufficient to meet their anticipated requirements for capital expenditures, working capital and future debt service requirements, there can be no assurance that the Issuer or the Company will generate cash flows at levels sufficient to meet these requirements. To the extent that the Issuer's or the Company's existing resources and future earnings are insufficient to fund their respective activities or to repay indebtedness, the Company may need to raise additional funds through public or private financings. There can be no assurance that such additional financing would be available on acceptable terms or at all.

UNSECURED OBLIGATIONS; EFFECTIVE SUBORDINATION OF NOTES; GUARANTEES SUBORDINATED

  The Notes will be senior unsecured obligations of the Issuer ranking pari passu in right of payment with all existing and future senior unsecured indebtedness of the Issuer and senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Notes are not secured by any of the assets of the Issuer. Accordingly, holders of any secured indebtedness of the Issuer will have claims that are prior to the claims of holders of the Notes with respect to the assets securing such secured indebtedness. As of June 30, 1998, on a pro forma basis after giving effect to the Recent Acquisitions, the Issuer would have had $.7 million of indebtedness ranked pari passu with the Notes, which consists of trade payables. In addition, as of such date, on a pro forma basis after giving effect to the Recent Acquisitions, the Issuer would have had $2.4 million of secured indebtedness to which holders of the Notes would be effectively subordinated in right of payment. The Credit Facility is secured by substantially all of the assets of the Company. Accordingly, the Notes will be effectively subordinated to any amounts borrowed by the Issuer under the Credit Facility to the extent of the assets securing the Credit Facility.

  The Notes will be guaranteed on an unsecured senior subordinated basis by each Domestic Guarantor and on a senior unsecured basis by each Canadian Guarantor. As of June 30, 1998, on a pro forma basis after giving effect to the Recent Acquisitions, the Domestic Guarantors would have had $116.9 million outstanding of senior indebtedness which would be senior in right of payment to the Domestic Guarantees and $250 million of senior subordinated indebtedness which would rank pari passu with the Domestic Guarantees. As of June 30, 1998, Archivex, currently the only Canadian Guarantor, had no outstanding indebtedness except for amounts borrowed from the Issuer. The Indenture permits the Issuer and the Guarantors to incur additional indebtedness, including secured senior indebtedness.

RISKS ASSOCIATED WITH ACQUISITIONS

  One of the Company's strategies is to acquire records management businesses that will complement its existing operations or provide it with an entree into areas it does not presently serve. There can be no assurance that the Company will be able to acquire or profitably manage additional acquisitions or successfully integrate them into the Company. Furthermore, certain risks are inherent in the Company's acquisition strategy, such as increasing leverage and debt service requirements, diversion of management time and attention, and combining disparate company cultures and facilities, which could adversely affect the Company's operating results. The success of any acquisition will depend in part on the Company's ability to integrate effectively the acquired records management business into the Company. See "Business--Acquisition and Growth Strategy."

  In this regard, the Company's success will be dependent, in part, upon its ability to effectively integrate the Archivex Acquisition and the Kestrel Acquisition, which represent two of the Company's largest acquisitions to date, with the Company's operations. The integration and consolidation of the Archivex Acquisition and the Kestrel Acquisition entail certain risks and will require substantial management time and other resources. While the Company believes that it has sufficient management and other resources to accomplish the integration of the Archivex Acquisition and the Kestrel Acquisition, there can be no assurance in this regard or that the Company will not experience difficulties with customers, suppliers, employees or others. In addition, there can be no assurance that the Company will be able to achieve expected cost savings from any such acquisitions.

  The size, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. As a result, operating results for any quarter may not be indicative of results that may be achieved for any subsequent quarter or for a full fiscal year. Further, there can be no assurance that acquisitions will not have an adverse effect on the Company's operating results, particularly in quarters immediately following the consummation of such transactions, while the operations of the acquired businesses are being integrated into the Company's operations. Once integrated, acquisitions may not achieve levels of net sales or profitability comparable to those achieved by the Company's existing operations, or otherwise perform as expected. In addition, earnings may be adversely affected by transaction-related expenses in the quarter in which an acquisition is consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESTRICTIVE DEBT COVENANTS

  The Credit Facility contains a number of covenants that, among other things, limit the Company's ability to incur additional indebtedness, pay dividends, prepay subordinated indebtedness, dispose of certain assets, create liens, make capital expenditures, make certain investments or acquisitions and otherwise restrict corporate activities. The Credit Facility also requires the Company to comply with certain financial ratios and tests, under which the Company will be required to achieve certain financial and operating results. The ability of the Company to comply with such provisions may be affected by events beyond its control. A breach of any of these covenants would result in a default under the Credit Facility. In the event of any such default, depending on the actions taken by the lenders under the Credit Facility, the Domestic Guarantors could be prohibited from making any payments on the Domestic Guarantees. In addition, such lenders could elect to declare all amounts borrowed under the Credit Facility, together with accrued interest, to be due and payable. As a result of the security afforded the Credit Facility and its priority with respect to the Domestic Guarantees, there can be no assurance that the Issuer or the Guarantors would have sufficient assets to pay indebtedness then outstanding under the Credit Facility, the Notes and other indebtedness ranking pari passu with the Notes or the

Domestic Guarantees. Any refinancing of the Credit Facility is likely to contain similar restrictive covenants. See "Description of Certain Indebtedness--The Credit Facility."

COMPETITION

  The Company faces competition from numerous competitors in all geographic areas in which it operates. The Company believes that competition for customers is based on price, reputation for reliability, and quality and scope of service and technology. As a result of this competition, the records management industry has for the past several years experienced downward pricing pressures. Should a further downward trend in pricing occur or continue for an extended period of time, it could have a material adverse effect on the Company's results of operations. The Company also competes for acquisition candidates. Some of the Company's competitors possess greater financial and other resources than the Company. If any such competitor were to devote additional resources to the records storage business and/or such acquisition candidates or to focus its strategy on the Company's areas of operation, the Company's results of operations could be adversely affected.

  The Company also faces competition from the internal document handling capability of its current and potential customers. There can be no assurance that these organizations will outsource more of their document management needs or that they will not bring in-house some or all of the functions they currently outsource. See "Business--The Records Management Industry" and "Business-- Competition."

ALTERNATIVE TECHNOLOGIES

  The substantial majority of the Company's revenues have been derived from the storage of paper documents and from related services. Such storage requires significant physical space. Alternative technologies for generating, capturing, managing, transmitting and storing information have been developed, many of which require significantly less space than paper. Such technologies currently include computer media, imaging, microfilming, audio/video tape, film, CD-Rom and optical disc. None of these technologies has replaced paper as the principal means for storing business type records. However, there can be no assurance that one or more non-paper-based technologies (whether now existing or developed in the future) may not in the future reduce or supplant the use of paper as a preferred medium, which could in turn adversely affect the Company's business.

RISKS RELATING TO INTERNATIONAL OPERATIONS

  A portion of the Company's operations, and all of the Issuer's operations, are conducted in Canada. As a result of their international operations, the Company and the Issuer are subject to risks associated with operating in foreign countries, including, among others, devaluations and fluctuations in currency exchange rates, imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries, and imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries. There can be no assurance that such risks will not have a material adverse effect on the Company's or the Issuer's business and results of operations.

CHANGE OF CONTROL

  In the event of a Change of Control of Pierce Leahy, the Issuer will be required to offer to repurchase all of the outstanding Notes at 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the date of the purchase. The 1996 Notes and the 1997 Notes have a similar provision requiring Pierce Leahy to offer to repurchase such Notes. A Change of Control under the Indenture will also result in a default under the Credit Facility. The exercise by the holders of the Notes, the 1996 Notes or the 1997 Notes of their right to require the Issuer or Pierce Leahy to repurchase the Notes, the 1996 Notes or the 1997 Notes, as applicable, upon a Change of Control could also cause a default under other indebtedness of the Company and the Issuer, even if the Change of Control itself does not, because of the financial effect of such repurchase on the Company or the Issuer. The Issuer's ability to pay cash to the holders of the Notes upon a repurchase may be limited by the Issuer's and the Company's then existing financial resources.

There can be no assurance that in the event of a Change of Control, the Issuer and the Company will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding indebtedness to pay the required purchase price for all the Notes, the 1996 Notes and the 1997 Notes tendered by their respective holders upon a Change of Control. See "Description of the Notes" and "Description of Certain Indebtedness--The 1996 Notes and the 1997 Notes" and "--The Credit Facility."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends, in part, upon the efforts, abilities and expertise of its executive officers and other key employees, including in particular J. Peter Pierce, Pierce Leahy's President and Chief Executive Officer. The Company has no employment contracts with any of its executive officers. There can be no assurance that the Company will be able to retain such officers, the loss of any of whom could have a material adverse effect upon the Company and the Issuer. See "Management."

U.S. FRAUDULENT CONVEYANCE AND PREFERENTIAL TRANSFER LAWS

  Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Notes or any Guarantee in favor of other existing or future creditors of the Issuer or a Guarantor.

  In the United States, if the court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy of the Issuer or of a Domestic Guarantor, as the case may be, were to find under relevant U.S. federal or state fraudulent conveyance statutes that the Issuer or such Domestic Guarantor, as the case may be, (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Notes or the Domestic Guarantees and that, at the time of such incurrence, the Issuer or such Domestic Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence, (iii) was engaged or was about to engage in a business or transaction for which the assets remaining with the Issuer or such Domestic Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court, subject to applicable statutes of limitation, could avoid the Issuer's obligations under the Notes or such Domestic Guarantor's obligations under the Domestic Guarantee, subordinate the Notes or such Domestic Guarantee to other indebtedness of the Issuer or such Domestic Guarantor or take other action detrimental to the holders of the Notes.

  To the extent that any Domestic Guarantees are voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of such Domestic Guarantor and would be creditors solely of the Issuer and any Domestic Guarantor whose Domestic Guarantee was not voided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Domestic Guarantee would be subject to the prior payment of all liabilities and preferred equity interests, if any, of such Domestic Guarantor. Particularly given the fact that the Issuer's 1997 pro forma EBITDA is not adequate to cover interest payments on the Notes, there can be no assurance that, after providing for all prior claims and preferred equity interests, if any, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided portions of any of the Domestic Guarantees.

  The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than all that company's property at a fair valuation, or if the present fair salable value of that company's assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured. Moreover, regardless of solvency, a court could avoid an incurrence of indebtedness, including the Notes or a Domestic Guarantee, if it determined that such transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the Notes or a Domestic Guarantee, to the claims of all existing and future creditors on similar grounds.

  Additionally, under U.S. federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Issuer or a Domestic Guarantor within 90 days after any payment by the Issuer with respect to the Notes or any payment by a Domestic Guarantor with respect to the Domestic Guarantee or if the Issuer or a Domestic Guarantor anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

CANADIAN BANKRUPTCY AND RESTRUCTURING LAWS

  In Canada, the rights of the Trustee to enforce remedies are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to the Issuer or a Canadian Guarantor. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangements Act (Canada) contain provisions enabling "an insolvent person" to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal for consideration by all or some of its creditors to be voted on by the various classes of its creditors. Such a restructuring proposal, if accepted by the requisite majorities of creditors and if approved by the court, would be binding on persons who might not otherwise be willing to accept it. Moreover, such legislation permits, in certain circumstances, the insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument.

  The powers of a court under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies' Creditor Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, it is impossible to predict if payments under the Notes or any Canadian Guarantees would be made following commencement of or during such a proceeding, whether or when the Trustee could exercise its rights under the Indenture or whether and to what extent holders of the Notes would be compensated for any delay in payments, if any, of principal and interest.

  Additionally, under federal Canadian bankruptcy law, if certain bankruptcy or insolvency proceedings were initiated by or against a Canadian Guarantor within 90 days after any payment by such Canadian Guarantor with respect to its Guarantee or if such Canadian Guarantor anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a fraudulent preference and the recipient of such payment could be required to return such payment.

YEAR 2000 SOFTWARE ISSUE

  The Company uses a number of computer software programs and operating systems in its operations, including the PLUS/(R)/ system. To the extent that the software applications used in such functions are unable to recognize the year 2000, the Company may incur expenses in connection with the need to remedy such problem in the software and the associated risk and expense of any disruptions that may be caused by the software's impaired functioning as the year 2000 approaches. The Company believes that the PLUS/(R)/ system will be year 2000 compliant by the end of 1998. The Company also believes that the manufacturers of the software applications it uses most frequently, including its systems software and its word processing and spreadsheet software, are in the process of preparing or have already completed year 2000 remediations for their products. In addition, the Company communicates electronically with a number of its customers and vendors with respect to a variety of functions. Any failure of the software of the Company's vendors or customers to address the year 2000 issue could impair the Company's ability to perform such functions. The Company is analyzing the potential impact of the year 2000 issue on the Company's software and on the Company's interactions with its vendors and customers. Although the Company believes that the expenses and capital expenditures associated with achieving year 2000 compliance will not have a material adverse effect on the Company's business and financial condition or results of operations, there can be no assurance that the remediation costs and potential disruptions to the Company's operations would not have a material adverse affect on the Company's or the Issuer's business and financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CASUALTY

  The Company currently maintains and intends to continue to maintain, to the extent such insurance is available on commercially reasonable terms, comprehensive liability, fire, flood and earthquake (where appropriate) and extended coverage insurance with respect to the properties that it now owns or leases or that it may in the future own or lease, with customary limits and deductibles. Certain types of loss, however, may not be fully insurable on a cost-effective basis. In the future, should uninsured losses or damages occur, the Company could lose both its investment in and anticipated profits from the affected property and may continue to be obligated on any leasehold obligations, mortgage indebtedness or other obligations related to such property. As a result, any such material loss could materially adversely affect the Company and the Issuer. See "Business--Insurance."

ENVIRONMENTAL MATTERS

  The Company owns or leases approximately 16 million square feet of facilities. Under various U.S. federal, state, local and foreign environmental laws, regulations and ordinances ("environmental laws"), the Company's properties and operations or former properties or locations may subject it to liability for the costs of investigation, removal or remediation of soil and groundwater, on or off-site, contaminated by hazardous substances and other contaminants or hazardous materials such as petroleum products ("hazardous materials"), as well as damages to natural resources. Certain such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or business thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. In addition, the presence of such materials, or the failure to properly remediate such property, may adversely affect the current property owner's or operator's ability to sell, rent or use such property or to borrow using such property as collateral. The owner or operator of contaminated property also may be subject to statutory and common law claims by third parties based on any damages and costs resulting from off-site migration of the contamination.

  Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") in buildings. Such laws may impose liability for improper handling and release of ACMs and third parties may seek to recover from owners or operators of real estate for personal injury associated with exposure to such materials. Certain facilities operated by the Company contain ACMs.

  Certain of the properties formerly or currently owned or operated by the Company were previously used for industrial or other purposes that involved the use or storage of hazardous materials or the generation and disposal of hazardous wastes, and the use of underground storage tanks ("USTs") for hazardous materials. The Company has from time to time conducted certain environmental investigations, and remedial activities have been performed, at certain of its former and current properties, but an in-depth environmental review of each of the properties and related operations has not been conducted by or on behalf of the Company. In connection with its former and current ownership or operation of certain properties and businesses, the Company may be subject to environmental liability as discussed above and as more specifically described under "Business--Environmental Matters."

  The Company has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material environmental non-compliance, liability or claim relating to hazardous materials or otherwise under any environmental laws applicable to the Company in connection with any of its present or former properties or operations other than as described under "Business--Environmental Matters." However, no assurance can be given that there are no environmental conditions for which the Company might be liable in the future or that future regulatory action, or compliance with future environmental laws, will not require the Company to incur costs with respect to its properties or operations that could have a material adverse effect on the Company's financial condition or results of operations.

CONTROL OF PIERCE LEAHY

  Members of the Pierce family who collectively own approximately 51% of the shares of the Common Stock of Pierce Leahy have entered into a ten-year voting trust agreement (the "Voting Trust Agreement") pursuant to which all of the shares subject to the Voting Trust Agreement or related proxies are voted at the direction of Leo W. Pierce, Sr. and J. Peter Pierce (the "Voting Trustees"). Consequently, the Voting Trustees are able to elect the Company's directors, to determine the outcome of corporate actions requiring shareholder approval and otherwise to control the business affairs of the Company. See "Principal Shareholders of Pierce Leahy Corp.--Voting Trust Agreement."

ABSENCE OF PUBLIC MARKET

  There is no existing trading market for the Notes, and the Company does not intend to list any Notes on any securities exchange. Although the Company has been advised that the Initial Purchaser currently intends to make a market in the Notes, the Initial Purchaser is not obligated to do so and may discontinue any such market making at any time without notice. In addition, any market making activities in the Original Notes may be limited during the pendency of the Exchange Offer. There can be no assurance that an active trading market for the Notes will develop, or, if it develops, that it will continue. Future trading prices for the Notes will depend on many factors, including, among other things, the Company's operating results, the market for similar securities and changes in prevailing interest rates.

PROCEDURES FOR TENDER OF ORIGINAL NOTES

  The Exchange Notes will be issued in substitution for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes to be replaced by Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Issuer is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for substitution. Any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO REPLACE ORIGINAL NOTES

  The Original Notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Original Notes that are not tendered to be replaced by Exchange Notes or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Issuer does not currently anticipate that it will register the Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. See "The Exchange-Consequences of Failure to Exchange."

FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and is subject to the safe-harbor created by such sections. This safe-harbor does not apply to initial public offerings. Such forward-looking statements concern the Company's operations, economic performance and financial condition, including, without limitation, the Archivex Acquisition, the Kestrel Acquisition and their integration into the Company's existing operations. Such statements involve known and unknown risks, uncertainties and other factors, including those identified under this "Risk Factors" section and elsewhere in this Prospectus that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; changes in customer preferences; competition; changes in technology; the integration of any acquisitions; changes in business strategy; the indebtedness of the Company and the Issuer; quality of management, business abilities and judgment of the Company's and the Issuer's personnel; the availability, terms and deployment of capital; and various other factors referenced in this Prospectus. See "Prospectus Summary"; "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and "Business." The forward-looking statements are made as of the date of this Prospectus, and the Issuer and the Guarantors assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                              THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

  The Original Notes were sold by the Issuer on April 7, 1998 (the "Issue Date") to the Initial Purchasers pursuant to a Purchase Agreement dated as of April 2, 1998 (the "Purchase Agreement"). As a condition to the sale of the Original Notes, the Issuer, Pierce Leahy and the Initial Purchaser entered into the Registration Agreement on the Issue Date. Pursuant to the Registration Agreement, the Issuer agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 90 days after the Issue Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 180 days after the Issue Date and (iii) upon effectiveness of the Registration Statement, commence the Exchange Offer, keep the Exchange Offer open for at least 30 days and not more than 45 days (or a longer period if required by law) and deliver to the Exchange Agent Exchange Notes in the same aggregate principal amount at maturity as the Original Notes that were tendered by holders thereof pursuant to the Exchange Offer. Under existing Commission interpretations, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act will be delivered as required. The Issuer has agreed to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes acquired as described below for such period of 180 days after the Expiration Date. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the Registration Agreement (including certain indemnification rights and obligations). A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Issuer's obligations under the Registration Agreement and the Purchase Agreement.

  The Issuer is generally not required to file any registration statement to register any outstanding Original Notes. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Original Notes.

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Issuer believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) who replaces Original Notes with Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires the Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in substitution for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in substitution for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Agreement, the Issuer has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Issuer will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. The Issuer will issue $1,000 principal amount of Exchange Notes in substitution for each $1,000 principal amount of outstanding Original Notes surrendered pursuant to the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer; provided, however, that Original Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for substitution.

  The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and (ii) holders of the Exchange Notes will not be entitled to the certain rights of holders of Original Notes under the Registration Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Original Notes, such that all outstanding Notes will be treated as a single class of debt securities under the Indenture.

  Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid, from April 7, 1998. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 7, 1998. Original Notes accepted for substitution will cease to accrue interest from and after the date of the consummation of the Exchange Offer. Holders whose Original Notes are accepted for substitution will not receive any payment in respect of interest on such Original Notes otherwise payable on any interest payment date, the record date for which occurs on or after consummation of the Exchange Offer.

  As of the date of this Prospectus, $135,000,000 aggregate principal amount of the Original Notes are outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company (the "Depository" or "DTC"). Only a registered holder of the Original Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the Exchange Offer.

  Holders of the Original Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Issuer intends to conduct the Exchange Offer in accordance with the provisions of the Registration Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

  The Issuer shall be deemed to have accepted validly tendered Original Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from the Issuer.

  If any tendered Original Notes are not accepted for substitution because of an invalid tender, or due to the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned without expense to the tendering holders thereof (or in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account of such holder maintained at the Depository), as promptly as practicable after the expiration or termination of the Exchange Offer.

  Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the replacement of Notes pursuant to the Exchange Offer. The Issuer will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer-Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; TERMINATION

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on November 10, 1998 unless the Issuer, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer the Issuer will notify the Exchange Agent of any extension by oral (promptly confirmed in writing) or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer. Without limiting the manner in which the Issuer may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Issuer shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  The Issuer reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) to extend the Exchange Offer, (iii) if any conditions set forth below under "-Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Original Notes, and the Issuer will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to such registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period. The rights reserved by the Issuer in this paragraph are in addition to the Issuer's rights set forth below under the caption "--Certain Conditions of the Exchange Offer."

  If the Issuer extends the period of time during which the Exchange Offer is open, or if it is delayed in accepting for replacement of, or in issuing and substituting the Exchange Notes for, any Original Notes, or is unable to accept for substitution, or issue Exchange Notes for, any Original Notes pursuant to the Exchange Offer for any reason, then, without prejudice to the Issuer's rights under the Exchange Offer, the Exchange Agent may, on behalf of the Issuer, retain all Original Notes tendered, and such Original Notes may not be withdrawn except as otherwise provided below in "--Withdrawal of Tenders." The adoption by the Issuer of the right to delay acceptance for replacement of, or the issuance and the replacement of the Exchange Notes, for any Original Notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Issuer pay the consideration offered or return the Original Notes deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the Exchange Offer.

PROCEDURES FOR TENDERING

  Only a registered holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "The Exchange Offer-Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer of such Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

  Any financial institution that is a participant in the Depository's Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing the Depository to transfer such Original Notes into the Exchange Agent's account in accordance with the Depository's procedure for such transfer. Although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth under "-Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The tender by a holder which is not withdrawn prior to the Expiration Date will constitute a binding agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE ISSUER. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner of the Original Notes whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name (to the extent permitted by the Indenture) or obtain a properly completed assignment from the registered holder. The transfer of registered ownership may take considerable time.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes (which term includes any participants in DTC whose name appears on a security position listing as the owner of the Original Notes) or if delivery of the Exchange Notes is to be made to a person other than the registered holder, such Original Notes must be endorsed or accompanied by a properly completed bond power, in either case signed by such registered holder as such registered holder's name appears on such Original Notes with the signature on the Original Notes or the bond power guaranteed by an Eligible Institution (as defined below).

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or another "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act (any of the foregoing, an "Eligible Institution").

  If the Letter of Transmittal or any Original Notes or assignments are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuer, evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Original Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes, the Issuer's acceptance of which would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Issuer, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Issuer has no present plan to acquire any Original Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Original Notes which are not tendered pursuant to the Exchange Offer, the Issuer reserves the right in its sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will represent to the Issuer that, among other things, (i) the Exchange Notes to be acquired by the holder of the Original Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from the Issuer should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer. If the holder is a broker-dealer that will receive Exchange Notes for its own account in substitution for Original Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF NOTES

  If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Original Notes are withdrawn or are submitted for a greater principal amount than the holders desire to replace, such unaccepted, withdrawn or non-substituted Original Notes will be returned without expense to the tendering holder thereof (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Original Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's system may make book-entry delivery of Original Notes by causing the Depository to transfer such Original Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available or (ii) who cannot deliver their Original Notes (or complete the procedures for book-entry transfer), the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (a)  the tender is made through an Eligible Institution;

     (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Issuer (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Notes (if available) and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Original Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Original Notes delivered electronically), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Original Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Original Notes delivered electronically), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn, (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers (if applicable) and principal amount of such Original Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer in its sole discretion, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-Procedures for Tendering" at any time prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, the Issuer shall not be required to accept for replacement, or substitute the Exchange Notes for, any Original Notes not theretofore accepted for replacement, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if any of the following conditions exist:

(a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Issuer, might impair the ability of the Issuer to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Issuer or there shall have occurred any material adverse development in any existing action or proceeding with respect to the Issuer or any of its subsidiaries; or

     (b) there shall have been any material change, or development involving a prospective change, in the business or financial affairs of the Issuer or any of its subsidiaries which, in the reasonable judgment of the Issuer, could reasonably be expected to materially impair the ability of the Issuer to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuer; or

     (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the judgment of the Issuer, could reasonably be expected to materially impair the ability of the Issuer to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuer; or

     (d) any governmental approval which the Issuer shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby shall have not been obtained.

  If the Issuer determines in its reasonable discretion that any of these conditions are not satisfied, the Issuer may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Original Notes (see "The Exchange Offer-Withdrawal of Tenders") or
(iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Issuer will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and the Issuer will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Holders may have certain rights and remedies against the Issuer under the Registration Agreement should the Issuer fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

  The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to such condition or may be waived by the Issuer in whole or in part at any time and from time to time in the Issuer's reasonable discretion. The failure by the Issuer at any time to exercise the foregoing rights shall period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Holders may have certain rights and remedies against the Issuer under the Registration Agreement should the Issuer fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

     The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to such condition or may be waived by the Issuer in whole or in part at any time and from time to time in the Issuer's reasonable discretion. The failure by the Issuer at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

TERMINATION OF CERTAIN RIGHTS

     All rights under Registration Agreement (including registration rights) of holders of the Original Notes eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Issuer's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Original Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Original Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Notes by broker-dealers for a period of 180 days from the Expiration Date and
(iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of 180 days from the Expiration Date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Issuer has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. All questions and requests for assistance as well as all correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

By Facsimile:                                By Hand/Overnight Courier:

The Bank of New York                         The Bank of New York
(212) 815-6339                               101 Barclay Street
(For Eligible Institutions Only)             Corporate Trust Services Window,
                                             Ground Level
                                             New York, NY 10286
                                             Attention: Reorganization Section,
                                             7E;
                                             Santino Ginocchietti
To Confirm Facsimile or for Information:

The Bank of New York
(212) 815-2963
(For Eligible Institutions Only)

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Issuer. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Issuer and its affiliates.

     The Issuer has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Issuer will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuer and are estimated in the aggregate to be approximately $150,000. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Issuer will pay all transfer taxes, if any, applicable to the replacement of Original Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes, or Original Notes for principal amounts not tendered or acceptable for replacement, are to be delivered to, or are to be issued in the name of, any person other than the registered holders of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the replacement of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder of Original Notes.

ACCOUNTING TREATMENT

     The Exchange Notes evidence the same debt as the Original Notes and will be recorded at the same carrying value as the Original Notes as reflected in the Issuer's accounting records on the date of the replacement. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

CONSEQUENCE OF FAILURE TO TENDER

     Participation in the Exchange Offer is voluntary. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Original Notes which are not replaced by the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act,
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Issuer so requests), (v) to the Issuer or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

                                  THE COMPANY

     Pierce Leahy is a Pennsylvania corporation. It was originally incorporated in New York in 1990 and, pursuant to a merger, was redomesticated into Pennsylvania in 1997 in connection with Pierce Leahy's initial public offering of shares of its Common Stock.

     Pierce Leahy's operations date to 1957 when its predecessor company, L.W. Pierce Co., Inc., was founded to provide filing systems and related equipment to companies in the Philadelphia area. L. W. Pierce Co., Inc. expanded primarily through internal growth until 1990 when it acquired Britannia Security Group, Inc. (doing business as Leahy Business Archives), which approximately doubled the size of the Company. Pierce Leahy was formed at that time from the consolidation of the predecessor company with Leahy Business Archives.

     The principal executive offices of Pierce Leahy are located at 631 Park Avenue, King of Prussia, Pennsylvania 19406, and its telephone number is (610) 992-8200.

                                  THE ISSUER

     Pierce Leahy entered the Canadian records storage market through the purchase of Command Records Services Limited in 1995. Pierce Leahy formed the Issuer, Pierce Leahy Command Company, a Nova Scotia unlimited liability company, in 1995 to acquire such business. As a result of Pierce Leahy's status as a Subchapter S corporation for federal income tax purposes at the time of the formation of the Issuer, all of the capital stock of the Issuer is owned by two Pennsylvania limited partnerships. Two separate corporations owned by J. Peter Pierce, the Company's President and Chief Executive Officer, are the general partner of each partnership, respectively, and Pierce Leahy has a 99% limited partnership interest in each partnership. Accordingly, Pierce Leahy has an indirect 99% equity interest in the Issuer.

     Prior to the Archivex Acquisition, the Issuer operated a total of 17 records management facilities in five of the six largest markets in Canada (Calgary, Montreal, Ottawa, Toronto and Vancouver). Concurrently with the Offering, the Company acquired substantially all of the assets of Archivex Inc., a Canadian corporation, with a portion of the proceeds of the Offering. Archivex Inc. has operations in six Canadian cities, including three markets in which the Issuer previously operated (Calgary, Montreal and Toronto) and three markets in which the Issuer did not previously have a presence (Edmonton, Quebec City and Winnipeg). A newly formed wholly-owned subsidiary of Pierce Leahy, Archivex Limited, purchased and operates the assets of Archivex Inc. in Montreal, including four records management facilities. Command purchased the remaining assets of Archivex Inc. Since the consummation of the Archivex Acquisition, the Issuer operates 30 records management facilities in the nine largest markets in Canada. The aggregate cash consideration for the Archivex Acquisition, which represented a significant expansion in the Canadian market for the Company, was approximately $63.0 million. Included in the Archivex Acquisition were six owned records storage facilities with in excess of an aggregate of 600,000 square feet of space and five leased records storage facilities with approximately 100,000 square feet of space. The Archivex Acquisition added approximately 4.0 million cubic feet of records under management.

     The principal executive offices of Command are located at 1303 Greene Avenue, Suite 303, Montreal, Quebec H3Z 2A4, Canada, and its telephone number is
(514) 934-0273.

                                USE OF PROCEEDS

     The Issuer will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Issuer will receive in substitution Original Notes in like principal amount, the terms of which are substantially identical to the Exchange Notes and which evidence the same debt as the Exchange Notes. The Original Notes surrendered in substitution for Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Issuer or the Company.

     The net proceeds to the Issuer from the sale of the Original Notes were estimated to be approximately $131.8 million, after deducting underwriting fees and estimated offering expenses. The Issuer has used or expects to use the net proceeds of the Offering as follows: (i) approximately $66 million to fund the Archivex Acquisition (including approximately $20 million of such total amount loaned to Archivex to fund its portion of the Archivex Acquisition), which amount includes approximately $3 million of related integration costs; (ii) approximately $25 million to repay the Issuer's outstanding borrowings under the Credit Facility; (iii) approximately $11 million to repay outstanding loans from Pierce Leahy; (iv) approximately $4 million to return capital invested by Pierce Leahy in the Issuer; and (v) the balance of the net proceeds was lent to Pierce Leahy, which amount Pierce Leahy used to repay a portion of its borrowings under the Credit Facility. As of July 31, 1998, the effective interest rate on the U.S. dollar portion of the Credit Facility was approximately 7.77%. The borrowings by the Issuer under the Credit Facility which were repaid by a portion of the net proceeds of the Offering were primarily used to fund certain of the Company's acquisitions and for working capital. The borrowings by Pierce Leahy under the Credit Facility which it repaid with a portion of the proceeds of the Offering were primarily used to fund acquisitions.

                                CAPITALIZATION

The following table sets forth the capitalization of the Company as of June 30, 1998 (i) on an actual basis and (ii) on a pro forma basis to give effect to the Recent Acquisitions as if they had occurred as of June 30, 1998. The Offering was completed in April 1998 and the effects of the Offering and the application of the net proceeds therefrom as described in the "Use of Proceeds" are reflected in the June 30, 1998 actual amounts. This table should be read in conjunction with the Company's Pro Forma Financial Data and Consolidated Financial Statements and notes thereto and the other information included elsewhere in this Prospectus (amounts in thousands):

                                                                                              As of June 30, 1998
                                                                                          ----------------------------
                                                                                             Actual        Pro Forma
                                                                                          -------------  -------------
Cash....................................................................................      $  2,532       $  2,703
                                                                                              ========       ========
Credit Facility (a).....................................................................      $ 44,000       $105,082
11 1/8% Senior subordinated notes due 2006..............................................       130,000        130,000
9 1/8% Senior subordinated notes due 2007...............................................       120,000        120,000
8 1/8% Senior subordinated notes due 2008 of Pierce Leahy Command Company...............       134,515        134,515
Seller notes............................................................................         4,141          4,141
Other indebtedness......................................................................        10,087         10,087
Less--Current portion...................................................................        (3,578)        (3,578)
                                                                                              --------       --------
   Total long-term debt (b).............................................................       439,165        500,247
                                                                                              --------       --------
Preferred stock.........................................................................            --             --
Common stock............................................................................           170            170
Additional paid-in capital..............................................................        82,278         82,278
Accumulated deficit.....................................................................       (13,918)       (13,918)
                                                                                              --------       --------
   Total shareholders' equity...........................................................        68,530         68,530
                                                                                              --------       --------
    Total capitilization................................................................      $507,695       $568,777
                                                                                              ========       ========

(a) See Note 6 of the Notes to Consolidated Financial Statements incorporated by reference herein for information concerning the Company's debt obligations.

                PRO FORMA FINANCIAL DATA OF PIERCE LEAHY CORP.

  The unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998 gives effect to the Recent Acquisitions as if they occurred on June 30, 1998. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997 and for the six months ended June 30, 1998 give effect to, among other things, the 1997 and 1998 Acquisitions for periods prior to their acquisition by the Company and the Offering, as if they occurred on January 1, 1997. The Company recorded a deferred income tax provision of $6,600 in 1997 in connection with the termination of the Company's status as a Subchapter S corporation for the tax effect of differences in the basis of assets and liabilities for financial reporting and income tax purposes. This one-time deferred income tax provision has been eliminated in the December 31, 1997 Pro Forma Condensed Consolidated Statement of Operations.

  The 1997 and 1998 Acquisitions, the Offering and certain management assumptions and adjustments are described in the accompanying notes hereto. This pro forma information is not necessarily indicative of the results that would have occurred had the 1997 and 1998 Acquisitions and the Offering been completed on the dates indicated or of the Company's actual or future results or financial position. The unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto, as of December 31, 1997 and for each of the three years in the period ended December 31, 1997, incorporated by reference into this Prospectus.

                              PIERCE LEAHY CORP.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1998
                            (DOLLARS IN THOUSANDS)

                                                                                   Pro Forma for the
                                                                               Acquisition of Kestrel (b)
                                                                               ---------------------------

                                                                    Recent Acquisitions    Kestrel       Pro Forma
                              ASSETS                      Actual     Except Kestrel (a)     Actual      Adjustments     Pro Forma
                             ---------                   --------- --------------------  ----------    ---------------  ---------
CURRENT ASSETS:

 Cash................................................     $  2,532        $   --            $    171    $    --         $  2,703
 Accounts receivable, net............................       37,713            --               1,695         --           39,408
 Inventories.........................................        1,354            --                 --          --            1,354
 Prepaid expenses and other..........................        1,408            --                 551         --            1,959
 Deferred income taxes...............................        2,570            --                 --          --            2,570
                                                           -------         -------           -------      -------       --------
     Total current assets............................       45,577            --               2,417         --           47,994

PROPERTY AND EQUIPMENT, net..........................      191,223           2,347            15,790         --          209,360
OTHER ASSETS, primarily goodwill, net................      345,718           6,735             1,504       35,636 (c)    389,593
                                                           -------         -------          --------     --------       --------
                                                          $582,518        $  9,082          $ 19,711    $  35,636       $646,947
                                                           =======         =======           =======      =======       ========

            LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------
CURRENT LIABILITIES:

 Current portion of long-term debt and noncompete
    obligations......................................     $  3,578        $   --            $  1,710    $ (1,710) (e)   $  3,578
 Accounts payable....................................        5,676            --                 643        --             6,319
 Accrued expenses....................................       37,591            --                 159        --            37,750
 Deferred revenues...................................       13,715            --                 964        --            14,679
                                                           -------         -------           -------      -------       --------
     Total current liabilities.......................       60,560            --               3,476       (1,710)        62,326

LONG-TERM DEBT AND NONCOMPETE OBLIGATIONS............      439,165           9,082             8,724       (8,724) (e)   500,247
                                                                                                           52,000  (d)
DEFERRED RENT........................................        4,909            --                 660         (660) (f)     4,909
DEFERRED INCOME TAXES................................        9,354            --               1,581         --           10,935
SHAREHOLDERS' EQUITY.................................       68,530            --               5,270       (5,270) (g)    68,530
                                                           -------         -------           -------      -------       --------
                                                          $582,518        $  9,082          $ 19,711    $  35,636       $646,947
                                                           =======         =======           =======      =======       ========


         The accompanying notes are an integral part of this statement.

                              PIERCE LEAHY CORP.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                            (DOLLARS IN THOUSANDS)


(a) Represents the balance sheets for the Recent Acquisitions other than the Kestrel Acquisition (see "Business-The 1998 Acquisitions") after the application of the purchase method of accounting. The cash purchase price of the 1998 Acquisitions (excluding the Kestrel Acquisition) was approximately $9,082.


(b) The Company completed the Kestrel Acquisition after June 30, 1998 (see "Business The Kestrel Acquisition") for approximately $52,000 including transaction costs. The pro forma adjustments reflect the application of the purchase method of accounting to the actual balance sheet of Kestrel.


(c) Intangible assets include goodwill ($30,636) and a noncompete agreement ($5,000) which resulted from the preliminary allocation of the purchase price. These intangibles are subject to adjustment based on the final allocation of the purchase price to the net assets acquired. Management believes that the final allocation of the purchase price will not differ materially from the preliminary estimated amounts.


(d) Reflects the Company's assumed additional borrowing of $52,000 under the Credit Facility to fund the Kestrel Acquisition.


(e) Reflects elimination of long-term debt and noncompete obligations not assumed as part of the Kestrel Acquisition.


(f) Reflects the resetting of deferred rent upon application of the purchase method of accounting.


(g) Reflects the adjustment to eliminate historical equity accounts of Kestrel.

                               PIERCE LEAHY CORP.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)


                                                                             1997 and 1998 Acquisitions
                                                                                 Excluding Archivex       Archivex  Kestrel
                                                                   Actual          and Kestrel (a)         Actual    Actual
                                                                 ----------  ---------------------------  --------  --------
REVENUES                                                         $  183,517        $       63,796         $ 14,522  $ 12,873
                                                                 ----------        --------------         --------  --------
OPERATING EXPENSES:
 Cost of sales, excluding depreciation and amortization......       101,940                40,939            7,600     5,330
 Selling, general and administrative.........................        30,070                16,051            3,031     4,727
 Depreciation and amortization...............................        21,528                 2,466            1,627       883
 Special compensation charge.................................         1,752                    --               --        --
 Foreign currency exchange...................................           702                    --               --        --
                                                                 ----------        --------------         --------  --------
 Total operating expenses....................................       155,992                59,456           12,258    10,940
                                                                 ----------        --------------         --------  --------
 Operating income............................................        27,525                 4,340            2,264     1,933
INTEREST EXPENSE.............................................        29,262                   670              542       841
                                                                 ----------        --------------         --------  --------
 Income (loss) before income taxes, extraordinary charge and
  discontinued operations....................................        (1,737)                3,670            1,722     1,092

INCOME TAXES.................................................         7,424                    16              868       359
                                                                 ----------        --------------         --------  --------
INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE AND DISCONTINUED
 OPERATIONS..................................................    $   (9,161)       $        3,654         $    854  $    733
                                                                 ==========        ==============         ========  ========
                                                                    Pro Forma     Pro Forma For     Adjustment for
                                                                 Adjustments (b)   Acquisitions        Offering       Pro Forma
                                                                 ---------------  --------------    ---------------  -----------
REVENUES                                                         $          --    $    274,708       $       --      $   274,708
                                                                 -------------    ------------       -----------     -----------
OPERATING EXPENSES:
  Cost of sales, excluding depreciation and amortization.......         (1,598) (c)    154,211               --          154,211
  Selling, general and administrative..........................           (382) (d)     53,497               --           53,497
  Depreciation and amortization................................          7,823  (e)     34,327               --           34,327
  Special compensation charge..................................             --           1,752               --            1,752
  Foreign currency exchange....................................             --             702               --              702
                                                                 -------------    ------------       -----------     -----------
  Total operating expenses.....................................          5,843         244,489               --          244,489
                                                                 -------------    ------------       -----------     -----------
  Operating income.............................................         (5,843)         30,219               --           30,219
INTEREST EXPENSE...............................................         14,743  (f)     46,058           (3,471)          42,587 (g)
                                                                 -------------    ------------       -----------     -----------
   Income (loss) before income taxes, extraordinary charge and
      discontinued operations..................................        (20,586)        (15,839)          (3,471)        (12,365)

INCOME TAXES...................................................        (10,266) (h)     (1,599)            (329)         (1,928) (i)
                                                                 -------------    ------------       -----------     -----------
INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE AND DISCONTINUED
 OPERATIONS....................................................  $    (10,320)    $    (14,240)      $    3,800      $ (10,,440)
                                                                 ============     ============       ===========     ===========

          The accompany notes are an integral part of this statement.

                              PIERCE LEAHY CORP.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE SIX MONTHS ENDED JUNE 30, 1998
                            (DOLLARS IN THOUSANDS)

                                                                             1997 and 1998 Acquisitions
                                                                                 Excluding Archivex       Archivex  Kestrel
                                                                   Actual          and Kestrel (a)         Actual   Actual
                                                                 ----------  ---------------------------  --------  -------
REVENUES                                                          $120,436                 $8,861          $3,816   $6,057
                                                                  --------                 ------          ------   ------
OPERATING EXPENSES:
 Cost of sales, excluding depreciation and amortization....         69,194                  4,787           2,150    2,720
 Selling, general and administrative.......................         17,630                  2,233             936    1,929
 Depreciation and amortization.............................         15,796                    375             242      510
 Foreign currency exchange.................................          3,662                     --              --       --
                                                                  --------                 ------          ------   ------
 Total operating expenses..................................        106,282                  7,395           3,328    5,159
                                                                  --------                 ------          ------   ------
 Operating income..........................................         14,154                  1,466             488      898
INTEREST EXPENSE...........................................         18,683                     96             111      428
                                                                  --------                 ------          ------   ------
 Income (loss) before income taxes.........................         (4,529)                 1,370             377      470
INCOME TAXES...............................................            965                     20             113      171
                                                                  --------                 ------          ------   ------
NET INCOME (LOSS)..........................................       $ (5,494)                $1,350          $  264   $  299
                                                                  ========                 ======          ======   ======

                                                                      Pro Forma      Pro Forma For    Adjustment for
                                                                   Adjustments       Acquisitions        Offering       Pro Forma
                                                                   -------------     ------------     -------------    ----------
REVENUES                                                           $          --      $   139,170      $       --       $139,170
                                                                    ------------     ------------      ------------    ----------
OPERATING EXPENSES:
 Cost of sales, excluding depreciation and amortization.........            (394)(c)       78,457              --         78,457
 Selling, general and administrative............................             (94)(d)       22,634              --         22,634
 Depreciation and amortization..................................           2,322 (e)       19,245              --         19,245
 Foreign currency exchange......................................              --            3,662              --          3,662
                                                                         -------         --------         -------       --------
 Total operating expenses.......................................           1,834          123,998              --        123,998
                                                                         -------         --------         -------       --------
 Operating income...............................................          (1,834)          15,172              --         15,172
INTEREST EXPENSE................................................           4,172 (f)       23,490          (2,197)        21,293 (g)
                                                                         -------         --------         -------      ---------
 Income (loss) before income taxes..............................          (6,006)          (8,318)          2,197         (6,121)
INCOME TAXES....................................................          (1,605)            (336)            688            352 (i)
                                                                         -------         --------         -------      ---------
NET INCOME (LOSS)...............................................         $(4,401)        $ (7,982)        $ 1,509       $ (6,473)
                                                                         =======         ========         =======      =========

        The accompanying notes are an integral part of this statement.

                              PIERCE LEAHY CORP.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS

                            (DOLLARS IN THOUSANDS)

(a) Represents the historical results of operations of the 1997 and 1998 Acquisitions for the periods from January 1, 1997 to the earlier of their dates of acquisition by the Company or June 30, 1998. See "Business-- Acquisition and Growth Strategy," "Business--The 1998 Acquisitions" and "Business The Kestrel Acquisition."

(b) Management expects to achieve cost savings from the 1997 and 1998 Acquisitions as a result of the factors described below. The Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998 reflect only the cost savings actually achieved in 1997 and in the six months ended June 30, 1998 from the acquisitions completed in 1997 and in the six months ended June 30, 1998 and none of the additional expected savings from the 1997 and 1998 Acquisitions. There is typically a lag after an acquisition is completed to fully realize such savings and the Company expects to achieve additional savings from the 1997 and 1998 Acquisitions.

     The integration of an acquired company entails, among other things, converting the database of stored records to the PLUS(R) system, reorganizing archive operating activities and eliminating certain back office activities which can be handled through the PLUS(R) system or the Company's centralized corporate organization. Cost savings start to be realized a short time after an acquisition. Management has specifically identified approximately $15,381 and $2,628 of estimated operating expenses included in the Pro Forma Statements of Operations for the year ended December 31, 1997 and for the six months ended June 30, 1998 that would not have been incurred had the 1997 and 1998 Acquisitions occurred as of January 1, 1997 and had such cost savings been fully implemented as of such date. These savings relate to (i) the termination of certain employees due to the efficiency of the PLUS(R) system and integration and consolidation of facilities, (ii) a reduction in warehouse rent expense related to facilities the Company has vacated or will vacate or has negotiated changes in lease terms and (iii) a reduction of other operating costs due to the Company's economies of scale. Management expects to realize additional cost savings beyond the $15,381 and $2,628 specifically identified.

(c) Represents the elimination of rent expense on facilities leased to Archivex Inc. from its affiliates. These facilities were purchased as part of the Archivex Acquisition.

(d) Represents the elimination of management fees paid to an affiliate of Archivex Inc. which fees were discontinued upon completion of the Archivex Acquisition.

(e) A pro forma adjustment has been made to reflect additional depreciation and amortization expense based on the estimated fair value of the assets acquired, as if the 1997 and 1998 Acquisitions had occurred as of January 1, 1997. Such depreciation and amortization has been recorded in accordance with the Company's accounting policies as stated in Notes 3 and 4 of Notes to Consolidated Financial Statements incorporated by reference herein. The purchase price allocation may change upon the final appraisal of the fair market value of the net assets acquired. However, management believes that any change in value will not materially impact the amount of depreciation and amortization recorded.

(f) Represents interest expense for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively, on debt incurred to finance the 1997 and 1998 Acquisitions, using an annual interest rate of 7%.

(g) Reflects interest expense on $130,000 of the 1996 Notes at 111/8%, $120,000 of the 1997 Notes at 91/8%, $135,000 of the Notes at 81/8%, and, with respect to the year ended December 31, 1997 and the six months ended June 30, 1998, interest expense of $3,919 and $1,960 on existing and assumed Senior Indebtedness, interest expense of $394 and $197 on other pro forma indebtedness, commitment fees on existing Senior Indebtedness of $433 and $217 and amortization of deferred financing costs of $1,426 and $713, respectively.

(h) The Company recorded a deferred income tax provision of $6,600 in 1997 in connection with the termination of the Company's status as a Subchapter S corporation. This one-time deferred income tax provision has been eliminated along with recording an income tax benefit of $3,874 resulting from the pro forma adjustments for acquisitions.

(i) The Company operated as a Subchapter S corporation for income tax purposes until July 1, 1997. The pro forma income taxes represent taxes on the pro forma loss before income taxes and extraordinary charge after addback of all pro forma non-deductible expenses.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS, OTHER DATA AND BALANCE SHEETS OF PIERCE LEAHY CORP.

The following summary historical and pro forma financial data of Pierce Leahy Corp., insofar as it relates to each of the five years in the period ended December 31, 1997, has been derived from the Company's audited consolidated financial statements, including the consolidated balance sheets at December 31, 1996 and 1997, and the related consolidated statements of operations for each of the three years in the period ended December 31, 1997 and the notes thereto incorporated by reference into this Prospectus. The summary historical and pro forma consolidated statements of operations and balance sheet data as of and for the six months ended June 30, 1998 and summary historical statement of operations data for the six months ended June 30, 1997 have been derived from unaudited consolidated financial statements incorporated by reference into this Prospectus which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for the entire year.

The following summary pro forma statement of operations and other data give effect to, among other things, acquisitions completed in 1997, the 1998 Acquisitions (all such 1997 acquisitions and the 1998 Acquisitions, the "1997 and 1998 Acquisitions") and the impact of the Offering, as if each of these items had occurred on January 1, 1997. The pro forma balance sheet gives effect to the 1998 acquisitions which closed after June 30, 1998 (the "Recent Acquisitions") as if the Recent Acquisitions had occurred on June 30, 1998. In 1997, the Company recorded a deferred income tax provision of $6,600 (in thousands) in connection with the termination of the Company's status as a Subchapter S corporation for the tax effect of differences in the basis of assets and liabilities for financial reporting and income tax purposes. This one-time deferred income tax provision has been eliminated in the Pro Forma Condensed Consolidated Statement of Operations. Also not reflected in the Pro Forma Condensed Consolidated Statement of Operations is the extraordinary charge of $6,036 (in thousands) for the early extinguishment of a portion of the 1996 Notes that occurred in August 1997.

The pro forma items and certain management assumptions and adjustments are described in the accompanying notes hereto. This pro forma information is not necessarily indicative of the results that would have occurred had the 1997 and 1998 Acquisitions and the Offering been completed on the dates indicated or of the Company's actual or future results or financial position. The summary historical and pro forma consolidated statements of operations, other data and balance sheets should be read in conjunction with the information contained in the Company's Consolidated Financial Statements and the notes thereto incorporated by reference into this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical and Pro Forma Consolidated Statements of Operations, Other Data and Balance Sheets of Pierce Leahy Corp." and "Pro Forma Financial Data of Pierce Leahy Corp." included elsewhere in this Prospectus.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS, OTHER
                 DATA AND BALANCE SHEETE OF PIERCE LEAHY CORP.

                                                                                         Year Ended December 31,
                                                         -------------------------------------------------------------------------
                                                             1993           1994           1995           1996           1997
                                                         ------------  --------------  -------------  -------------  -------------
                                                                        (dollars in thousands, except share and per share data)
Statement of Operations Data:
Revenues:
 Storage................................................ $    42,122     $    47,123    $    55,501    $    75,900    $   107,879
 Service and storage material sales.....................      31,266          35,513         39,895         53,848         75,638
                                                         -----------     -----------    -----------    -----------    -----------
  Total revenues........................................      73,388          82,636         95,396        129,748        183,517
Cost of sales, excluding depreciation and amortization..      45,391          49,402         55,616         73,870        101,940
Selling, general and administrative.....................      11,977          15,882         16,148         20,007         30,070
Depreciation and amortization...........................       6,888           8,436          8,163         12,869         21,528
Special compensation charge (b).........................          --              --             --             --          1,752
Foreign currency exchange...............................          --              --             --             --            702
Consulting payments to related parties (c)..............          --             500            500             --             --
Non-recurring charges with related parties(d)...........          --              --             --          3,254             --
                                                         -----------     -----------    -----------    -----------    -----------
 Operating income.......................................       9,132           8,416         14,969         19,748         27,525
Interest expense........................................       6,160           7,216          9,622         17,225         29,262
                                                         -----------     -----------    -----------    -----------    -----------
 Income (loss) before income taxes and extraordinary
  charge................................................       2,972           1,200          5,347          2,523         (1,737)
Income taxes (e)........................................          --              --             --             --          7,424
Extraordinary charge (f)................................       9,174           5,991          3,279          2,015          6,036
                                                         -----------     -----------    -----------    -----------    -----------
Net income (loss).......................................      (6,202)         (4,791)         2,068            508        (15,197)
Accretion (cancellation) of redeemable warrants.........        (746)             16            889          1,561             --
                                                         -----------     -----------    -----------    -----------    -----------
Net income (loss) applicable to Common shareholders..... $    (5,456)    $    (4,807)   $     1,179    $    (1,053)   $   (15,197)
                                                         ===========     ===========    ===========    ===========    ===========
Basic and diluted earnings per Common share--
 Income (loss) before extraordinary charge..............       $0.34           $0.18          $0.19          $0.09    $     (0.69)
 Extraordinary charge...................................       (0.85)          (0.56)         (0.30)         (0.19)         (0.45)
                                                         -----------     -----------    -----------    -----------    -----------
 Basic and diluted income (loss) per Common share.......      $(0.51)         $(0.38)         $0.11         $(0.10)   $     (1.14)
                                                         ===========     ===========    ===========    ===========    ===========
 Shares used in computing basic net income
  (loss) per............................................  10,591,090      10,591,090     10,591,090     10,546,871     13,385,243
 Common share
 Shares used in computing diluted net income
  (loss) per  Common share..............................  10,782,025      10,888,441     10,890,188     10,630,922     13,385,243

Pro forma data (unaudited):
  Historical net loss before income taxes and
   extraordinary charge.................................                                                              $    (1,737)
  Pro forma adjustment for income taxes (e).............                                                                    1,452
  Extraordinary charge, net of tax......................                                                                    6,036
                                                                                                                      -----------
  Historical net loss applicable to Common
   shareholders, as adjusted  for pro forma
   income taxes.........................................                                                              $    (9,225)
                                                                                                                      ===========
   Historical basic and diluted net loss per
   Common share, as adjusted for pro forma
   income taxes--
  Loss before extraordinary charge......................                                                              $     (0.24)
  Extraordinary charge..................................                                                                    (0.45)
                                                                                                                      -----------
                                                                                                                      $     (0.69)
                                                                                                                      ===========
  Pro forma basic and diluted net loss
   applicable to Common shareholders per Common
   share................................................
  Shares used in computing per share amounts............                                                               13,385,243
OTHER DATA:
Ratio of earnings to fixed charges (h)..................        1.30x           1.11x          1.37x          1.11x            --
Cash flows provided by operations....................... $     8,019     $    11,000    $    17,522    $    26,438    $    20,964
Cash flows used in investing activities................. $   (13,784)    $   (13,933)   $   (51,315)   $  (108,842)   $  (156,549)
Cash flows provided by financing activities............. $     5,832     $     2,763    $    34,157    $    82,936    $   136,113
EBITDA (i).............................................. $    16,020     $    17,352    $    23,632    $    35,871    $    51,507
EBITDA margin  .........................................        21.8%           21.0%          24.8%          27.6%          28.1%
EBITDA, as adjusted (j).................................          --              --             --             --             --
Capital expenditures (k)   ............................. $     5,827     $     6,352    $    16,288    $    23,493    $    35,397
Cubic feet of storage under management at end of
 period (000s) (l)......................................       19,025          22,160         29,523         40,410         58,865

                                                                                           As of December 31,
BALANCE SHEET DATA:..................................... ------------------------------------------------------------------------
                                                             1993            1994           1995           1996           1997
                                                         -----------     -----------    -----------    -----------    -----------
Working capital deficit................................. $    (9,143)    $    (5,202)   $    (8,139)   $   (23,933)   $   (12,906)
Total assets............................................      74,621          79,746        131,328        234,820        394,713
Total debt..............................................      69,736          77,683        120,071         29,023        279,197
Shareholders' equity (deficit)..........................     (14,508)        (19,341)       (18,201)       (25,438)        59,323

                                                                                          Six Months Ended June 30,
                                                                ----------------------------------------------------------------
                                                                 Pro Forma                                         Pro Forma
                                                                  1997 (a)         1997             1998            1998 (a)
                                                                ------------  ---------------  ---------------  ----------------
                                                                (unaudited)    (unaudited)      (unaudited)        (unaudited)
Statement of Operations Data:
Revenues:
 Storage................................................        $   160,963      $    50,013      $    70,397       $    81,313
 Service and storage material sales.....................            113,745           36,427           50,039            57,857
                                                                -----------      -----------      -----------       -----------
  Total revenues........................................            274,708           86,440          120,436           139,170
Cost of sales, excluding depreciation and amortization..            154,211           47,909           69,194            78,457
Selling, general and administrative.....................             53,497           14,171           17,630            22,634
Depreciation and amortization...........................             34,327            9,424           15,796            19,245
Special compensation charge (b).........................              1,752               --               --                --
Foreign currency exchange...............................                702              120            3,662             3,662
Consulting payments to related parties (c)..............                 --               --               --                --
Non-recurring charges with related parties(d)...........                 --               --               --                --
                                                                -----------      -----------      -----------       -----------
 Operating income.......................................             30,219           14,816           14,154            15,172
Interest expense........................................             42,587           14,855           18,683            21,293
                                                                -----------      -----------      -----------       -----------
Income (loss) before income taxes and extraordinary
charge..................................................            (12,368)             (39)          (4,529)           (6,121)
Income taxes (e)........................................             (1,928)              --              965               352
Extraordinary charge (f)................................                 --               --               --                --
                                                                -----------      -----------      -----------       -----------
Net income (loss).......................................            (10,440)             (39)          (5,494)           (6,473)
Accretion (cancellation) of redeemable warrants.........                 --               --               --                --
                                                                -----------      -----------      -----------       -----------
Net income (loss) applicable to Common shareholders.....        $   (10,440)     $       (39)     $    (5,494)      $    (6,473)
                                                                ===========      ===========      ===========       ===========
Basic and diluted earnings per Common share--
 Income (loss) before extraordinary charge..............                         $      0.00           $(0.33)
 Extraordinary charge...................................                                  --               --
                                                                                 -----------      -----------
 Basic and diluted income (loss) per Common share.......                         $      0.00           $(0.33)
                                                                                 ===========      ===========
 Shares used in computing basic net income
  (loss) per Common share...............................                          10,485,090       16,578,243
 Shares used in computing diluted net income
  (loss) per  Common share..............................                          10,485,090       16,578,243

Pro forma data (unaudited):
  Historical net loss before income taxes and
   extraordinary charge.................................                         $       (39)

  Pro forma adjustment for income taxes (e).............                                 628
  Extraordinary charge, net of tax......................                                  --
                                                                                 -----------
  Historical net loss applicable to Common shareholders,
    as adjusted  for pro forma income taxes.............                         $      (667)
                                                                                 ===========

  Historical basic and diluted net loss per
   Common share, as adjusted for pro forma
   income taxes--
  Loss before extraordinary charge......................                         $     (0.06)
  Extraordinary charge..................................                                  --
                                                                                 -----------
                                                                                 $     (0.06)
                                                                                 ===========
  Pro forma basic and diluted net loss
   applicable to Common shareholders per Common share...        $     (0.61) (g)                                    $     (0.38) (g

  Shares used in computing per share amounts............         17,025,990       10,485,090       16,578,243        17,025,990
OTHER DATA:
Ratio of earnings to fixed charges (h)..................                 --               --               --                --
Cash flows provided by operations.......................                 --      $     3,995      $    15,208                --
Cash flows used in investing activities.................                 --      $  (105,595)     $  (167,735)               --
Cash flows provided by financing activities.............                 --      $   101,582      $   153,277                --
EBITDA (i)..............................................        $    67,000      $    24,360      $    33,612       $    38,079
EBITDA margin  .........................................               24.4%            28.2%            27.9%             27.4%
EBITDA, as adjusted (j).................................        $    82,381               --               --       $    40,707
Capital expenditures (k)   .............................                 --      $    16,350      $    19,215                --
Cubic feet of storage under management at end of
 period (000s) (l)......................................             72,098           51,100           72,995            76,426

                                                                                                     As of June 30, 1998
                                                                                               --------------------------------
                                                                                                                      Pro
BALANCE SHEET DATA:.....................................                                           Actual          Forma (m)
                                                                                               --------------   ---------------
Working capital deficit.................................                                          $   (14,983)      $   (14,332)
Total assets............................................                                              582,518           646,947
Total debt..............................................                                              442,743           503,825
Shareholders' equity (deficit)..........................                                               68,530            68,530

         The accompanying notes are an integral part of this statement.

           NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

(n) Gives effect to (i) the 1997 and the 1998 Acquisitions and (ii) the impact of the Offering, as if each of these items had occurred on January 1, 1997. See "Pro Forma Financial Data of Pierce Leahy Corp." and Note 2 of the Notes to Consolidated Financial Statements incorporated by reference herein. In 1997, the Company recorded a deferred income tax provision of $6,600 in connection with the termination of the Company's status as a Subchapter S corporation for the tax effect of differences in the basis of assets and liabilities for financial reporting and income tax purposes. This one-time deferred income tax provision has been eliminated in the December 31, 1997 Pro Forma Condensed Consolidated Statement of Operations. Also not reflected in the December 31, 1997 Pro Forma Condensed Consolidated Statement of Operations is the extraordinary charge of $6,036 for the early extinguishment of a portion of the 1996 Notes that occurred in August 1997. See Note (f) below.

(o) Upon consummation of Pierce Leahy's 1997 initial public offering, options granted during 1997 became fully vested and exercisable as provided for under the stock option plan. The Company recorded a non-recurring, non-cash compensation charge of $1,752 relating to those options, representing the difference between the exercise price and the deemed value for accounting purposes.

(p)  Represents aggregate payments made to eight Pierce family members.

(q) Represents non-recurring charge in 1996 of $2,764 paid to a related party partnership to assume the partnership's position in certain leases with third parties and of $490 for the establishment of an annual pension for Leo W. Pierce, Sr. and his spouse.

(r) Until July 1, 1997, the Company was taxed as a Subchapter S corporation. Such status was terminated in connection with Pierce Leahy's 1997 initial public offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements incorporated by reference herein.

(s) Represents loss on early extinguishment of debt due to refinancings in 1993, 1994, 1995, 1996 and 1997. Amounts include the write-off of unamortized deferred financing costs and discount, along with prepayment penalties and other costs. A charge for the early extinguishment of a portion of the 1996 Notes of $6,036 occurred in August 1997. Such charge has been eliminated in the Pro Forma Condensed Consolidated Statement of Operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(t) Excluding $15,381 and $2,628 of operating expenses included in the pro forma statements of operations for 1997 and for the six months ended June 30, 1998, respectively, specifically identified by management that would not have been incurred had the 1997 and 1998 Acquisitions occurred as of January 1, 1997 and had such cost savings been fully implemented as of such date, and excluding the special compensation charge incurred in 1997, pro forma net income (loss) and basic and diluted net income (loss) per share would have been $161 and $0.01, respectively, in 1997 and ($4,847) and ($0.28) for the six months ended June 30, 1998, respectively.

(u) The earnings for the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998 were inadequate to cover fixed charges by $1,737, $39 and $4,529, respectively.

(v) "EBITDA" is defined as net income (loss) before interest expense, taxes, depreciation and amortization, consulting payments to related parties, non-recurring charges with related parties, foreign currency exchange, special compensation charge and extraordinary charge. EBITDA is not a measure of performance under Generally Accepted Accounting Principles ("GAAP"). Moreover, the use of EBITDA by the Company may not be comparable to similarly titled measures as reported by other companies. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA is customarily used as a criteria in evaluating records management companies. However, substantially all of the Company's financing agreements, including the Notes and the 1996 Notes and the 1997 Notes (each as hereinafter defined), contain covenants in which EBITDA is used as a measure of financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of other measures of performance determined in accordance with GAAP and the Company's sources and applications of cash flows.

(w) EBITDA, as adjusted is defined as EBITDA plus $15,381 and $2,628 of operating expenses included in the pro forma statements of operations for 1997 and for the six months ended June 30, 1998, respectively, specifically identified by management that would not have been incurred had the 1997 and 1998 Acquisitions occurred as of January 1, 1997 and such cost savings been fully implemented as of such date. See Note (b) of Notes to Pro Forma Condensed Consolidated Statements of Operations. Management expects to realize additional cost savings beyond the $15,381 and $2,628 specifically identified.

(x) Capital expenditures for 1997 are comprised of $14.9 million for new shelving, $3.5 million for leasehold and building improvements, $10.6 million for new facility purchases and related improvements, $3.7 million for data processing and $2.7 million for the purchase of transportation, warehouse and office equipment.

(y) The pro forma cubic feet of storage as of June 30, 1998 includes cubic feet of storage from the Recent Acquisitions at the time of their respective acquisitions.

(z) Gives effect to the Recent Acquisitions as if such acquisitions had occurred on June 30, 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  The Company is the largest hard copy records management company in North America, as measured by its 78 million cubic feet of records currently under management. The Company's operations date to 1957 when its predecessor company, L.W. Pierce Co., Inc., was founded to provide filing systems and related equipment to companies in the Philadelphia area. The Company expanded primarily through internal growth until 1990, when it acquired Leahy Business Archives, which effectively doubled its size. Since 1992, the Company has pursued an expansion strategy combining growth from new and existing customers with the completion and successful integration of 43 acquisitions through 1997 and the completion of 16 acquisitions to date in 1998.

  The Company's net income (loss) was $(15.2) million, $0.5 million, $2.1 million, $(5.5) million and $(0.04) million in 1997, 1996, and 1995 and the six months ended June 30, 1998 and 1997, respectively. Although the Company's operating income has increased over the three years, net income (loss) has fluctuated as a result of increases in foreign currency exchange, interest expense, income taxes related to the termination of the Company's status as a Subchapter S corporation, and extraordinary charges related to the early extinguishment of debt due to refinancings in 1997, 1996 and 1995.

  Another tool for measuring the performance of records management companies is "EBITDA" (net income (loss) before interest expense, taxes, depreciation and amortization, consulting payments to related parties, non-recurring charges with related parties, foreign currency exchange, special compensation charge and extraordinary charge). Substantially all of the Company's financing agreements, including the Notes, the 1997 Notes and the 1996 Notes contain covenants in which EBITDA is used as a measure of financial performance. Moreover, the use of EBITDA by the Company may not be comparable to similarly titled measures as reported by other companies. However, EBITDA should not be considered an alternative to operating or net income (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity.

  The following table illustrates the growth in stored cubic feet from new and existing customers and acquisitions from 1997 through 1993 and for the six months ended June 30, 1998:


               NET ADDITIONS OF CUBIC FEET OF STORAGE BY CATEGORY
                           (CUBIC FEET IN THOUSANDS)


                           Six Months

                             Ended
                                                 Year Ended December 31,
                            June 30,   -------------------------------------------

                              1998      1997     1996     1995     1994     1993
                           ----------  -------  -------  -------  -------  -------
Additions of Cubic Feet
 New and Existing

 Customer Accounts(a)....       4,288   8,170    3,956    2,740    2,695    2,660
 Acquisitions............       9,842  10,285    6,931    4,623      440      117
                               ------  ------   ------   ------   ------   ------
     Total...............      14,130  18,455   10,887    7,363    3,135    2,777
% Increase From
New and Existing
                                *          20%      13%      12%      14%      16%
Customer Accounts(a).....
 Acquisitions............       *          26%      24%      21%      21%       1%
                                       ------   ------   ------   ------   ------

     Total...............       *          46%      37%      33%      35%      17%
Cubic Feet Under

Management
 Beginning of Period.....      58,865  40,410   29,523   22,160   19,025   16,248
 End of Period...........      72,995  58,865   40,410   29,523   22,160   19,025

* Not applicable.

(a) Net of permanent removals. Includes effect of records destruction program of 475 and 372 cubic feet of records in 1996 and 1995, respectively, for a major customer, as recommended by the Company pursuant to a consulting agreement with the Company.

 Revenues

  The Company's revenues consist of storage revenues (58.8% of total revenues in 1997), and related service and storage material sales revenues (41.2% of total revenues in 1997). The Company provides records storage and related services under annual or multi-year contracts that typically provide for recurring monthly storage fees which continue until such records are permanently removed (for which the Company charges a service fee) and service based on activity with respect to such records.

  While the Company's total revenues have increased from 1995 to 1997, total revenue per annual average cubic foot during such period has declined. The decline is principally attributable to (i) increases in sales to large volume accounts under long-term contracts with discounted rates, which generate lower revenue per cubic foot, but typically generate increased operating income, (ii) renegotiation of contracts with existing customers to provide for longer term contracts at lower rates, and (iii) competition.

  Operating Expenses and Productivity

  Operating expenses consist primarily of cost of sales, selling, general and administrative expenses, and depreciation and amortization. Cost of sales are comprised mainly of wages and benefits, facility occupancy costs, equipment costs and supplies. The major components of selling, general and administrative expenses are management, administrative, marketing and data processing wages and benefits and also include travel, communication and data processing expenses, professional fees and office expenses.

  The Company's depreciation and amortization charges result primarily from the capital-intensive nature of its business and completed acquisitions. The principal components of depreciation relate to shelving, facilities and leasehold improvements, equipment for new facilities and computer systems. Amortization primarily relates to the amortization of intangible assets associated with acquisitions, including goodwill, and the amortization of client acquisition costs. The Company has accounted for all of its acquisitions under the purchase method except for two small acquisitions, which were accounted for under the pooling of interests method. Since the purchase price for records management companies is usually substantially in excess of the fair market value of their assets, these purchases have given rise to significant goodwill and, accordingly, significant levels of amortization. Although amortization is a non-cash charge, it does impact reported net income (loss).

  Capital Expenditures and Client Acquisition Costs

  The majority of the Company's capital expenditures are related to expansion. The largest single component is the purchase of shelving, which is directly related to the addition of new records. Shelving has a relatively long life and rarely needs to be replaced. Most of the Company's storage facilities (both in number and square feet) are leased, but the Company will purchase facilities on an opportunistic basis. The Company's data processing capital expenditures are also largely related to growth.

  The Company often incurs client acquisition costs, primarily sales commissions and move-in costs. Client acquisition costs are capitalized and amortized over six years, which is the average initial contract term of new customer accounts. In 1997, the Company incurred $10.6 million of client acquisition costs or approximately $2.04 per cubic foot of client records moved in from new clients. Amortization of client acquisition costs amounted to $3.2 million in 1997.

  Extraordinary Charge

  To provide capital to fund its growth oriented business strategy, the Company has incurred substantial indebtedness. The Company has completed several refinancings and expansions of its credit facilities, primarily utilizing bank debt and note issuances, which have resulted in one-time charges, including the repurchase of warrants and the write-off of deferred financing costs, of $6.0 million, $2.0 million and $3.3 million in 1997, 1996 and 1995, respectively.

  Year 2000 Compliance

  The Company uses a number of computer software programs and systems in its operations, including the PLUS/(R)/ system and embedded systems contained in the Company's buildings, plant, equipment and other infrastructure. The Company has developed a plan designed to make its systems compliant with the requirements to process transactions in the year 2000. Review of the Company's core PLUS/(R)/ system databases and programs has been completed and code modifications and testing are scheduled to be completed by December 31, 1998. The present version of the Company's internal financial accounting system is not year 2000 compliant and is scheduled to be upgraded by December 31, 1998. The Company is also working with its other internal information systems and network providers to ensure all systems are year 2000 compliant. The Company estimates that the expenses and capital expenditures associated with achieving year 2000 compliance will approximate $350,000 of which approximately $250,000 had been expended as of June 30, 1998. The Company estimates that its remediation costs incurred to date in connection with the Year 2000 issue, including the replacement of non-compliant systems, software modifications and validation, have been approximately $250,000. In addition, the Company estimates the cost to complete its Year 2000 evaluation, remediation and validation of all systems will approximate an additional $100,000. Funding for costs incurred to date has come from cash flows from operations, and future costs are expected to be funded in a similar manner. The Company has not deferred any significant system projects due to its Year 2000 efforts.

  Results of Operations

  The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of operations, expressed as a percentage of total revenues. There can be no assurance that the trends in revenue growth or operating results shown below will continue in the future.


                                                   SIX MONTHS ENDED JUNE 30,          YEARS ENDED DECEMBER 31,
                                                  ----------------------------  -------------------------------------
                                                      1998            1997        1997          1996          1995
                                                  ----------------------------  -------------------------------------
---------------------------------------------------------------------------------------------------------------------
REVENUES:
---------------------------------------------------------------------------------------------------------------------
     Storage                                              58.5%          57.9%        58.8%        58.5%       58.2%
---------------------------------------------------------------------------------------------------------------------
     Service and storage material                         41.5           42.1         41.2         41.5        41.8
     sales                                               -----          -----        -----        -----       -----
---------------------------------------------------------------------------------------------------------------------
             Total revenues                              100.0          100.0        100.0        100.0       100.0
---------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
---------------------------------------------------------------------------------------------------------------------
     Costs of sales, excluding
     depreciation and amortization                        57.5           55.5         55.5         57.0        58.3
---------------------------------------------------------------------------------------------------------------------
     Selling, general and
     administrative                                       14.6           16.4         16.4         15.4        16.9
---------------------------------------------------------------------------------------------------------------------
     Depreciation and amortization                        13.1           10.9         11.7          9.9         8.6
---------------------------------------------------------------------------------------------------------------------
     Special compensation charge                           0.0            0.0          1.0          0.0         0.0
---------------------------------------------------------------------------------------------------------------------
     Foreign currency exchange                             3.0            0.1          0.4          0.0         0.0
---------------------------------------------------------------------------------------------------------------------
     Non-recurring charge with related parties             0.0            0.0          0.0          2.5         0.0
---------------------------------------------------------------------------------------------------------------------
     Consulting payments to related parties
                                                           0.0            0.0          0.0          0.0         0.5
                                                         -----          -----        -----        -----       -----
---------------------------------------------------------------------------------------------------------------------
         Total operating expenses                         88.2           82.9         85.0         84.8        84.3
                                                         -----          -----        -----        -----       -----
         Operating income                                 11.8           17.1         15.0         15.2        15.7
---------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE                                          15.6           17.1         15.9         13.3        10.1
                                                         -----          -----        -----        -----       -----
---------------------------------------------------------------------------------------------------------------------
     Income (loss) before income
     taxes and extraordinary item                        <3.8>            0.0         (0.9)         1.9         5.6
---------------------------------------------------------------------------------------------------------------------
INCOME TAXES                                               0.8            0.0          4.1          0.0         0.0
                                                         -----          -----        -----        -----       -----
---------------------------------------------------------------------------------------------------------------------
     Income (loss) before
     extraordinary charge                                <4.6>            0.0         (5.0)         1.9         5.6
---------------------------------------------------------------------------------------------------------------------
EXTRAORDINARY ITEM - loss
     on early extinguishment of
     debt, net of $4,014 tax
     benefit in 1997 and none in
     1996 and 1995                                         0.0            0.0          3.3          1.5         3.4
                                                         -----          -----        -----        -----       -----
---------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                         (4.6%)          0.0         (8.3%)        0.4%        2.2%
                                                         =====          =====        =====        =====       =====
---------------------------------------------------------------------------------------------------------------------
EBITDA                                                    27.9%          28.2%        28.1%        27.6%       24.8%
                                                         =====          =====        =====        =====       =====
===================================================================================================================

Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

     Total revenues increased from $86.4 million for the six months ended June 30, 1997 to $120.4 million for the six months ended June 30, 1998, an increase of $34.0 million, or 39.3%. Twenty-eight acquisitions were completed from January 1997 to June 1998, which accounted for $24.4 million, or 71.8%, of such increase in total revenues. The balance of the revenue growth resulted from sales to new customers and from net increases in cubic feet stored from existing and acquired customers.

     Storage revenues increased from $50.0 million for the six months ended June 30, 1997 to $70.4 million for the six months ended June 30, 1998, an increase of $20.4 million, or 40.8%. Service and storage material sales revenues increased from $36.4 million for the six months ended June 30, 1997 to $50.0 million for the six months ended June 30, 1998, an increase of $13.6 million, or 37.4%.

     Cost of sales (excluding depreciation and amortization) increased from $47.9 million in the six months ended June 30, 1997 to $69.2 million in the six months ended June 30, 1998, an increase of $21.3 million, or 44.4%, and increased as a percentage of total revenues from 55.5% in the 1997 period to 57.5% in the 1998 period. The increase in dollars and as a percentage of total revenues resulted primarily from an increase in wages and benefits resulting from an increased number of employees and an increase in facility occupancy costs resulting from an increase in cubic feet stored from growth and acquisitions.

     Selling, general and administrative expenses increased from $14.2 million for the six months ended June 30, 1997 to $17.6 million for the six months ended June 30, 1998, an increase of $3.4 million, or 24.4%, but decreased as a percentage of total revenues from 16.4% in the 1997 period to 14.6% in the 1998 period. The dollar increase was primarily attributable to increases in staffing, including increases in sales force and administrative staff. The decrease as a percentage of total revenues was attributable to economies realized from the administrative efficiencies of operating in a centralized manner including the use of the Company's proprietary PLUS(R) computer software system.

     Depreciation and amortization expense increased from $9.4 million for the six months ended June 30, 1997 to $15.8 million for the six months ended June 30, 1998, an increase of $6.4 million, or 67.6%, and increased as a percentage of revenues from 10.9% for the six months ended June 30, 1997 to 13.1% for the six months ended June 30, 1998. The increase in both dollars and percentage of total revenues was primarily attributable to the additional depreciation and amortization expense related to the 28 acquisitions completed from January 1997 to June 1998 and to capital expenditures for buildings, shelving, improvements to records management facilities and information systems, and client acquisition costs.

     The Company had a foreign currency exchange loss for the six months ended June 30, 1997 of $0.1 million (0.1% of total revenues) and a loss of $3.7 million (3% of total revenues) for the six months ended June 30, 1998. The change in the foreign currency exchange is primarily due to a decrease in the value of the Canadian dollar compared to the U.S. dollar. This movement affects liabilities denominated in U.S. dollars, primarily the $135.0 million principal amount of 8/1/8/% Senior Notes issued by Command.

     Interest expense increased from $14.9 million for the six months ended June 30, 1997 to $18.7 million for the six months ended June 30, 1998, an increase of $3.8 million, or 25.8%. The increase was primarily attributable to increased indebtedness incurred to finance acquisitions and capital expenditures.

     As a result of the foregoing factors, the Company had a loss before income taxes of $.04 million for the six months ended June 30, 1997 compared to a loss before income taxes of $4.5 million for the six months ended June 30, 1998.

     The Company recorded a provision for income taxes of $1.0 million (0.8% of total revenues) for the six months ended June 30, 1998. There were no income taxes in the six months ended June 30, 1997 since the Company operated as a Subchapter S corporation during such period.

     As a result of the foregoing items, net loss for the six months ended June 30, 1997 was $0.04 million and the net loss was $5.5 million (4.6% of total revenues) for the six months ended June 30, 1998.

     EBITDA increased from $24.4 million for the six months ended June 30, 1997 to $33.6 million for the six months ended June 30, 1998, an increase of $9.2 million, or 38.0%. As a percentage of total revenues, EBITDA was 28.1% for the six months ended June 30, 1997 and 27.9% for the six months ended June 30, 1998.

     Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Total revenues increased from $129.7 million in 1996 to $183.5 million in 1997, an increase of $53.8 million or 41.4%. Revenues from acquisitions represented $34.9 million of this increase. Approximately $18.9 million of the total revenue growth resulted from sales to new customers and increases in cubic feet stored from existing customers, a base business revenue growth of approximately 16% year over year.

     Storage revenues increased from $75.9 million in 1996 to $107.9 million in 1997, an increase of $32.0 million or 42.1%. Service and storage material sales revenues increased from $53.8 million in 1996 to $75.6 million in 1997, an increase of $21.8 million or 40.5%.

     Cost of sales (excluding depreciation and amortization) increased from $73.9 million in 1996 to $101.9 million in 1997, an increase of $28.1 million or 38.0%, but decreased slightly as a percentage of total revenues from 57.0% in 1996 to 55.5% in 1997. The $28.1 million increase was due primarily to increases in wages and benefits resulting from an increased number of employees and to increases in facility occupancy costs resulting from an increase in cubic feet associated with the growth in business and entry into 14 new markets during 1997. Capacity utilization is generally lower in new markets than in existing markets. The decrease as a percentage of total revenue was due primarily to increased labor operating efficiencies.

     Selling, general and administrative expenses increased from $20.0 million in 1996 to $30.1 million in 1997, an increase of $10.1 million or 50.3%, and increased as a percentage of total revenues from 15.4% in 1996 to 16.4% in 1997. The increase as a percentage of total revenues was due to increases in sales personnel and training costs associated with the increased staff, enhancements to the PLUS(R) system, and temporarily carrying duplicate administrative costs from recent acquisitions.

     A special compensation charge of $1.8 million was incurred during 1997. This charge relates to the write-off of the unamortized compensation expense due to the acceleration of the vesting of the stock options granted on January 1, 1997 in conjunction with the Company's initial public offering of Common Stock.

     Depreciation and amortization expenses increased from $12.9 million in 1996 to $21.5 million in 1997, an increase of $8.7 million or 67.3%, and increased as a percentage of total revenues from 9.9% in 1996 to 11.7% in 1997. This increase was the result of increased capital expenditures for shelving, building, and improvements to records management facilities and information systems and the amortization of goodwill from the Company's acquisitions and client acquisition costs.

     The Company incurred a foreign currency exchange adjustment in 1997 of $0.7 million during which time the Company had an intercompany loan with the Issuer. This exchange adjustment was directly related to the decrease in the Canadian dollar to U.S. dollar exchange rate during the last quarter of 1997.

     The Company incurred non-recurring charges of $3.3 million, or 2.5% of total revenues, in 1996 in connection with the assumption of leasehold interests in certain facilities from affiliated parties completed in connection with the sale of the 1996 Notes and with the establishment of a pension for Leo W. Pierce, Sr.

     Interest expense increased from $17.2 million in 1996 to $29.3 million in 1997, an increase of $12.0 million or 69.9%. The increase was primarily attributable to increased indebtedness related to financing acquisitions and capital expenditures, as well as the higher interest rate on the 1997 Notes issued in July 1997 and a full year of interest expense on the 1996 Notes compared to the bank debt repaid upon the issuance of the 1997 Notes and 1996 Notes. Interest expense was also affected by the proceeds of the Company's initial public stock offering.

     As a result of the foregoing factors, the Company had a loss before income taxes and extraordinary charge of $1.7 million (0.9% of revenues) for 1997 compared to income of $2.5 million (1.9% of revenues) in 1996.

     The Company recorded a provision for income taxes of $7.4 million (or 4.1% of revenues) for 1997. These taxes were comprised of the tax effect from the termination of the Company's Subchapter S status ($6.6 million) and the provision for the results of operations after the termination of its status as an S Corporation on July 1, 1997 ($0.8 million). There was no provision for income taxes in the year ended 1996 since the Company operated as a Subchapter S corporation during the period.

     The Company recorded extraordinary charges of $6.0 million in 1997 and $2.0 million in 1996 related to the early extinguishment of debt as a result of refinancing and expanding its existing credit agreement in 1997 and 1996.

     As a result of the foregoing items, the Company had a net loss of $15.2 million and net income of $0.5 million for 1997 and 1996, respectively.

     EBITDA increased from $35.9 million in 1996 to $51.5 million in 1997, an increase of $15.6 million or 43.6%, and increased as a percentage of total revenues from 27.6% in 1996 to 28.1% in 1997. The increase as a percentage of the total revenues reflected growth in the Company's business, economies of scale and increased operating efficiencies.

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Total revenues increased from $95.4 million in 1995 to $129.7 million in 1996, an increase of $34.4 million or 36.0%. Revenues from acquisitions represented $25.7 million or 74.9% of this increase, including $16.3 million from a full year of operations of five acquisitions made in 1995 and $9.4 million from a partial year of operations of twelve acquisitions made in 1996. Approximately $8.6 million or 25.1% of the total revenue growth resulted from sales to new customers and increases in cubic feet stored from existing customers.

     Storage revenues increased from $55.5 million in 1995 to $75.9 million in 1996, an increase of $20.4 million or 36.8%. Service and storage material sales revenues increased from $39.9 million in 1995 to $53.8 million in 1996, an increase of $14.0 million or 35.0%.

     Cost of sales (excluding depreciation and amortization) increased from $55.6 million in 1995 to $73.9 million in 1996, an increase of $18.3 million or 32.8%, but decreased as a percentage of total revenues from 58.3% in 1995 to 57.0% in 1996. The $18.3 million increase was due primarily to increases in wages and benefits resulting from an increased number of employees and increases in facility occupancy costs associated with the growth in business. The decrease as a percentage of total revenue was due primarily to increased operating and storage efficiencies.

     Selling, general and administrative expenses increased from $16.1 million in 1995 to $20.0 million in 1996, an increase of $3.9 million or 23.9%, and decreased as a percentage of total revenues from 16.9% in 1995 to 15.4% in 1996. The decrease as a percentage of total revenues was due to operating efficiencies and the implementation of programs to control and reduce certain administrative expenses. The purchase of certain real estate interests from affiliates in August 1996 contributed $0.9 million to the reduction in cost of sales or 0.7% as a percentage of total revenues.

     Depreciation and amortization expenses increased from $8.2 million in 1995 to $12.9 million in 1996, an increase of $4.7 million or 57.7%, and increased as a percentage of total revenues from 8.6% in 1995 to 9.9% in 1996. This increase was the result of increased capital expenditures for shelving and improvements to record management facilities and information systems and the amortization of goodwill from the Company's acquisitions.

     The Company incurred non-recurring charges of $3.3 million in 1996 in connection with the assumption of leasehold interests in certain facilities from affiliated parties and with the establishment of a pension for Leo W. Pierce, Sr.

     As a result of the foregoing factors, excluding the non-recurring charges in 1996, operating income increased from $15.0 million in 1995 to $23.0 million in 1996, an increase of 53.7% and increased as a percentage of total revenues from 15.7% in 1995 to 17.7% in 1996. The increase reflected the growth in the Company's business, economies of scale and increased operating efficiencies.

     Interest expense increased from $9.6 million in 1995 to $17.2 million in 1996, an increase of $7.6 million or 79.0%, due primarily to higher levels of indebtedness. The Company recorded extraordinary charges of $2.0 million in 1996 and $3.3 million in 1995 related to the early extinguishment of debt as a result of refinancing and expanding its existing credit agreement in 1996 and 1995.

     As a result of the foregoing factors, net income was $0.5 million in 1996 compared to net income of $2.1 million in 1995.

     EBITDA increased from $23.6 million in 1995 to $35.9 million in 1996, an increase of $12.3 million or 51.8%, and increased as a percentage of total revenues from 24.8% in 1995 to 27.7% in 1996. The increase as a percentage of the total revenues reflected growth in the Company's business, economies of scale and increased operating efficiencies.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of capital have been cash flows from operations and borrowings under various revolving credit facilities and other senior indebtedness. Historically, the Company's primary uses of capital have been for acquisitions, capital expenditures and client acquisition costs.

     Capital Investments

     For 1997, 1996 and 1995, and the six months ended June 30, 1998, capital expenditures were $35.4 million, $23.5 million, $16.3 million and $19.2 million, respectively, and client acquisition costs were $10.6 million, $6.5 million, $2.2 million and $4.4 million, respectively. In 1998, the Company expects its aggregate capital expenditures will approximate $35.0 million. Over 85% of 1998 capital expenditures are anticipated to be growth related, primarily shelving for new client records.

     Acquisitions

     In order to take advantage of the operating efficiencies of the PLUS(R) system and the opportunities presented by the consolidation undergoing in the record management industry, the Company has actively pursued acquisitions since the beginning of 1994, which has significantly impacted liquidity and capital resources. In 1997, the Company completed 17 acquisitions for an aggregate purchase price of $109.1 million, consisting of $102.1 million in cash, 328,621 shares of Common Stock with a deemed value of $4.5 million and $1.7 million in Sellers notes. Since the beginning of 1998, the Company has completed 16 acquisitions, for an aggregate cash purchase price of approximately $203.7 million and 548,262 shares of Common Stock with a deemed value of approximately $14.4 million. The Company has historically financed its acquisitions with borrowings under its credit agreements and notes and with cash flows from existing operating activities.

     To the extent that future acquisitions are financed by additional borrowings under the Company's credit facility or other types of indebtedness, the resulting increase in debt and interest expense could have a negative effect on such measures of liquidity as debt to equity.

     Sources of Funds

     Net cash flows provided by operating activities were $21.0 million, $26.4 million, $17.5 million and $15.2 million for 1997, 1996, 1995 and the six months ended June 30, 1998, respectively. The $5.5 million decrease from 1996 to 1997 was primarily comprised of a reduction in net income of $15.7 million and a $14.1 million increase in working capital, offset by a $9.2 million increase in depreciation and amortization, an increase in deferred income taxes of $7.4 million, a $4.0 million increase in extraordinary charge and a special compensation charge of $1.8 million in 1997.

     Net cash flows used in investing activities were $156.5 million, $108.8 million, $51.3 million and $167.7 million for 1997, 1996, 1995 and the six months ended June 30, 1998, respectively. The uses of such cash flows were primarily for acquisitions, capital expenditures and client acquisition expenditures detailed above.

     Net cash flows provided by financing activities were $136.1 million, $82.9 million, $34.2 million and $153.3 million for 1997, 1996, 1995 and the six months ended June 30, 1998, respectively. In 1997, the $136.1 million in financing activities consisted primarily of $120 million of gross proceeds from the issuance of the 1997 Notes, $93.6 million in net proceeds from Pierce Leahy's initial public offering of Common Stock, and $17.2 million of borrowings on the revolving line of credit, offset by the repayment of long-term debt of $82.5 million, the $7.0 million prepayment premium on the redemption of a portion of the 1996 Notes and the payment of $5.2 million of financing costs related to the issuance of the 1997 Notes and the Company's credit facility. In August 1997, the Company entered into its current Credit Facility, which, as amended, provides $150 million in U.S. dollar borrowings, and Cdn. $40 million in Canadian dollar borrowings. In July 1996, the Company issued $200 million of the 1996 Notes and used the net proceeds to retire all of the debt outstanding under the Company's previous credit facility, to purchase certain properties from affiliates of the Company, to redeem stock from a shareholder of the Company, to fund an acquisition and for general corporate purposes.

     In April 1998, the Company issued $135.0 million principal amount of Original Notes pursuant to the Purchase Agreement. Pursuant to the Exchange Offer, the Exchange Notes will be substituted for those Original Notes which are validly tendered and not withdrawn as provided herein.

     The Credit Facility contains a number of financial and other covenants restricting the Company's ability to incur additional indebtedness and make certain types of expenditures. Covenants in the indentures governing the Notes, the 1997 Notes and the 1996 Notes, also restrict borrowings under the Credit Facility. As of June 30, 1998, $44.0 million was outstanding under the Credit Facility and the Company could have borrowed an additional $37.2 million in accordance with the debt incurrence limitations. The effective interest rate on the Credit Facility, as of June 30, 1998, was approximately 7.71%. As of June 30, 1998, on a pro forma basis, after giving effect to the Recent Acquisitions, the Company could have borrowed an additional $30.2 million in accordance with debt incurrence limitations. Additionally, to the extent the Company makes acquisitions, it would have additional availability under the Credit Facility based upon the pro forma EBITDA of such acquisitions.

     Future Capital Needs

     Management believes that cash flow from operations in conjunction with borrowings under the Credit Facility and possible other sources of financing will be sufficient for the foreseeable future to meet working capital requirements, debt service requirements and to make possible future acquisitions and capital expenditures. Depending on the pace and size of future possible acquisitions, the Company may elect to seek additional debt or equity financing. There can be no assurance that the Company will be able to obtain any future financing, if required, or that the terms for any such future financing would be favorable to the Company.

                                   BUSINESS

GENERAL

     Pierce Leahy Command Company is the issuer of the Notes and is an indirect subsidiary of Pierce Leahy, which is a guarantor of the Notes on an unsecured senior subordinated basis. After consummation of the Archivex Acquisition, the Issuer operates 26 records management facilities in the nine largest markets in Canada.

     The Company is the largest hard copy records management company in North America, as measured by its 76 million cubic feet of records currently under management. The Company operates a total of 222 records management facilities of which 192 are in the United States, serving 69 markets, including 23 of the 25 largest U.S. markets. In addition, the Company operates 30 records management facilities in Canada's nine largest markets, including 26 facilities operated by the Issuer and four facilities operated by Archivex.

     The Company's strategies and operations are intended to be standardized throughout North America (United States and Canada). Accordingly, unless otherwise noted or the context otherwise suggests, the description of the Company's strategies and operations are intended to cover all of its operations in the United States and Canada.

     The Company is a full-service provider of records management and related services, enabling customers to outsource their data and records management functions. The Company offers storage for all major media, including paper (which has typically accounted for approximately 94% of the Company's storage revenues), computer tapes, optical discs, microfilm, video tapes and X-rays. In addition, the Company provides next day or same day records retrieval and delivery, allowing customers prompt access to all stored material. The Company also offers other data management services, including customer records management programs, imaging services and records management consulting services.

     The Company believes it is the most technologically advanced records management company in the industry by virtue of its Pierce Leahy User Solution(R) (PLUS(R)) computer system. The PLUS(R) system fully integrates the Company's records management, data retrieval and billing functions on a centralized basis through the use of proprietary, real time software. The PLUS(R) system assists the Company in efficiently managing records in multiple locations for national and local customers, rapidly integrating acquisitions of records management companies and maintaining a low-cost operating structure. The Company serves a diversified group of over 40,000 customer accounts in a variety of industries such as financial services, manufacturing, transportation, healthcare and law. The Company's storage and related services are typically provided pursuant to contracts that include recurring monthly storage fees, which continue until such records are permanently removed (for which the Company charges a fee), and additional charges for services such as retrieval on a per unit basis.

     The Company's growth strategy is to expand its business in new and existing markets through (i) targeting new customers, (ii) growing with existing customers and (iii) continuing its acquisition program. The Company has adopted the following approaches to pursue its growth objectives:

     TARGETING NEW CUSTOMERS.   The Company has a dual sales strategy focused on
both larger, typically multi-location accounts and smaller accounts, with a dedicated sales force for each. The Company's sales and marketing force has increased from approximately 70 persons at the end of 1996 to approximately 130 persons currently.

     GROWING WITH EXISTING CUSTOMERS. The Company services its existing customers through both a centralized customer service organization and local client service representatives. Existing customers typically generate additional records annually which are stored with the Company.

     CONTINUING ACQUISITION PROGRAM.   The Company believes that the records
management industry is highly fragmented and offers substantial opportunity for consolidation. The Company targets potential acquisitions both in the markets it already services and in new markets which it is not yet servicing. From 1993 to 1997, the Company completed and integrated 39 acquisitions, totalling approximately 22.3 million cubic feet of records at the time of acquisition. Since the beginning of 1998, the Company has completed 16 acquisitions totaling approximately 13.2 million cubic feet of records.

     The Company's growth strategy is supported by an operating strategy which emphasizes providing premium standardized services while maintaining a low-cost operating structure. Both strategies apply to the entire North American market (United States and Canada). The Company expects to continue its growth and enhance its position by implementing its strategy based on the following elements:

          USING SOPHISTICATED CENTRALIZED SYSTEMS TO PROVIDE HIGH QUALITY SERVICE. In tandem with the Company's centralized customer service organization and local field support personnel, the Company utilizes its PLUS/(R)/ system to provide a high and consistent level of service (24 hours a day, seven days a week) to its customers on a national and local basis, including providing its customers with real-time access to the database. Although PLUS/(R)/ is centralized, the system permits local management flexibility through a variety of pre-programmed options to customize the system and enhance its utility to different types of customers.

          MAINTAINING ITS POSITION AS A LOW-COST PROVIDER THROUGH ECONOMIES OF SCALE. The Company strives to remain a low-cost operator through achieving economies of scale in labor, real estate, transportation, computer systems and administrative expenses. The PLUS/(R)/ system allows the Company to enhance the efficiency of its facilities while reducing fixed and operating costs. This system eliminates the need to designate permanent locations for an individual customer's records within a facility by using sophisticated bar-coding technology which enables records to be stored wherever space is available and to be positioned within the Company's facilities based on retrieval frequency, thereby reducing labor costs. PLUS/(R)/ is also valuable in helping to achieve cost savings in acquisitions.

THE RECORDS MANAGEMENT INDUSTRY

     According to a 1994 study by the Association of Commercial Record Centers (the "ACRC"), an industry trade group with over 500 members, approximately 2,600 companies offer records storage and related services in North America. The Company believes that only 25% of the potential market outsources its records management functions and that approximately 75% is still "unvended," or internally managed. The Company estimates that the North American vended records management industry generates annual revenues in excess of $1.0 billion. Management believes that the industry is highly fragmented, with most industry participants operating on a regional or local basis.

     Saved documents, or records, generally fall into two categories: active and inactive. Active records refer to information that is frequently referenced and usually stored on-site by the originator. Inactive records are not needed for frequent access, but must be retained for future reference, legal requirements or regulatory compliance.

     Inactive records, which the Company estimates comprise approximately 80% of all records, are the principal focus of the records management industry.

     The Company believes that the records management industry is characterized by the following trends:

     INDUSTRY CONSOLIDATION.   The records management industry is undergoing a
period of consolidation as larger, better capitalized industry participants acquire smaller regional or local participants. Management believes that consolidation is primarily driven by the needs of large customers for fully integrated coverage and the ability to realize economies of scale, especially with respect to labor, real estate, transportation and computer systems and administrative expenses. Industry consolidation also provides private owners of smaller records management companies the ability to obtain liquidity.

     MOVEMENT TOWARDS OUTSOURCING.   Outsourcing of internal records management
functions represents the largest single source of new business for records management companies. The Company believes that as more organizations become aware of the advantages of professional records management, such as net cost reductions and enhanced levels of service, the records management industry will continue to gain a growing portion of the unvended segment. The Company also believes that the establishment of national providers with well-known brand names will help to accelerate this trend.

     INCREASING PRODUCTION OF PAPER. Increasingly widespread technologies such as facsimiles, copiers, personal computers, laser printers and advanced software packages have enabled organizations to create, copy and distribute documents more easily and broadly. In spite of new "paperless" technologies (including the Internet and "e-mail"), information remains predominantly paper based. Additionally, the cost of storing records on paper is currently less expensive than the cost of converting paper records to, and storing on, other media (e.g., computer media, imaging, microfilm, CD-Rom and optical disc).

     EXPANDED RECORD KEEPING NEEDS. While technology has augmented the growth of paper generation, several external forces and concerns have played an important role in organizations' decisions to store and retain access to records. For example, the continued growth of regulatory requirements and the proliferation of litigation has resulted in increased volumes and lengthened holding periods of documents. Retained records are also remaining in storage for extended periods of time because the process of determining which records to destroy is time consuming and often more costly in the short-term than continued storage.

ACQUISITION HISTORY AND GROWTH STRATEGY

     The Company believes that the consolidation trend occurring in the North American records management industry will continue and that acquisitions will remain an important part of the Company's growth strategy. Acquisitions provide the Company with the ability to expand and achieve additional economies of scale. From 1993 to 1997, the Company successfully completed and integrated 39 acquisitions, totaling approximately 22.3 million cubic feet of records at the time of acquisition. Since January 1, 1998, the Company has completed 16 acquisitions, including the Archivex Acquisition and the Kestrel Acquisition, totalling approximately 13.2 million cubic feet of records at the time of acquisition. As a result of its substantial acquisition experience, the Company has developed a standardized program through which it integrates acquired companies into its existing infrastructure. In each of these acquisitions, staffing levels were initially reduced with further reductions typically taking place in the following months as general and administrative functions were integrated into the Company's centralized operating system.

     The following table summarizes certain information for each acquisition completed since 1993:

                                                                         EXISTING/-
ACQUISITIONS                           LOCATION                         NEW LOCATION
------------                           --------                         ------------
1993 Acquisition
Data Management of Tennessee           Nashville                        New

1994 Acquisitions
Command Records                        Chicago                          Existing
Fidelity Archives                      Philadelphia                     Existing
ProFilers                              Jacksonville                     New
Fileminders                            Jacksonville                     New

1995 Acquisitions
Vital Archives                         New York                         Existing
Bestway Archival Services              Miami                            Existing
Curtis Archives                        Seattle                          New
Command Records Service                Canada*                          New
AMK Documents                          Phoenix                          New

1996 Acquisitions
Brambles (Ottawa Division)             Ottawa                           Existing
The File Cabinet                       Atlanta                          Existing
File Box                               Austin                           New
Security Archives                      Dallas                           Existing
Archives America of San Diego          San Diego                        New
Security Archives of Denver            Denver                           New
Data Protection Services               Birmingham                       New
Info-Stor                              Calgary                          Existing
Archives                               Denver                           Existing
InTrust                                Denver, Albuquerque,
                                       Colorado Springs,
                                       Ft. Wayne                        Existing/New
Security Archives of Las Vegas         Las Vegas                        New
Records Management                     Birmingham                       Existing

1997 Acquisitions
Security Archives & Storage Company    Wilmington                       Existing
The Records Center                     Tampa                            Existing
Data Archives                          Trenton                          Existing
Professional Records Storage
  & Delivery                           West Palm Beach                  Existing
Advanced File Storage Systems          Jacksonville                     Existing
Records Management Services            Multiple**                       Existing/New
Austin File Room                       Austin                           Existing
Corporate Storage                      Chicago                          Existing
Smithfield Archives                    El Paso                          New
FilExpress                             Pittsburgh                       New
National Records Management            Louisville                       New
Records Management
  & Projection                         New Orleans                      New

Davidson Archives                      Kansas City                      Existing
Datafilms, Inc.                        Denver                           Existing
dataLOK Partners                       San Fernando                     Existing
Binyon O'Keefe                         Ft. Worth                        Existing
Records Depository                     Buffalo                          New

1998 Acquisitions
Records Archives Corp.                 Houston                          Existing
Automated Records Centre               Toronto                          Existing
DataStor                               St. Louis                        Existing
Offsite Records Management             Dallas                           Existing
Deliverex of Denver                    Denver                           Existing
Archivex Inc.                          Canada***                        Existing/New
Amodio Archives                        New Britain, CT                  Existing
All Safe Records                       Boston                           Existing
The Record Centre                      Detroit                          Existing
Comac Services                         San Francisco, Chicago, Atlanta  Existing
Data Protection Services               Birmingham                       Existing
Bender Records Management              Reno                             New
Keystone Records Management            Harrisburg                       New
Kestrel Records Management             Dallas, Houston                  Existing
Data Management Systems                Halifax, Nova Scotia             New
Dallas Secured Records                 Dallas                           Existing

---------------------------
*    Toronto, Montreal, Vancouver, Ottawa and Calgary.
** Chicago, Indianapolis, Cincinnati, Los Angeles, Phoenix, Houston, New York and St. Louis.
***  Montreal, Quebec City, Toronto, Winnipeg, Edmonton and Calgary.

     The Company's centralized organizational structure and management information systems are essential elements for both the successful integration of acquired records management operations and the ability of the Company to achieve economies of scale. The rapid conversion of an acquired company's records into the PLUS(R) system and the integration of all corporate functions (order processing, accounting, payroll, etc.) into the Company's corporate organization in an efficient, standardized process allows the Company to realize cost savings as a result of reduced labor and overhead costs and improved facility utilization. The Company also believes that its centralized approach permits better quality measurement and control procedures than a decentralized approach to integrating acquisitions. See "Risk Factors-Risks Associated with Acquisitions."

     The Company targets potential acquisitions both in locations it already services (existing markets) and in new areas which it is not yet servicing. Existing market acquisitions typically provide the highest degree of operating leverage as a result of eliminating redundant overhead, such as overlapping delivery runs, and when economically feasible, consolidating with an existing Company facility in the same market. New market acquisitions allow the Company to both expand its business generally and enhance its ability to serve multi-location customer accounts. These acquisitions are typically either the result of following an existing customer into a new location or are on a more opportunistic basis when an attractive acquisition comes to the attention of the Company. Once in the new area, the Company seeks to obtain records from its existing multi-location customers which may have operations in that area. Additionally, operating in the new locations assists the Company's sales force in more effectively targeting new customers in that area.

THE 1998 ACQUISITIONS

     Since January 1998, the Company has completed 16 acquisitions (the "1998 Acquisitions"), including the Archivex Acquisition and the Kestrel Acquisition. Five of the 1998 Acquisitions, including the Kestrel Acquisition, were completed after June 30, 1998 (the "Recent Acquisitions"). The aggregate consideration for the 1998 Acquisitions was approximately $203.7 million in cash and shares of Common Stock with a deemed value of approximately $14.4 million. The locations of the facilities acquired in the 1998 Acquisitions are set forth above under the section "Acquisition History and Growth Strategy." One of such 1998 Acquisitions, Comac, is a marketing literature storage and fulfillment company.

THE ARCHIVEX ACQUISITION

     In April 1998, the Company purchased substantially all of the assets of Archivex Inc., a Canadian records storage company with operations in six Canadian cities, including three markets in which the Issuer previously had operations (Montreal, Toronto and Calgary) and three markets in which the Issuer did not have a presence (Quebec City, Winnipeg and Edmonton). The aggregate cash consideration for the Archivex Acquisition, which represented a significant expansion in the Canadian market, was approximately $63.0 million. Included in the Archivex Acquisition were six owned records storage facilities with in excess of an aggregate of 600,000 square feet of space and five leased records storage facilities with approximately 100,000 square feet of space. The Archivex Acquisition added 4.0 million cubic feet of records under management. The Issuer loaned approximately $20 million to Archivex, which purchased the assets of Archivex Inc. located in Montreal. The Issuer purchased the remaining assets of Archivex Inc. After the Archivex Acquisition, the Issuer operates 26 records management facilities in nine markets and Archivex operates four records management facilities in Montreal.

THE KESTREL ACQUISITION

     On July 2, 1998, the Company purchased all of the capital stock of Kestrel Holdings, Inc., a records storage company which, through its subsidiaries, operates records storage facilities in Dallas and Houston. Included as part of the acquisition are four owned records storage facilities with an aggregate of approximately 264,000 square feet of space and four leased records storage facilities with an aggregate of approximately 350,000 square feet of space. The Kestrel Acquisition added approximately 2.5 million cubic feet of records under management. The consideration for the Kestrel Acquisition was approximately $52 million and was financed through borrowings under the Credit Facility.

DESCRIPTION OF SERVICES

     The Company's records management services are focused on storage, retrieval and data management of hard copy documents.

     Storage

     Storage revenues have averaged 58% of total revenues during the Company's last five fiscal years. Nearly all of the Company's storage fees are derived from hard copy storage. During 1997, the Company generated 94% of its storage revenues from hard copy storage and 6% from vault storage for special items such as computer tapes, X-rays, films or other valuable items. Storage charges typically are billed monthly on a per cubic foot basis.

     The Company tracks all of its records stored in cartons, from initial pick-up through permanent removal, with the use of its PLUS(R) system. Bar-coded boxes are packed by the customer and transported by the Company's transportation department to the appropriate facility where they are scanned and placed into storage at the locations designated by PLUS(R). At such time, the Company's data input personnel enter the data twice (i.e., double key verifying) to enhance the integrity of the information entered into the system.

     The Company offers secure, climate-controlled facilities for the storage of non-paper forms of media such as computer tapes, optical discs, microfilm, video tapes and X-rays. These types of media often require special facilities due to the nature of the records. The Company's storage fees for non-paper media are higher than for typical paper storage. The Company also provides ancillary services for non-paper records in the same manner as it provides for its hard copy storage operations.

     Service and Product Sales

     The Company's principal services include adding records to storage, temporary removal of records from storage to support a customer's need to review the files, replacing temporarily removed records and permanent withdrawals from storage or destruction of records. Pick-up and delivery of customer records can be tailored to a customer's specific needs and range from standard service (typically requests received by 10:30 a.m. are delivered or picked up that afternoon and requests received by 3:30 p.m. are delivered or picked up the next day) to emergency service (typically within three hours or less). Pick-up and delivery operations are supported by the Company's fleet of over 550 owned or leased vehicles. The Company charges for pick-up and delivery services on a per-unit basis depending on the immediacy of delivery requested.

     A small percentage of the Company's customers manage their records on a file by file basis, allowing the customer direct access and traceability of a specific file (rather than on a box by box basis). The Company provides data entry services to such customers to input the file by file listings into the PLUS(R) system.

     The Company also offers a records destruction service, which provides customers with a secure, controlled program to periodically review and remove records which no longer need to be retained. Although boxes destroyed no longer generate monthly storage fees, the Company charges for the destruction of records and increases its available shelving space as a result. The Company believes its ability to manage destruction programs for customers efficiently through the PLUS(R) system also enhances its ability to attract large accounts.

     In addition to providing traditional storage, customers may contract with the Company to manage their on-site records or file services center. Such management services generally include providing Company personnel to manage the customer's active files (including records storage and tracking) at the customer's facilities, supplemented by off-site storage at the Company's facilities. As part of this service, the Company can use its own internally developed file management software, or maintain the customer's existing system. The Company also provides consulting and other services on an individualized basis, including advisory work for customers setting up in-house records management systems. In addition, the Company sells cardboard boxes and other storage containers to its customers.

CUSTOMER SERVICE

     Customer calls are routed into one of the Company's two centralized customer service departments located in the Company's U.S. and Canadian corporate headquarters. Both customer service departments are staffed and can receive customer calls 24 hours a day, seven days a week. The Company currently employs approximately 86 customer service representatives. Routine pick-up and delivery requests are dispatched directly by customer service representatives to local facilities as directed by PLUS(R).

     PLUS(R), in tandem with a centralized order processing organization and local field support personnel, enables the Company to provide a high and consistent level of service (24 hours a day, seven days a week) to its customers in a cost-effective manner. The centralized order entry system allows (i) efficient workload balancing as the daily "peak" call-in periods can be spread over three time zones, (ii) centralized quality control monitoring to increase delivery of consistent and high-quality service, and (iii) the employment of Spanish-speaking customer service representatives whose language skills can serve any of the Company's U.S. customers, primarily for its operations in Florida, Texas and California.

     As a complement to its centralized customer service departments, the Company provides client service representatives to work with existing customers at the local level. In addition to maintaining personal contacts with customers, the local client service representatives help meet the Company's customers' changing records management needs through advice in efficient recordkeeping procedures, and, when appropriate, by offering the sale of additional services.

MANAGEMENT INFORMATION SYSTEMS

     The Company believes that PLUS(R), its core management information system, is the most sophisticated records management system in the industry, and provides the Company with a significant customer service and cost advantage in attracting and retaining major accounts with records storage needs in multiple locations and acquiring other records management companies. The Company's centralized customer service and billing functions eliminate the need for redundant functions at individual facilities. In addition, the PLUS(R) system enables the Company to offer its customers full life cycle records management, from file creation to destruction, and coordinates inventory control, order entry, billing, material sales, service activity, accounts receivable and management reporting on a centralized basis. PLUS(R) utilizes database technology, proprietary software and extensive bar coding in a flexible, enterprise-wide, client/server environment.

     Implementation of the PLUS(R) system has improved the Company's operating efficiency by streamlining a number of its daily work processes:

 .    PLUS(R) allows the Company real time access to locate each unit of a customer's records, regardless of geographic location, through an enterprise-wide, shared database and to centrally receive and dispatch pick-up and delivery orders to the appropriate location for processing. Management believes that no other records management system in the industry offers such real time access for multiple locations.

 .    The PLUS(R) system reduces the number of employees required to handle the inbound/outbound movement of boxes through the use of sophisticated algorithms which allow archive employees to process multiple customer requests in an efficient manner.

 .    PLUS(R) facilitates the integration of acquired records management companies in an efficient, standardized process. By converting the acquired company's records into the PLUS(R) system, the Company is able to reduce the labor and overhead costs associated with the acquisition, resulting in cost savings.

 .    The PLUS(R) system assists the Company in efficiently utilizing its storage space by eliminating the need for permanent locations for individual records. At any one time, approximately 2% of total cubic feet of records managed by the Company are temporarily returned to customers, freeing up storage space which PLUS(R) enables the Company to use productively. When a box is temporarily returned to a customer, a new box may be placed in the original box's location. Upon return of the original box to the Company, PLUS(R) automatically assigns the box a new location within a facility in the market in which the Company determines to store the box.

     PLUS(R) offers several additional features which enhance the Company's customer support functions. The PLUS(R) system is continuously updated when any account activity is undertaken, providing customers with real time access to information regarding box location and retrievals. The PLUS(R) system is flexible and allows the Company to design and implement customized records management solutions for various industries utilizing a set of standardized options. The PLUS(R) system's on-line customer support network allows certain customers to place orders for both records storage and retrieval directly from their own in-house terminals resulting in a more efficient system of records management. PLUS(R) can also perform sophisticated searches to locate inventory items even when the customers do not have the specific number of the box they are seeking. In addition, the Company has recently initiated a trial program, PLUS(R) Link, which is designed to transfer information directly between the Company's centralized database and a customer's local file room.

SALES AND MARKETING

     During the past five years, the Company has invested significant effort in developing its sales and marketing department, which is comprised of approximately 130 employees in the United States and Canada. Sales representatives are trained to sell a "total systems approach," in which a customer's records management requirements are surveyed and evaluated in order to determine the file management system which best meets the customer's needs and offer recommendations on how to implement such a system. From 1993 to 1997, the Company's sales representatives secured over 4,000 new customer accounts comprising over 12.8 million cubic feet of records from new accounts.

     The Company's sales and marketing department is divided into five regions:
Northeast; South; Midwest; West; and Canada. The Company's Vice President, Sales and Marketing directs five regional sales managers who are each responsible for one of the regions. In addition, the Company's sales force is divided between sales representatives who focus on large accounts which are frequently multi-location and a recently expanded group of sales representatives who focus on smaller, single-location customers. The sales force is primarily compensated on a commission basis with incentives tied to the Company's sales goals. The Company also uses telemarketing, direct response and print advertising to assist in its marketing programs.

CUSTOMERS

     The Company serves a diversified group of over 40,000 customer accounts in a variety of industries, including financial services, manufacturing, transportation, healthcare and law. The Company tracks customer accounts, which are based on invoices. Accordingly, depending on how invoices have been arranged at the request of a customer, one customer may have multiple customer accounts. None of the Company's customers accounted for more than 3% of the Company's total revenues during any of the last three years. The Company services all types of customers from small to medium size companies (such as professional groups and law firms that often have one location) to Fortune 500 companies that have operations in multiple locations. The Company provides records management services to approximately one-half of the Fortune 500 companies and has over 50 customers with over 100,000 cubic feet of records under management with the Company. Larger companies with multiple locations that have performed their own records management services to date are a principal focus for new customers by the Company. The Company believes that its presence in multiple locations in conjunction with the PLUS(R) system enable it to provide the sophisticated file management services frequently required by such customers.

     The Company's contracts with larger, typically multi-location customers usually provide for an initial term of five or more years, and contracts with other customers typically provide for initial terms of one or two years. Both types of contracts generally provide for annual renewals thereafter (with either party having the right to terminate the contract). Customers are generally charged monthly storage fees until their records are destroyed or permanently removed, for which fees are charged. In addition, services such as file retrieval are separately charged. During 1997, approximately 3% of cubic feet of records under management by the Company were permanently removed (other than as part of an organized records destruction program). The Company believes this relatively low attrition rate is due to a number of factors, including satisfaction with the Company's services as well as the effort and expense of transferring records to another service provider or back in-house.

FACILITIES

     The Company operates a total of 222 records management facilities of which 192 are in the United States, serving 67 markets, including 23 out of 25 of the largest U.S. markets, and 30 facilities in Canada serving Canada's nine largest markets. Of the 15.9 million square feet of floor space (representing approximately 107.9 million cubic feet of storage capacity) in the Company's records storage facilities, approximately 36% and 64% (40% and 60% on a cubic footage basis) are in owned and leased facilities, respectively. The Company's facilities are located as follows:


                                                     RECORDS MANAGEMENT      CUBIC FEET
REGION                                                   FACILITIES         OF CAPACITY
------                                                   ----------       --------------
United States

  Southern Region..................................           28      10.5 million
    (includes Alabama, Florida,
    Georgia, Kentucky, Louisiana, North Carolina
     and Tennessee)

  Northern Region..................................           57      45.0 million
    (includes Connecticut, Delaware,
    Maryland, Massachusetts, New Jersey,
    New York, Ohio, Pennsylvania and
    Virginia)
  Midwest Region...................................           82      28.2 million
    (includes Colorado, Illinois,
    Indiana, Michigan, Minnesota, Missouri,
    New Mexico, Oklahoma and Texas)

  Western Region...................................           25       8.6 million
    (includes Arizona, California,
    Nevada, Utah and Washington)
                                                           -------    -------------
Total U.S..........................................          192      92.3 million

Canada

  (includes Calgary, Edmonton, Halifax, Montreal,
    Ottawa, Quebec City, Toronto, Vancouver and
         Winnipeg)                                            30      15.6 million
                                                           -------    -------------
Total..............................................          222      107.9 million
                                                           =======    =============

  In response to certain opportunities that arose, the Company has made significant new facility investments, substantially increasing the Company's available storage capacity in its Northeast region. During 1995, the Company purchased a storage facility in New Jersey with 12 million cubic feet of storage capacity and leased (with an option to purchase) a storage facility in Massachusetts with five million cubic feet of storage capacity. The Company is in the process of consolidating certain individual warehouses into these facilities and will consolidate other warehouses over the next two or three years as existing leases expire. The addition of these facilities provides the Company with substantial excess storage capacity in such region and is expected to satisfy the Company's facility expansion requirements in its Northeast region for several years. The Company intends to consolidate facilities in other locations when appropriate. Primarily as a result of the new facilities in New Jersey and Massachusetts, warehouse utilization has declined to approximately 70% from historical levels to 80%.

COMPETITION

  The Company competes with numerous records management companies in all geographic areas in which it operates. The Company believes that competition for customers is based on price, reputation for reliability, quality of service and scope and scale of technology, and believes that it generally competes effectively based on these factors. Management believes that, except for Iron Mountain Incorporated, all of these competitors have records management revenues significantly lower than those of the Company. The Company believes that the trend towards consolidation in the industry will continue, and the Company also faces competition in identifying attractive acquisition candidates. In addition, the Company faces competition from the internal document handling capability of its current and potential customers.

  The substantial majority of the Company's revenues are derived from the storage of paper records and from related services. Alternative technologies for generating, capturing, managing, transmitting and storing information have been developed, many of which require significantly less space than paper. Such technologies include computer media, microforms, audio/video tape, film, CD-Rom and optical disc. Management believes that conversion of paper documents into these smaller storage media is currently not cost-effective for inactive records, primarily due to the high labor cost of preparing and converting the documents for imaging.

EMPLOYEES

  As of July 31, 1998, the Company had 3,163 employees (296 part-time employees and 2,867 full-time employees), including 617 employees in Canada.
Approximately 50 of the employees of Archivex in Canada are covered by a collective bargaining agreement. Management considers its employee relations to be good.

INSURANCE

  The Company carries comprehensive property insurance covering replacement costs of real and personal property. Subject to certain limitations and deductibles, such policies also cover extraordinary expenses associated with business interruption and damage or loss from fire, flood or earthquakes (in certain geographic areas), and losses at the Company's facilities for approximately $500 million.

ENVIRONMENTAL MATTERS

  The Company's properties and operations, past or present, may be subject to liability under various environmental laws, regardless of fault, for the investigation, removal or remediation of soil or groundwater, on or off-site, resulting from the release or threatened release of hazardous materials, as well as damages to natural resources. The past or present owner or operator of contaminated property may also be subject to claims for damages and remediation costs from third parties based upon the migration of any hazardous materials to other properties.

  At certain of the properties owned or leased by the Company, petroleum products or other hazardous materials are or were stored in USTs. Some formerly used USTs have been removed; others were abandoned in place. The Company believes all of the USTs are registered, where required under applicable law. Some of the properties acquired in the Archivex Acquisition may contain USTs which are required to be removed. It is expected that removal costs to the Issuer will not be material. The Company also is aware of the presence in some of its facilities of ACMs, but believes that no action is presently required to be taken as a result of such material.

  At the Company's New Jersey facility, certain contamination has been discovered resulting from operations of the prior owner thereof. The prior owner, which has agreed to be responsible for the cost of such remediation, is completing remediation of the property under a consent order with the New Jersey Department of Environmental Protection ("NJDEP"). The prior owner has posted a $1.1 million letter of credit with the NJDEP. The Company has purchased an environmental liability insurance policy covering the cleanup costs to the Company, if any, resulting from any on- or off-site environmental condition existing at the time of the Company's acquisition of this property, with a $500,000 deductible and policy limits of $4 million per occurrence/$8 million in the aggregate, provided the claim first arises during the term of the policy, which is August 11, 1998 through August 11, 2003.

  The Company has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material noncompliance, liability or claim under environmental laws applicable to the Company other than as described above. No assurance can be given that there are no environmental conditions for which the Company may be liable in the future or that future regulatory action, or compliance with future environmental laws, will not require the Company to incur costs that could have a material adverse effect on the Company's financial condition or results of operations.

LEGAL PROCEEDINGS

  The Company is involved in litigation from time to time in the ordinary course of its business. In the opinion of management, no material legal proceedings are pending to which the Company, or any of its property, is subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF PIERCE LEAHY

  Set forth below is certain information regarding Pierce Leahy's directors, executive officers and other significant management personnel:

          NAME                 AGE/(1)/              POSITION
          ----                 ---                   --------
Leo W. Pierce, Sr........       79          Chairman of the Board
J. Peter Pierce..........       52          President, Chief Executive Officer and Director
Douglas B. Huntley.......       38          Vice President, Chief Financial Officer and Director
Joseph A. Nezi...........       51          Vice President, Sales and Marketing
David Marsh..............       50          Vice President, Chief Information Officer
Ross M. Engelman.........       34          Vice President, Operations-South
J. Michael Gold..........       39          Vice President, Operations-Northeast
Christopher J. Williams..       39          Vice President, Operations-West
Raul A. Fernandez........       48          Vice President, Information Services
Joseph P. Linaugh........       48          Vice President, Treasurer and Secretary
Thomas Grogan............       43          Vice President and Controller
Ronald P. Muhlenhaupt....       43          Vice President, Assistant to the President
Lisa G. Goldschmidt......       30          General Counsel
Alan B. Campell..........       47          Director
Delbert S. Conner........       68          Director
Thomas A. Decker.........       52          Director
J. Anthony Hayden........       54          Director

_____________

/(1)/  Age as of June 1, 1998.

       Leo W. Pierce, Sr. has served as Chairman of the Board of the Company since its formation in 1957. Mr. Pierce served as the Chief Executive Officer of the Company from formation to January 1995 and as its President from formation to January 1984. Prior to forming the Company, Mr. Pierce was a sales representative for Lefebure Corporation and an accountant for Price Waterhouse. Mr. Pierce holds a B.A. degree from St. John's University.

       J. Peter Pierce has served as President and Chief Executive Officer of the Company since January 1995 and has been a director since the early 1970s. Mr. Pierce served as President and Chief Operating Officer of the Company from January 1984 to January 1995, prior to which time he served in various other capacities with the Company, including as Vice President of Operations, General Manager of Connecticut, New York and New Jersey and Sales Executive. Mr. Pierce attended the University of Pennsylvania and served in the United States Marine Corps. Leo W. Pierce, Sr. is the father of J. Peter Pierce.

  Douglas B. Huntley has served as Chief Financial Officer since January 1994 and as a director of the Company since September 1994. From May 1993 until December 1993, Mr. Huntley served as Assistant to the President of the Company. From August 1989 to March 1993, he was an Executive Advisor and a Project Manager of Rockwell International in connection with a multi-billion dollar NASA contract. Prior thereto, Mr. Huntley was an accountant for Deloitte Haskin & Sells. Mr. Huntley holds a B.S. degree from Bucknell University and an M.B.A. from the University of Pennsylvania, Wharton School of Business and is a Certified Public Accountant.

  Joseph A. Nezi has served as Vice President, Sales and Marketing of the Company since September 1991. From July 1990 to September 1991, Mr. Nezi was the Vice President, Sales and Marketing of Delaware Valley Wholesale Florist where he was responsible for the sales and marketing of a firm with $30 million of sales. Prior thereto, Mr. Nezi was the President and General Manager of Pomerantz and Company, an office supply company, following 17 years in various sales positions of increasing responsibility with Xerox. Mr. Nezi holds a B.A. degree from Villanova University.

  David Marsh has served as Vice President and Chief Information Officer of the Company since January 1995 and was Assistant to the President of the Company from November 1994 to December 1994. From August 1986 to May 1994, Mr. Marsh was Manager-Corporate Relations for the Massachusetts Institute of Technology where he was responsible for the management and development of MIT's relationships with United States and European information technology, communications and service companies. Prior to August 1986, Mr. Marsh held positions as President of MEA Management Systems, Director of Corporate Strategic Planning with Public Service Company of New Hampshire, Senior Consultant with Booz, Allen & Hamilton and Second Vice President with the Chase Manhattan Bank. Mr. Marsh holds a B.S. degree from University of Salford, U.K. and S.M. degrees in Management and Nuclear Engineering from MIT.

  Ross M. Engelman has served as Vice President, Operations-South since October 1994. From June 1993 to October 1994, Mr. Engelman was Vice President, Information Systems and from September 1991 to June 1993, he was Assistant to the President of the Company. From August 1985 to September 1991, Mr. Engelman was a management consultant with Andersen Consulting. Mr. Engelman holds a B.S.E. degree from the University of Pennsylvania, Wharton School of Business.

  J. Michael Gold has served as Vice President, Operations-Northeast of the Company since June 1993. Prior thereto, Mr. Gold was Vice President, Operations from February 1992 to June 1993, Vice President, New York Metropolitan Region from January 1990 to February 1992 and General Manager of the New Jersey Archive from April 1985 to February 1989. Prior to joining the Company, Mr. Gold was the Budget Administration Manager for SmithKline Beecham. Mr. Gold holds a B.A. degree from Villanova University.

  Christopher J. Williams has served as Vice President, Operations-West since June 1993. From February 1992 to June 1993, Mr. Williams was the Company's Vice President, Information Services. Prior thereto, Mr. Williams held a number of additional positions with the Company since he joined it in 1980, including most recently as General Manager of the New York Archive and Regional Vice President-New England. Mr. Williams holds a B.S. degree from Western New England College.

  Raul A. Fernandez has served as Vice President, Information Systems of the Company since February 1990. From March 1988 to February 1990, Mr. Fernandez was Director of Information Systems. Prior to joining the Company, Mr. Fernandez was employed by RCA Pictures Division and Sperry-Unisys as District Manager. Mr. Fernandez holds a B.A. degree from Kings College.

  Joseph P. Linaugh has served as Vice President and Treasurer of the Company since January 1994 and Secretary of the Company since December 1997. From January 1990 to December 1993, Mr. Linaugh served as Vice President, Chief Financial Officer and a director of the Company. Prior to joining the Company, Mr. Linaugh worked in various financial positions with private and publicly held companies and for Laventhol & Horwath in public accounting. Mr. Linaugh holds a B.S. degree from LaSalle University and is a Certified Public Accountant.

  Thomas Grogan has served as Vice President and Controller of the Company since January 1994. From April 1985 to December 1993, Mr. Grogan was the Company's Vice President of Finance and Administration. Prior to joining the Company, Mr. Grogan worked for Dunn, Dunn and Associates in public accounting from May 1979 to March 1985 and in private industry from June 1977 to April 1979. Mr. Grogan holds a B.S. degree from Widener College and is a Certified Public Accountant.

  Ronald P. "Rip" Muhlenhaupt has served as Vice President, Assistant to the President since October 1994, with responsibility for the Customer Response Group and corporate communications, as well as company-wide training and education initiatives for both customers and staff. From April 1992 to October 1994, Mr. Muhlenhaupt was Vice President, Corporate Development. Mr. Muhlenhaupt provided service as Creative

Consultant from November 1989 to April 1992 when he joined the Company upon the acquisition, by Pierce Leahy, of the records management division of his family-owned business, The Muhlenhaupt Corporation, where he was President. Mr. Muhlenhaupt holds a B.S. degree from Fairfield University.

  Lisa G. Goldschmidt has served as General Counsel of the Company since October 1995. From September 1992 to October 1995, Ms. Goldschmidt was an attorney at Reed Smith Shaw & McClay. Ms. Goldschmidt holds a B.A. and a J.D. degree from the University of Pennsylvania.

  Alan B. Campell has served as a director of the Company since September 1994. Since 1997, Mr. Campell has been a consultant. From 1986 until 1997, Mr. Campell was a Managing Director of Campell Vanderslice Furman, an investment banking firm. Prior thereto, Mr. Campell was a Vice President at Chase Manhattan Bank, N.A. Mr. Campell holds a B.A. degree from Brown University and an M.A. from the University of Southern California.

  Delbert S. Conner has served as a director of the Company since September 1990. Since May 1995, Mr. Conner has served as the Vice Chairman of USCO Distribution Services, Inc. on a semi-retired basis. From January 1994 through April 1995, he was the Vice Chairman of USCO on a full-time basis and its President and Chief Executive Officer from February 1983 to December 1993. Mr. Conner holds a B.S. degree from Bryant College.

  Thomas A. Decker has served as a director of the Company since 1997. Since January 1997, Mr. Decker has served as Senior Vice President, General Counsel and Secretary, of Unisource Worldwide, Inc., a marketer and distributor of paper and paper products and equipment. From 1994 until January 1997, Mr. Decker was Executive Vice President, Chief Operating Officer and General Counsel of Saint-Gobain Corporation, a manufacturer and distributor of glass, ceramics, plastics and cast iron products, and from 1994 until 1996, Mr. Decker was Executive Vice President and General Counsel of Saint-Gobain Corporation. During the period 1994 through 1997, he was responsible for all corporate staff activities including Law, Human Resources, Finance and Information Systems at Saint-Gobain Corporation and its three principal subsidiaries. Mr. Decker was Vice President, General Counsel and Secretary of Saint-Gobain Corporation from 1991 through 1994. From 1974 to 1991, Mr. Decker was Vice President, General Counsel and Secretary of Certainteed Corporation. Mr. Decker holds a B.A. degree from the University of Pennsylvania and a J.D. degree from the University of Virginia School of Law.

  J. Anthony Hayden has served as director of the Company since 1997. Since March 1996, Mr. Hayden has served as President and Chief Executive Officer of Hayden Real Estate, Inc. From 1975 until March 1996, Mr. Hayden served in various capacities with Cushman and Wakefield Commercial Real Estate Company, including Executive Vice President of the Mid-Atlantic/Mid-West Region. Mr. Hayden holds B.S. degree from LaSalle University. Mr. Hayden also serves as a director of Liberty Property Trust.

PIERCE LEAHY BOARD OF DIRECTORS

  Pierce Leahy's Board of Directors (the "Board of Directors") is classified into three classes with staggered three-year terms, each class to contain as nearly as possible one-third of the number of members of the Board. The term of the Class II Directors (Delbert S. Conner and Douglas B. Huntley) expires at the 1999 annual shareholders meeting; the term of the Class III Directors (Leo W. Pierce. Sr. and J. Anthony Hayden) expires at the annual shareholders meeting in 2000; and the term of the Class I Directors (J. Peter Pierce, Alan B. Campell and Theodore A. Decker) expires at the 2001 annual shareholder meeting of Pierce Leahy.

  Pierce Leahy's Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee, comprised of Messrs. Leo W. Pierce, Sr., J. Peter Pierce, Campell and Huntley, is empowered to approve acquisitions and other transactions up to a specified amount. The Compensation Committee, comprised of Messrs. Conner and Decker, recommends to the Board both salary levels and bonuses for the executive officers of the Company. The Compensation Committee also administers Pierce Leahy's stock option plans. The Audit Committee, comprised of Messrs. Campell, Conner and Hayden, recommends the appointment of the Company's independent public accountants and reviews the scope and results of audits and internal accounting controls.

  All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. All nonemployee directors receive $3,500 for each meeting of the Board of Directors attended.
In addition, each nonemployee director was granted in January 1998 an option to purchase 2,500 shares of Common Stock at the fair market value on the date of grant. The options vest in five equal annual installments beginning on the first anniversary of the date of grant.

MANAGEMENT OF THE ISSUER

  Richard S. Ingram has been Chief Executive Officer of the Issuer since the consummation of the Archivex Acquisition. Mr. Ingram worked in various capacities for Archivex Inc. from 1973 until the Archivex Acquisition, most recently as Chairman of the Board and Chief Executive Officer of Archivex Inc. from 1989 until the Archivex Acquisition. Mr. Ingram holds a B.A. degree from the University of Toronto and an M.B.A. from Harvard University.

  John Richardson has been the President of the Issuer since the consummation of the Archivex Acquisition. Mr. Richardson worked in various capacities for Archivex Inc. from 1984 until the Archivex Acquisition, most recently as President from 1989 until the Archivex Acquisition. Prior to joining Archivex Inc., Mr. Richardson served in various positions at Bell Rinfret Ltee, a restaurant equipment supply company. Mr. Richardson attended H.E.C. in Montreal, Canada and College Mount St. Louis in Canada.

EXECUTIVE COMPENSATION OF PIERCE LEAHY

  The following table sets forth the cash compensation paid by the Company as well as certain other compensation paid or accrued during fiscal 1995, 1996 and 1997 to the Company's Chief Executive Officer and the Company's five other highest paid executive officers (together with the Chief Executive Officer, the "Named Executives") for services to the Company in 1995, 1996 and 1997:

                                         ANNUAL COMPENSATION
                            ----------------------------------------------
                                                                              LONG TERM
                                                             OTHER ANNUAL   COMPENSATION       ALL OTHER
                                                                            ------------
    NAME AND PRINCIPAL      FISCAL                           COMPENSATION      AWARDS       COMPENSATION
                                                                               ------
         POSITION            YEAR   SALARY ($)   BONUS ($)        ($)        OPTIONS (#)          ($)
--------------------------  ------  ----------  -----------  -------------  -----------     ---------------
J. Peter Pierce,              1997    250,000     87,760          __              __               7,122(1)
President and Chief           1996    251,485     93,400          __              __               6,967(1)
Executive Officer             1995    186,800     93,400          __              __               6,681(1)

Ross M. Engelman,             1997    130,000     45,635          __            31,773             5,403(2)
Vice President,               1996    130,000     65,000          __            54,014             5,216(2)
Operations - South            1995    130,422     65,000          __            90,024             4,813(2)

J. Michael Gold,              1997    130,000     45,635          __            31,773             4,092(3)
Vice President,               1996    130,000     65,000          __            54,014             3,739(3)
Operations - Northeast        1995    129,905     65,000          __            90,024             3,417(3)

Douglas B. Huntley,           1997    130,000     45,635          __            31,773             5,442(4)
Vice President, Chief         1996    130,000     65,000          __            54,014             5,231(4)
Financial Officer             1995    129,520     65,000          __            90,024             4,802(4)

Joseph A. Nezi,               1997    130,000     97,635(5)       __             __                6,335(6)
Vice President, Sales         1996    130,000     92,370(5)       __            37,068             6,256(6)
and Marketing                 1995    133,020     97,841(5)       __            90,024             5,748(6)

Christopher J. Williams,      1997    130,000     45,635          __            31,773             5,442(7)
Vice President,               1996    130,000     65,000          __            54,014             5,339(7)
Operations - West             1995    129,905     65,000          __            90,024             5,089(7)


(1) Included in such amounts for 1997, 1996 and 1995, respectively, are $2,250, $2,268 and $2,310 representing an employer match under the Company's 401(k) Plan, $1,872, $1,699 and $1,371 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Pierce and $3,000, $3,000 and $3,000 representing contributions made by the Company under its Profit Sharing Plan.
(2) Included in such amounts for 1997, 1996 and 1995, respectively, are $2,245, $2,249 and $2,107 representing an employer match under the 401(k) Plan, $158, $158 and $98 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Engelman and $3,000, $2,809 and $2,608 representing contributions made by the Company under the Profit Sharing Plan.
(3) Included in such amounts for 1997, 1996 and 1995, respectively, are $900, $750 and $700 representing an employer match under the 401(k) Plan, $192, $191 and $119 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Gold and $3,000, $2,798 and $2,598 representing contributions made by the Company under the Profit Sharing Plan.
(4) Included in such amounts for 1997, 1996 and 1995, respectively, are $2,250, $2,250 and $2,093 representing an employer match under the 401(k) Plan, $192, $191 and $119 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Huntley and $3,000, $2,790 and $2,590 representing contributions made by the Company under the Profit Sharing Plan.
(5) Includes $52,000, $27,370 and $32,842 paid as commissions in 1997, 1996 and
    1995, respectively.
(6) Included in such amounts for 1997, 1996 and 1995, respectively, are $2,250, $2,260 and $2,310 representing an employer match under the 401(k) Plan, $1,135, $996 and $438 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Nezi and $3,000, $3,000 and $3,000 representing contributions made by the Company under the Profit Sharing Plan.
(7) Included in such amounts for 1997, 1996 and 1995, respectively, are $2,250, $2,250 and $2,066 representing an employer match under the 401(k) Plan, $192, $191 and $125 in net premiums for a guaranteed term life insurance policy on behalf of Mr. Williams and $3,000, $2,898 and $2,898 representing contributions made by the Company under the Profit Sharing Plan.

STOCK OPTION GRANTS OF PIERCE LEAHY

  The following table contains information concerning grants of stock options to the Chief Executive Officer and to each of the other Named Executives during 1997:

                             OPTION GRANTS IN 1997
                             ---------------------

                               INDIVIDUAL GRANTS
                          ---------------------------

                                                                                              POTENTIAL REALIZABLE
                            NUMBER OF          % OF TOTAL                                       VALUE AT ASSUMED
                           SECURITIES           OPTIONS                                       ANNUAL RATES OF STOCK
                           UNDERLYING          GRANTED TO        EXERCISE                     PRICE APPRECIATION FOR
                            OPTIONS           EMPLOYEES IN        PRICE       EXPIRATION          OPTION TERM (2)
                                                                                                ------------------
NAME                       GRANTED(#)(1)         1997            ($/SH)         DATE              5%         10%
-------------------------  -----------        ---------       ----------     ----------          ---         ---
J. Peter Pierce..........           --            --               --           --                   --          --
Ross M. Engelman.........       31,773          20.7             5.09            *               101,708     257,748
J. Michael Gold..........       31,773          20.7             5.09            *               101,708     257,748
Douglas B. Huntley.......       31,773          20.7             5.09            *               101,708     257,748
Joseph A. Nezi...........           --            --               --           --                    --          --
Christopher J. Williams..       31,773          20.7             5.09            *               101,708     257,748

______________
*    The options have no specified expiration date.
(1) All options were granted under Pierce Leahy's Nonqualified Stock Option Plan (the "Plan"). The options were originally scheduled to vest in five equal annual installments commencing on the first anniversary of the date of grant. However, upon the completion of the initial public offering of Pierce Leahy's Common Stock on July 1, 1997, these options became fully vested and exercisable. Pierce Leahy may make loans with respect to vested options.
(2) Illustrates the value that might be received upon exercise of options immediately prior to the assumed expiration of their term at the specified compounded rates of appreciation based on the market price for Pierce Leahy's Common Stock when the options were granted. There was no established trading market for Pierce Leahy's Common Stock at the time the options were issued, so the market price is based upon the formula set forth in the Plan based upon a multiple of EBITDA, as well as the amount of cash, cash equivalents, outstanding indebtedness and other obligations of Pierce Leahy. Since the options granted to the Named Executives do not have a specified expiration date, for purposes of calculating the assumed appreciation, the options have been deemed to expire ten years from the date of grant. Assumed rates of appreciation are not necessarily indicative of future stock performance.

STOCK OPTION EXERCISES AND HOLDINGS OF PIERCE LEAHY

  The following table sets forth the value of options held by each of the Named Executives at December 31, 1997. None of the Named Executives exercised any options during 1997.

   AGGREGATED OPTION EXERCISES IN 1997 AND OPTION VALUES AT DECEMBER 31, 1997

                                                                                                VALUE OF UNEXERCISED
                             SHARES         VALUE      NUMBER OF UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS AT
                             ------
                           ACQUIRED ON    REALIZED       AT DECEMBER 31, 1997 (#)            DECEMBER 31, 1997 ($)(1)
                                                       ---------------------------          --------------------------
           NAME           EXERCISE (#)       ($)      EXERCISABLE    UNEXERCISABLE        EXERCISABLE      UNEXERCISABLE
           ----           -----------        ----     -----------    -------------        -----------      -------------
J. Peter Pierce..........       __           __          __               __                   __               __
Ross M. Engelman.........       __           __        107,393          68,418             1,637,750        1,029,007
J. Michael Gold..........       __           __        107,393          68,418             1,637,750        1,029,007
Douglas B. Huntley.......       __           __        107,393          68,418             1,637,750        1,029,007
Joseph A. Nezi...........       __           __         68,841          58,251             1,048,892          880,153
Christopher J. Williams..       __           __        107,393          68,418             1,637,750        1,029,007

__________
(1) The value of unexercised in-the-money options is based on the difference between the last sale price of a share of Common Stock as reported by the New York Stock Exchange on December 31, 1997 ($20.50) and the exercise price of the options, multiplied by the number of options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to Pierce Leahy's initial public offering of Common Stock in July 1997, the Compensation Committee of its Board of Directors was comprised of Leo
W. Pierce, Sr., J. Peter Pierce and Alan B. Campell. Leo W. Pierce, Sr. is the former Chief Executive Officer and President of the Company and J. Peter Pierce is the Company's Chief Executive Officer and President.

     The Company leases from four separate limited partnerships its corporate headquarters in King of Prussia, Pennsylvania and its facilities in Suffield, Connecticut, Orlando, Florida and Charlotte, North Carolina. J. Peter Pierce, the Company's President and Chief Executive Officer, is the general partner of three of the limited partnerships and members of the Pierce family and certain other officers and directors of the Company and their affiliates own substantial limited partnership interests in each of the four limited partnerships. The lease on the Company's corporate headquarters expires on April 30, 2003, without any renewal options. The leases for the Suffield, Orlando and Charlotte facilities terminate on December 31, 2005, October 31, 2004 and August 31, 2001, respectively. Each of such leases contains two five-year renewal options. The aggregate rental payments by the Company for such properties during 1995, 1996 and 1997 were $773,000, $894,000 and $961,000, respectively.

     In August 1996, the Company purchased for $14.9 million all of the interests of the two partnerships owned by members of the Pierce family in six facilities previously leased to the Company and 16 facilities previously subleased, as well as minority interests in five other properties currently leased by the Company. The purchase price was based on third party appraisals or the recent acquisition price for the six facilities and management's estimates of the value of the leasehold and minority ownership interests based on the net present value of the cash flows generated by such interests. The leases and subleases were entered into during the period from March 1980 to April 1995. The aggregate rental payments for the leases and subleases were $8,201,000 and $4,624,000 in 1995 and the portion of 1996 prior to the purchase, respectively.

     The Company believes that the terms of its leases with the related parties are as favorable to the Company as those generally available from unaffiliated third parties. There are no plans by the Company to lease additional facilities from officers, directors or other affiliated parties.

  In December 1993, the Company's Chairman, Leo W. Pierce, Sr., advanced $80,000 to the Company. The Company repaid the loan, together with interest at 7%, in three equal installments in December 1994, December 1995 and May 1996. In July, 1996, the Company redeemed 100 shares of voting Class A Common Stock (equivalent to 105,910 shares of Common Stock after a stock recapitalization) from Mr. Pierce for an aggregate price of $1.45 million, which price was based on the Company's EBITDA. The Company had previously undertaken to pay $60,000 per year for a five-year period to Mr. Pierce's spouse upon his death. The Company replaced this arrangement by providing an annual pension in the amount of $96,000 to Mr. Pierce and then to his spouse, if she survives him.

  The Company entered into a tax indemnification agreement with the shareholders of the Company prior to its initial public offering of Common Stock which provides for: (i) the distribution to such shareholders of cash equal to the product of the Company's taxable income for the period from January 1, 1997 until the date the Company's initial public offering was completed and the sum of the highest effective federal and state income tax rate applicable to any current shareholder (or in the case of shareholders that are trusts, any beneficiaries), less any prior distributions to such shareholders to pay taxes for such period, and (ii) an indemnification of such shareholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from the Company's operations during the period in which it was a Subchapter S corporation.

  Alan B. Campell was a managing director of Campell Vanderslice Furman ("CVF"), an investment banking firm that provided investment banking services to the Company from 1992 until its termination in 1997. During 1995, 1996 and 1997, the Company paid CVF $0.7 million, $0.8 million and $0.1 million, respectively, with respect to investment banking services. In 1997, CVF received a fee of approximately $1.8 million in connection with the Company's initial public offering of Common Stock and its concurrent offering of the 1997 Notes. CVF is expected to receive a fee of approximately $0.3 million in connection with the Offering. The Company believes that the fees paid to CVF were customary in the industry for such services.

                              CERTAIN TRANSACTIONS

  In December 1994, the Company loaned $60,000 to J. Michael Gold, its Vice President, Operations-Northeast. During 1996 and 1997 additional amounts were loaned to Mr. Gold. The largest aggregate amount outstanding on the loan to Mr. Gold was $215,657 and as of June 30, 1998, an aggregate of $15,773 was outstanding. Interest accrues on the loan at an annual rate of 8.875%

  In 1997, the Company paid $88,000 to Hayden Real Estate, Inc., a company owned by J. Anthony Hayden, a Pierce Leahy director, for commissions on various real estate transactions.

  See also "Management-Compensation Committee Interlocks and Insider Participation."

                     PRINCIPAL SHAREHOLDERS OF PIERCE LEAHY

  The following table sets forth certain information with respect to the beneficial ownership as of August 1, 1998 of (i) each person who was known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and each Named Executive and (iii) all the directors and executive officers as a group. Each of the shareholders named below has sole voting and investment power with respect to such shares, unless otherwise indicated.

                                                                                COMMON STOCK
                                                                   ------------------------------------
                           Name of                             Number of Shares(1)        Percent
                           -------                             ------------------         -------
                      Beneficial Owner
                      ---------------
Leo W. Pierce, Sr............................................       8,616,795(2)(3)        50.6%
J. Peter Pierce..............................................       8,529,295(2)(4)        50.1%
Leo W. Pierce, Jr............................................       1,302,351(2)(5)         7.6%
Michael J. Pierce............................................       1,208,708(2)(6)         7.1%
Mary E. Pierce...............................................       1,391,953(2)(7)         8.2%
Barbara P. Quinn.............................................       1,233,141(2)(8)         7.2%
Constance P. Buckley.........................................       1,096,167(2)(9)         6.4%
Thomas W. Smith..............................................         1,134,900(10)         6.7%
Thomas N. Tryforos...........................................         1,034,900(10)         6.1%
Douglas B. Huntley...........................................           107,993(11)          *
Alan B. Campell..............................................            20,000              *
Delbert S. Conner............................................             1,000              *
J. Anthony Hayden............................................            72,000(12)          *
Thomas A. Decker.............................................               500              *
Ross M. Engelman.............................................           107,743(11)          *
J. Michael Gold..............................................           107,393(13)          *
Joseph A. Nezi...............................................            68,841(14)          *
Christopher J. Williams......................................           113,393(11)          *
All executive officers and directors as a group (13 person)..         9,326,995(15)        54.8

___________
*  Less than 1 percent.

(1) With respect to each shareholder, includes any shares issuable upon exercise of any options held by such shareholder that are or will become exercisable within sixty days of the record date.
(2) A total of 8,529,295 shares of Common Stock are either held in a Voting Trust pursuant to a Voting Trust Agreement dated June 24, 1997 (as amended or restated from time to time, the "Voting Trust") or are subject to proxies (the "Proxies"). Leo W. Pierce, Sr. and J. Peter Pierce are the Trustees of the Voting Trust and the persons granted voting rights under the Proxies and, as such, each has shared power to vote the shares held in the Voting Trust or subject to the Proxies. In the event that Messrs. Leo W. Pierce, Sr. and J. Peter Pierce disagree as to how to vote the shares held subject to the Voting Trust or the Proxies, one-half of the shares subject to the Voting Trust or the Proxies will be voted at the direction of each Trustee. With the exception of 87,500 shares beneficially owned by Leo W. Pierce, Sr. which are discussed in Note (3) below, all of the shares beneficially owned by Leo W. Pierce, Sr., J. Peter Pierce, Leo W. Pierce, Jr., Michael J. Pierce, Mary E. Pierce, Barbara P. Quinn, and Constance P. Buckley are held in the Voting Trust or are subject to Proxies. The beneficial owners of interests in the Voting Trust or the shares subject to the Proxies have the right to dispose of the shares to which they have beneficial interests. The address of each of the foregoing shareholders is c/o Pierce Leahy Corp., 631 Park Avenue, King of Prussia, PA 19406.
(3) Mr. Pierce has a direct beneficial interest in the 383,813 shares of Common Stock held in the Voting Trust and, as such, has sole dispositive power with respect to such shares. Mr. Pierce is also a co-trustee of the Pierce Family Foundation (the "Foundation"), which owns 87,500 shares of Common Stock. In such capacity, Mr. Pierce has shared voting and dispositive power with respect to such shares. Mr. Pierce disclaims beneficial ownership of the shares held by the Foundation.
(4) Mr. Pierce has a direct beneficial interest in the 741,668 shares of Common Stock and, as such, has sole dispositive power with respect to such shares. He also has a beneficial interest in 180,047 shares of Common Stock as custodian for the benefit of his child. In addition, Mr. Pierce beneficially owns 435,290 shares of Common Stock as co-trustee of a trust. All of such shares are subject to Proxies. Mr. Pierce disclaims beneficial ownership of the shares held by the trust.

(5) Mr. Pierce has a direct beneficial interest in 714,560 shares of Common Stock. He also has a beneficial interest in an aggregate of 200,169 shares as custodian for the benefit of his children and an aggregate of 30,186 shares in which his wife is custodian for the benefit of his children. In addition, Mr. Pierce beneficially owns 357,436 shares as trustee of a trust. All of such shares are held in the Voting Trust. Mr. Pierce disclaims beneficial ownership of the shares held by the trust.
(6) Mr. Pierce has a direct beneficial interest in 1,102,798 shares of Common Stock. He also has a beneficial interest in an aggregate of 105,910 shares as custodian for the benefit of his child. All of such shares are held in the Voting Trust or are subject to Proxies.
(7) Ms. Pierce has a direct beneficial interest in 1,391,953 shares of Common Stock held in the Voting Trust.
(8) Ms. Quinn has a direct beneficial interest in 363,538 shares of Common Stock. She also has a beneficial interest in an aggregate of 564,500 shares as custodian for the benefit of her children and an aggregate of 21,183 shares in which her husband is custodian for the benefit of her children. In addition, Ms. Quinn beneficially owns 148,356 shares as trustee of a trust and an aggregate of 135,564 shares as co-trustee of three separate trusts. All of such shares are held in the Voting Trust or are subject to Proxies. Ms. Quinn disclaims beneficial ownership of all shares held by the trusts.
(9) Ms. Buckley has a direct beneficial interest in 590,145 shares of Common Stock. She also has a beneficial interest in an aggregate of 152,512 shares as custodian for the benefit of her children and an aggregate of 8,472 shares in which her husband is custodian for the benefit of her children. In addition, Ms. Buckley beneficially owns 222,535 shares as trustee of a trust and an aggregate of 122,503 shares as co-trustee of four separate trusts. All of such shares are held in the Voting Trust or are subject to Proxies. Ms. Buckley disclaims beneficial ownership of all shares held by the trusts.
(10) The information is based on a Schedule 13D, dated March 16, 1998, of Thomas
     W. Smith and Thomas N. Tryforos filed with the Securities and Exchange Commission. Based on their Schedule 13D, Messrs. Smith and Tryforos beneficially own an aggregate of 1,034,900 shares of Common Stock in their capacity as investment managers for certain managed accounts. Mr. Smith beneficially owns an additional 100,000 shares. The address of Messrs. Smith and Tryforos is 323 Railroad Avenue, Greenwich, CT 06830.
(11) Includes options to purchase 107,393 shares of Common Stock.
(12) Includes 55,000 shares of Common Stock beneficially owned through an IRA.
(13) Consists of options to purchase 107,393 shares of Common Stock.
(14) Consists of options to purchase 68,841 shares of Common Stock.
(15) Includes options to purchase an aggregate of 604,747 shares of Common
     Stock.

VOTING TRUST AGREEMENT

  In connection with Pierce Leahy's initial public offering in 1997, certain members of the Pierce family, who own approximately 51% of the outstanding shares of Common Stock, entered into a ten-year voting trust agreement (the "Voting Trust Agreement") which appoints Leo W. Pierce, Sr. and J. Peter Pierce as the Voting Trustees (the "Voting Trustees"). All shares subject to the Voting Trust Agreement are voted at the direction of the Voting Trustees. In the event the Voting Trustees cannot agree on how to vote with respect to a certain matter, one-half of the shares subject to the Voting Trust Agreement will be voted according to the direction of each Voting Trustee. In the event that a Voting Trustee becomes unable or unwilling to continue serving as a Voting Trustee, the remaining Voting Trustee will act as sole Voting Trustee. The Voting Trust Agreement will terminate in the event both Trustees become unable or unwilling to continue serving as Voting Trustees. The Voting Trust Agreement does not place any restriction on the transfer of shares held subject to the Voting Trust Agreement; such shares will be released from the Voting Trust Agreement upon their transfer to a person not subject to the Voting Trust Agreement. Some of the shares of Common Stock held by members of the Pierce family that would otherwise be subject to the Voting Trust, are held by such individuals subject to a proxy granting Leo W. Pierce, Sr. and J. Peter
Pierce the power to vote such shares (the "Proxies"). The Proxies, which are intended to be the functional equivalent of the Voting Trust, are voted in the same manner as shares held in the Voting Trust.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE 1996 NOTES

  In July 1996, Pierce Leahy issued $200,000,000 principal amount of 11 1/8% Senior Subordinated Notes due 2006 (the "1996 Original Notes") pursuant to an indenture dated as of July 16, 1996 between Pierce Leahy and United States Trust Company of New York, as Trustee (the "1996 Indenture"). In November 1996, Pierce Leahy exchanged the 1996 Original Notes for $200,000,000 principal amount of 11 1/8% Senior Subordinated Notes due 2006 (the "1996 Notes"), which are substantially identical to the 1996 Original Notes except that the 1996 Notes are registered under the Securities Act. The 1996 Notes mature on July 15, 2006 and bear interest at 11 1/8% per annum, payable semi-annually in arrears on January 15 and July 15. Pierce Leahy was entitled to redeem up to an aggregate of $70,000,000 principal amount of the 1996 Notes at any time prior to July 15, 1999 with the net proceeds of the one or more Public Equity Offerings (as defined in the 1996 Indenture) at a redemption price equal to 110% of the aggregate principal amount so redeemed plus accrued interest to the redemption date. Pierce Leahy utilized a portion of the net proceeds of its initial public offering of Common Stock to redeem $70,000,000 principal amount of the 1996 Notes. Accordingly, $130,000,000 principal amount of the 1996 Notes currently remains outstanding.

  The 1996 Notes are general unsecured obligations of Pierce Leahy, subordinated in right of payment to Senior Indebtedness (as defined in the 1996 Indenture) of Pierce Leahy and senior in right of payment to any current or future subordinated indebtedness of Pierce Leahy, except as otherwise provided in the 1996 Indenture. The Domestic Guarantors (other than Pierce Leahy) have unconditionally guaranteed, on an unsecured senior subordinated basis, the payment of principal, premium, if any, and interest, on the 1996 Notes jointly and severally. Accordingly, the obligations of Pierce Leahy on the 1996 Notes and the guarantees of the other Domestic Guarantors of the 1996 Notes rank pari passu with their respective Domestic Guarantees. The 1996 Notes are secured by a pledge of 65% of the capital stock of the Issuer. The pledge is on a second priority basis, junior to the pledge of such shares in favor of the lenders and the administrative agent under the Credit Facility and senior to the pledge in favor of the holders of the 1997 Notes. The 1996 Notes will be guaranteed, pari passu with the Notes, on an unsecured senior subordinated basis, by any future Domestic Guarantors.

  The 1996 Indenture contains, among other things, covenants restricting the ability of Pierce Leahy and its subsidiaries to dispose of assets, pay stock and indebtedness, create liens, make capital expenditures, make certain investments or acquisitions, enter into transactions with affiliates and otherwise restrict corporate activities.

THE 1997 NOTES

  In June 1997, Pierce Leahy issued $120,000,000 principal amount of 9 1/8% Senior Subordinated Notes due 2007 (the "1997 Notes") pursuant to an indenture dated as of July 7, 1997 ("1997 Indenture") between Pierce Leahy and The Bank of New York, as Trustee. The 1997 Notes mature on July 15, 2007 and bear interest at 9 1/8% per annum, payable semi-annually in arrears on January 15 and July 15. The 1997 Notes are general unsecured obligations of Pierce Leahy, subordinated in right of payment to Senior Indebtedness (as defined in the 1997 Indenture) of Pierce Leahy and senior in right of payment to any current or future subordinated indebtedness of Pierce Leahy, except as otherwise provided in the 1997 Indenture. The Domestic Guarantors (other than Pierce Leahy) have unconditionally guaranteed, on an unsecured senior subordinated basis, the payment of principal, premium, if any, and interest, on the 1997 Notes jointly and severally. Accordingly, the obligations of Pierce Leahy on the 1997 Notes and the guarantees of the other Domestic Guarantors of the 1997 Notes rank pari passu with the respective Domestic Guarantees.

  The 1997 Notes are secured by a pledge of 65% of the capital stock of the Issuer. The pledge is on a third priority basis, junior to the pledge of such shares in favor of the lenders and the administrative agent under the Credit Facility and to the pledge in favor of the holders of the 1996 Notes.

  The 1997 Indenture contains, among other things, covenants restricting the ability of the Company and its subsidiaries to dispose of assets, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures, make certain investments or acquisitions, enter into transactions with affiliates and otherwise restrict corporate activities.

                         DESCRIPTION OF CREDIT FACILITY

  In August 1997, Pierce Leahy and the Issuer entered into the Credit Facility with Canadian Imperial Bank of Commerce ("CIBC" or "Agent") as the Agent, and certain other lenders, providing for a senior secured revolving line of credit in an aggregate principal amount of $140 million in U.S.

dollar borrowings by Pierce Leahy and Cdn. $35 million in Canadian dollar borrowings by the Issuer. The amount of U.S. dollar borrowings and Canadian dollar borrowings provided for under the Credit Facility were subsequently increased to U.S. $150 million and to Cdn. $40 million.

  The Credit Facility will mature on June 30, 2004, unless previously terminated, and the aggregate available commitments under the Credit Facility will be reduced incrementally on a quarterly basis, beginning March 31, 2001.

  Borrowings under the U.S. dollar portion of the Credit Facility bear interest at a rate equal to, at the option of Pierce Leahy, either (i) the base rate (which is based on the Federal Funds rate or the prime rate most recently announced by the Agent) or (ii) LIBOR, in each case plus an applicable margin determined by reference to the ratio of Total Net Debt to EBITDA of the Company (as defined in the Credit Facility). Borrowings under the Canadian dollar portion of the Credit Facility also bear interest based on various methods plus an applicable margin.

  The obligations of Pierce Leahy under the Credit Facility are unconditionally guaranteed, jointly and severally, by all U.S. subsidiaries of the Company. The obligations of the Company and such guarantors under the Credit Facility are secured primarily by a first priority pledge of the stock of all material U.S. subsidiaries of Pierce Leahy, a first priority pledge of 65% of the capital stock of the Issuer and a first priority lien on all of the assets of Pierce Leahy, the Issuer and such guarantors. Obligations under the Canadian facility are guaranteed by Pierce Leahy.

  The Credit Facility contains, among other things, covenants restricting the ability of the Company and its subsidiaries to dispose of assets, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures, make certain investments or acquisitions, enter into transactions with affiliates and otherwise restrict corporate activities. The Credit Facility also contains a number of financial covenants.

                            DESCRIPTION OF THE NOTES

  The Original Notes were, and the Exchange Notes will be, issued under an Indenture dated as of April 7, 1998 (the "Indenture") by and among the Issuer, Pierce Leahy and The Bank of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

  The following is a summary of the material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified by reference to, the Notes and the Indenture (including the definitions contained therein). Definitions relating to certain capitalized terms are set forth under "Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and such definitions are incorporated herein by reference. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus
is a part.   The form of the Exchange Notes and the Original Notes are identical in all material respects except that the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The Exchange Notes will not represent new indebtedness of the Issuer, will be entitled to the benefits of the same Indenture which governs the Original Notes and will rank pari passu with the Original Notes. Any provisions of the Indenture which require actions by or approval of a specified percentage of Original Notes shall require the approval of the holders of such percentage of principal amount of Original Notes and Exchange Notes, in the aggregate.

GENERAL

  The Notes are limited in aggregate principal amount to $135,000,000. The Notes are general unsecured senior obligations of the Issuer, ranking pari passu in right of payment to all existing and future senior indebtedness of the Issuer and senior in right of payment to any current or future subordinated indebtedness of the Issuer, except as otherwise provided herein. The Notes will not be secured by any assets and are effectively subordinated to any existing and future secured indebtedness of the Issuer, including the Credit Facility.

  The Notes will be unconditionally guaranteed (the "Domestic Guarantees"), on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by Pierce Leahy, its two U.S. Subsidiaries, Advanced Box, Inc. and Monarch Box, Inc., and by each future Restricted Subsidiary of Pierce Leahy organized under the laws of the United States, any state thereof or the District of Columbia (together with Pierce Leahy, the "Domestic Guarantors").

  The Notes will be unconditionally guaranteed (the "Canadian Guarantees"), on a senior basis, as to payment of principal, premium, if any, and interest, jointly and severally, by Archivex and by each future Subsidiary of Pierce Leahy organized under the laws of Canada or any province thereof, which is not prohibited by the laws of Canada or of any province thereof from acting as a guarantor of the Notes and which has either assets or shareholders' equity in excess of $5,000 (each, a "Canadian Guarantor," and together with the Domestic Guarantors, the "Guarantors"). The Canadian Guarantees will be effectively subordinated to any existing and future secured indebtedness of the Canadian Subsidiaries, including the Credit Facility.

MATURITY, INTEREST AND PRINCIPAL

  The Notes will mature on May 15, 2008. The Notes will bear interest at a rate of 8 1/8% per annum from the date of original issuance until maturity. Interest is payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 1998, to holders of record of the Notes at the close of business on the immediately preceding May 1 and November 1, respectively. The interest rate on the Notes is subject to increase, and such Special Interest will be payable on the payment dates set forth above, in certain circumstances, if the Notes (or other securities substantially similar to the Notes) are not registered with the Commission within the prescribed time periods.

  The interest rate on the Notes is subject to increase, and such Additional Interest will be payable on the payment dates set forth above, in certain circumstances, if the Notes (or other securities substantially similar to the Notes) are not registered with the Commission within the prescribed time periods. Upon consummation of the Exchange Offer, such registration requirements will have been met and no Additional Interest will be payable with respect to the Notes, except as set forth below. In the event that the Company does not substitute Exchange Notes for all Original Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 60 days after the date of this Prospectus or the Registration Statement of which this Prospectus forms a part ceases to be effective at any time prior to the consummation of the Exchange Offer (either such event, a "Registration Default"), the sole remedy available to holders of the Notes will be the immediate assessment of additional interest ("Additional Interest") as follows: the per annum interest rate on the Notes will increase by 50 basis points; and the per annum interest rate will increase by an additional 25 basis points for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 200 basis points per annum in excess of the interest rate on the cover of this Prospectus. All Additional Interest will be payable to holders of the Notes in cash on the same original issue payment dates as the Notes, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the Notes will revert to the interest rate originally borne by the Notes (as shown on the cover of this Prospectus).

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, a copy of which will be available upon request to the Company.

OPTIONAL REDEMPTION

  The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after May 15, 2003 at the following redemption prices (expressed as a percentage of principal amount), together, in each case, with accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on May 15, of each year listed below:

YEAR                                              PERCENTAGE
----                                              ----------
 2003..........................................   104.063%
 2004..........................................   102.708%
 2005..........................................   101.354%
 2006 and thereafter...........................   100.000%

  Notwithstanding the foregoing, the Issuer may redeem in the aggregate up to 35% of the original principal amount of Notes at any time and from time to time prior to May 15, 2001 at a redemption price equal to 108 1/8% of the aggregate principal amount so redeemed, plus accrued interest to the redemption date out of the Net Proceeds of one or more Public Equity Offerings; provided, that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

  In the event of redemption of fewer than all of the Notes, the Trustee shall select either on a pro rata basis or by lot or in such other manner as it shall deem fair and appropriate the Notes to be redeemed. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note, in a principal amount equal to the unredeemed portion thereof, will be issued in the name of the holder thereof upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Issuer shall fail to redeem any such Note.

REDEMPTION FOR CHANGES IN CANADIAN WITHHOLDING TAXES

  The Notes will be subject to redemption as a whole, but not in part, at the option of the Issuer at any time, on not less than 30 nor more than 60 days' prior written notice, at 100% of the principal amount thereof, plus accrued and unpaid interest thereon (if any) to but excluding the redemption date, in the event the Issuer has become, or would become, obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts (as defined in "Additional Amounts") as a result of a change in the laws (including any regulations thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the Issue Date.

ADDITIONAL AMOUNTS

  All payments made by the Issuer under or with respect to the Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax ("Taxes"), unless the Issuer is required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant governmental authority or agency. If the Issuer is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Issuer will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided, that no Additional Amounts will be payable with respect to a payment made to a holder (an "Excluded Holder") (i) with which the Issuer does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of Notes or the receipt of payments thereunder. The Issuer will also (i) make such withholding or deduction and
(ii) remit the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law, the Issuer will furnish to the holders (other than an Excluded Holder), within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Issuer. The Issuer will indemnify and hold harmless each holder (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (i) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes imposed with respect to any reimbursement under (i) or (ii), but excluding any such Taxes on such holder's net income.

  At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders (other than an Excluded Holder) on the payment date. Whenever in the Indenture there is mentioned in any context the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

  For a discussion of the exemption from Canadian withholding taxes applicable to payments under or with respect to the Notes, see "Canadian Federal Income Tax Considerations."

SUBORDINATION OF DOMESTIC GUARANTEES

  Each Domestic Guarantee is, to the extent and in the manner provided in the Indenture, subordinated in right of payment to the prior indefeasible payment and satisfaction in full in cash of all existing and future Senior Indebtedness of such Domestic Guarantor. As of May 31, 1998, there was approximately $58.8 million of Senior Indebtedness outstanding which would be senior in right of payment to the Domestic Guarantees and $250 million of senior subordinated indebtedness which would rank pari passu with the Domestic Guarantees.

  In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to a Domestic Guarantor or to its creditors, as such, or to its assets, whether voluntary or involuntary, or any liquidation, dissolution or other winding-up of a Domestic Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any general assignment for the benefit of creditors or any other marshalling of assets or liabilities of a Domestic Guarantor (except in connection with the merger or consolidation of a Domestic Guarantor or its liquidation or dissolution following the transfer of substantially all of its assets, upon the terms and conditions permitted under the circumstances described under "Mergers, Consolidations or Sale of Assets") (all of the foregoing referred to herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy Proceedings"), the holders of Senior Indebtedness of the Domestic Guarantors will be entitled to receive payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Indebtedness of the Domestic Guarantors before the holders of the Notes are entitled to receive or retain any payment or distribution of any kind on account of the Notes pursuant to the Domestic Guarantees. In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Domestic Guarantors of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes pursuant to the Domestic Guarantees before all Senior Indebtedness of the Domestic Guarantors is paid and satisfied in full in cash, then such payment or distribution will be held by the recipient in trust for the benefit of holders of such Senior Indebtedness and will be immediately paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full in cash of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of such Senior Indebtedness. By reason of such subordination, in the event of liquidation or insolvency, creditors of the Domestic Guarantors who are holders of Senior Indebtedness of the Domestic Guarantors may recover more, ratably, than other creditors of the Domestic Guarantors, and creditors of the Domestic Guarantors who are not holders of Senior Indebtedness or of the Notes may recover more, ratably, than the holders of the Notes.

  No payment or distribution of any assets or securities of the Domestic Guarantors of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Domestic Guarantors being subordinated to the payment of the Notes by the Domestic Guarantors) may be made by or on behalf of the Domestic Guarantors, including, without limitation, by way of set-off or otherwise, for or on account of the Notes pursuant to the Domestic Guarantees, or for or on account of the purchase, redemption, defeasance or other acquisition of the Notes pursuant to the Domestic Guarantees, and neither the Trustee nor any holder or owner of any Notes shall take or receive from any Domestic Guarantor, directly or indirectly in any manner, payment in respect of all or any portion of Notes pursuant to the Domestic Guarantees following the delivery by the representative of the holders of Designated Senior Indebtedness ("Representative") to the Trustee of written notice of (i) the occurrence of a Payment Default or (ii) the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness and the acceleration of the maturity of such Designated Senior Indebtedness in accordance with its terms, and, in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or ceases to exist or such acceleration has been rescinded or otherwise cured. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph, the Domestic Guarantors shall, if applicable, resume making any and all required payments on account of the Notes pursuant to the Domestic Guarantees, including any missed payments.

  Upon the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness, no payment or distribution of any assets or securities of the Domestic Guarantors of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Domestic Guarantors being subordinated to the payment of the Domestic Guarantees by the Domestic Guarantors) may be made by the Domestic Guarantors, including, without limitation, by way of set-off or otherwise, on account of the Notes pursuant to the Domestic Guarantees, or for or on account of the purchase, redemption, defeasance or other acquisition of Notes pursuant to the Domestic Guarantees, and neither the Trustee nor any holder or owner of any Notes shall take or receive from any Domestic Guarantors (or any U.S. Restricted Subsidiary or U.S. Subsidiary of such Domestic Guarantor), directly or indirectly in any manner, payment in respect of all or any portion of the Notes pursuant to the Domestic Guarantees, for a period (a "Payment Blockage Period") commencing on the date of receipt by the Trustee of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph) the earliest of (x) more than 179 days shall have elapsed since receipt of such written notice by the Trustee, (y) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been paid in full or (z) such Payment Blockage Period shall have been terminated by written notice to the Domestic Guarantors or the Trustee from such Representative, after which, in the case of clause (x), (y) or
(z), the Domestic Guarantors shall resume making any and all required payments in respect of the Domestic Guarantees, including, if applicable, any missed payments. Notwithstanding any other provision of the Indenture, in no event shall a Payment Blockage Period commenced in accordance with the provisions of the Indenture described in this paragraph extend beyond 179 days from the date of the receipt by the Trustee of the notice referred to above (the "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period. Notwithstanding any other provision of the Indenture, no event of default with respect to Designated Senior Indebtedness (other than a Payment Default) which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

  If any Domestic Guarantor fails to make any payment on any Domestic Guarantee, when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure constitutes an Event of Default under the Indenture and would, subject to the above provision, enable the holders of the Notes to accelerate the maturity thereof. See "Events of Default."

  A holder of Notes by his acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purpose.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitation on Additional Indebtedness

  Pierce Leahy will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness) unless (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of total Indebtedness of Pierce Leahy and its Restricted Subsidiaries to the Adjusted EBITDA of Pierce Leahy is less than 6.5 to 1; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the four quarter period ending at the end of the last fiscal quarter of such Person or business for which financial statements are available) to the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by Pierce Leahy or a Restricted Subsidiary; and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

  Notwithstanding the foregoing, Pierce Leahy and its Restricted Subsidiaries may incur Permitted Indebtedness; provided, that no Domestic Guarantor may incur any Permitted Indebtedness, without meeting the Indebtedness incurrence provisions of the preceding paragraph, that ranks pari passu or junior in right of payment to the Domestic Guarantees and that has a maturity or mandatory sinking fund payment prior to the maturity of the Notes.

  Limitation on Restricted Payments

  Pierce Leahy will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

   (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

   (b) immediately after giving pro forma effect to such Restricted Payment, Pierce Leahy or a Restricted Subsidiary could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness"; and

   (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared (except to the extent not made on the payment date) or made after the Issue Date does not exceed the sum of (1) 50% of the cumulative Consolidated Net Income of Pierce Leahy subsequent to the Issue Date (or minus 100% of any cumulative deficit in Consolidated Net Income during such period) and (2) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by Pierce Leahy or the Issuer from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of Pierce Leahy or the Issuer issued to any Subsidiary of Pierce Leahy) of Pierce Leahy or the Issuer or any Indebtedness or other securities of Pierce Leahy or the Issuer convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of Pierce Leahy or the Issuer which has been so converted or exercised or exchanged, as the case may be, and (3) $3,000,000. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

  Notwithstanding the foregoing, the provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii) the retirement of any shares of Capital Stock of Pierce Leahy or the Issuer or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of Pierce Leahy) of other shares of Capital Stock of Pierce Leahy (other than Disqualified Capital Stock), (iii) the redemption or retirement of Indebtedness of the Issuer subordinated to the Notes in the case of the Issuer or of a Guarantor subordinated to its respective Guarantee in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Issuer or a Guarantor that is contractually subordinated in right of payment to the Notes in the case of Issuer or such Guarantor's Guarantee, as the case may be, to at least the same extent as the subordinated Indebtedness being redeemed or retired, (iv) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of Pierce Leahy) of other shares of Disqualified Capital Stock, (v) Permitted Tax Distributions, (vi) payments to employees of Pierce Leahy for repurchases of stock or repurchases pursuant to the Pierce Leahy Nonqualified Stock Option Plan; provided, however, that the aggregate amount of all such payments under this clause (vi) does not exceed $2,000,000 in the aggregate, exclusive of amounts funded by insurance proceeds and, provided, further, that with respect to clause (vi) (other than with respect to payments funded by insurance proceeds) no Default or Event of Default shall have occurred and be continuing at the time of any such distribution or payment or will occur immediately after giving effect to any such distribution or payment; and, provided, further, that, in determining the aggregate amount of all Restricted Payments made subsequent to the Issue Date, all distributions or payments made pursuant to clause (vi) (exclusive of insurance proceeds) shall be included.

  Not later than the date of making any Restricted Payment, Pierce Leahy and the Issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon Pierce Leahy's latest available financial statements, and that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to such Restricted Payment.

  Limitation on Senior Subordinated Debt

  Pierce Leahy will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, contingently or otherwise, any Indebtedness (other than the Notes and the Guarantees, as the case may be) that is both (i) subordinate in right of payment to any Senior Indebtedness of Pierce Leahy or its Restricted Subsidiaries, as the case may be, and (ii) senior in right of payment to the Notes, with respect to the Issuer, or a Guarantor's Guarantee, with respect to such Guarantor, as the case may be. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to a Domestic Guarantee if it is not explicitly subordinate in right of payment to Senior Indebtedness at least to the same extent as the Domestic Guarantees are subordinate to Senior Indebtedness.

  Limitations on Investments

  Pierce Leahy will not, and will not permit any of its Restricted Subsidiaries to, make any Investment other than (i) a Permitted Investment or (ii) an Investment that is made as a Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant, after the Issue Date.

 Limitations on Liens

  Pierce Leahy will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of Pierce Leahy or any Restricted Subsidiary or any shares of stock or debt of any Restricted Subsidiary which owns property or assets, now owned or hereafter acquired, in any case which secures Indebtedness pari passu with or subordinated to the Notes with respect to the Issuer or a Guarantor's Guarantee with respect to the respective Guarantor unless (i) if such Lien secures Indebtedness which is pari passu with the Notes in the case of the Issuer or a Guarantee with respect to the respective Guarantor, then the Notes or such Guarantee, as applicable, are secured on an equal and ratable or senior basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated to the Notes in the case of the Issuer or a Guarantor's Guarantee in the case of a Guarantor, any such Lien shall be subordinated to the Lien granted to the holders of the Notes in the same collateral to the same extent as such subordinated Indebtedness is subordinated to the Notes or such Guarantee, as applicable.

  Limitation on Transactions with Affiliates

  Pierce Leahy will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (including entities in which Pierce Leahy or any of its Restricted Subsidiaries own a minority interest) or holder of 10% or more of Pierce Leahy's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such Affiliate Transaction is between or among Pierce Leahy and its Wholly-Owned Subsidiaries; (ii) such Affiliate Transaction is solely between or among Wholly-Owned Subsidiaries of Pierce Leahy; or (iii) the terms of such Affiliate Transaction are fair and reasonable to Pierce Leahy or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by Pierce Leahy or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties; provided, however, that Pierce Leahy and its Restricted Subsidiaries may renew any then existing Affiliate Transaction through either a renewal option or upon expiration of an arrangement on substantially similar terms to those in effect immediately preceding such expiration. In any Affiliate Transaction involving an amount or having a value in excess of $1 million which is not permitted under clause (i) or (ii) above, Pierce Leahy must obtain a resolution of the Board of Directors certifying that such Affiliate Transaction complies with clause (iii) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors. In transactions with a value in excess of $3 million which are not permitted under clause (i) or (ii) above, Pierce Leahy must obtain a written opinion as to the fairness from a financial point of view of such a transaction from an independent investment banking firm of national standing or real estate firm of national standing (as the case may be).

  The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under "Limitations on Restricted Payments" contained herein, (ii) any transaction, approved by the Board of Directors of Pierce Leahy in good faith, with an officer, director, employee or consultant of Pierce Leahy or of any Subsidiary in his or her capacity as an officer, director, employee or consultant entered into in the ordinary course of business, including compensation, indemnity and employee benefit arrangements with any officer, director, employee or consultant of Pierce Leahy or of any Subsidiary, or (iii) customary investment banking, underwriting, placement agent or financial advisor fees paid in connection with services rendered to Pierce Leahy or any Subsidiary.

  Limitation on Creation of Subsidiaries

  Pierce Leahy will not create or acquire, nor permit any of its Restricted Subsidiaries to create or acquire, any Subsidiary other than (i) a Restricted Subsidiary existing as of the date of the Indenture, (ii) a Restricted Subsidiary that is acquired or created after the date of the Indenture, or (iii) an Unrestricted Subsidiary; provided, however, that (a) each Restricted Subsidiary organized under the laws of the United States or any state thereof or the District of Columbia acquired or created pursuant to clause (ii) at the time it has either assets or shareholder's equity in excess of $5,000 and (b) each Restricted Subsidiary organized under the laws of Canada or any province thereof acquired or created pursuant to clause (ii) which is not prohibited by the laws of Canada or any province thereof from acting as a guarantor of the Notes, at the time it has either assets or shareholders' equity in excess of $5,000, shall execute a subordinated guarantee in the case of a Domestic Guarantor and a senior guarantee in the case of a Canadian Guarantor, each in the form attached to the Indenture and reasonably satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee shall require, including, without limitation a supplement or amendment to the Indenture and opinions of counsel as to the enforceability of such guarantee). See "Guarantees."

  Limitation on Certain Asset Sales

  Pierce Leahy will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Pierce Leahy or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined for Asset Sales other than eminent domain, condemnation or similar government proceedings in good faith by Pierce Leahy's Board of Directors, and evidenced by a board resolution); (ii) not less than 85% of the consideration received by Pierce Leahy or its Subsidiaries, as the case may be, is in the form of cash or Temporary Cash Investments; and (iii) the Asset Sale Proceeds received by Pierce Leahy or such Restricted Subsidiary are applied (a) first, to the extent Pierce Leahy or such Restricted Subsidiary elects, or is required, to prepay, repay or purchase debt under any then existing Senior Indebtedness of Pierce Leahy or any Restricted Subsidiary within 180 days following the receipt of the Asset Sale Proceeds from any Asset Sale; (b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent Pierce Leahy or such Restricted Subsidiary elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) used or useful in businesses similar or ancillary to the business of Pierce Leahy or a Restricted Subsidiary as conducted at the time of such Asset Sale, provided that such investment occurs or Pierce Leahy or a Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 181st day following receipt of such Asset Sale Proceeds (the "Reinvestment Date") and Asset Sale Proceeds contractually committed are so applied within 270 days following the receipt of such Asset Sale Proceeds; and (c) third, if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10 million, Pierce Leahy or such Restricted Subsidiary, as applicable, shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the Notes, or any Indebtedness ranking pari passu with the Notes with respect to Indebtedness of the Issuer or the relevant Guarantee with respect to Indebtedness of a Guarantor, which Indebtedness contains similar provisions requiring Pierce Leahy or a Restricted Subsidiary to repurchase such Indebtedness, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer"); provided, however, that prior to making any such Excess Proceeds Offer, Pierce Leahy or such Restricted Subsidiary may, to the extent required pursuant to the terms of Indebtedness outstanding as of the Issue Date, such as the 1996 Notes and the 1997 Notes, offer to use such Available Asset Sale Proceeds to repurchase and use all or a portion of such Available Asset Sale Proceeds to repurchase such Indebtedness. If an Excess Proceeds Offer is not fully subscribed, Pierce Leahy or such Restricted Subsidiary may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes for general corporate purposes. If the aggregate principal amount of Notes tendered pursuant to such Excess Proceeds Offer is more than the amount of the Available Asset Sale Proceeds, the Notes tendered will be repurchased on a pro rata basis or by such other method as the Trustee shall deem fair and appropriate.

  If the Issuer is required to make an Excess Proceeds Offer, the Issuer shall mail, within 30 days following the Reinvestment Date (or within 120 days following the Reinvestment Date if Pierce Leahy or a Restricted Subsidiary is required to make an offer to repurchase Indebtedness (other than the Notes) outstanding as of the Issue Date), a notice to the holders stating, among other things: (1) that such holders have the right to require Pierce Leahy to apply, or to cause a Restricted Subsidiary to apply, the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Issuer, that each holder must follow in order to have such Notes repurchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such Notes.

 Limitation on Preferred Stock of Restricted Subsidiaries

  Pierce Leahy will not permit any Restricted Subsidiary to issue any Preferred Stock (except Preferred Stock to Pierce Leahy or a Restricted Subsidiary) or permit any Person (other than Pierce Leahy or a Subsidiary) to hold any such Preferred Stock unless Pierce Leahy or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under "Limitation on Additional Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued; provided, however, that the Issuer and any Restricted Subsidiary that guarantees the Notes shall be permitted to issue Preferred Stock that is not Disqualified Capital Stock.

 Limitation on Capital Stock of Restricted Subsidiaries

  Pierce Leahy will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary (other than under the terms of the Credit Facility or under the terms of any Designated Senior Indebtedness or as permitted under "Limitations on Liens") or (ii) permit any of its Restricted Subsidiaries to issue any Capital Stock, other than to Pierce Leahy or a Wholly-Owned Subsidiary of Pierce Leahy. The foregoing restrictions shall not apply to an Asset Sale made in compliance with "Limitation on Certain Asset Sales" or the issuance of Preferred Stock in compliance with the covenants described under "Limitation on Preferred Stock of Restricted Subsidiaries."

 Limitation on Sale and Lease-Back Transactions

  Pierce Leahy will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined by a board resolution of Pierce Leahy, and (ii) Pierce Leahy or a Restricted Subsidiary could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with the covenant described under "Limitation on Additional Indebtedness."

 Payments for Consent

  Neither Pierce Leahy nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

 CHANGE OF CONTROL OFFER

  Within 30 days of the occurrence of a Change of Control of Pierce Leahy, the Issuer shall notify the Trustee in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant. See "Certain Definitions-Change of Control" herein.

  Within 30 days of the occurrence of a Change of Control, the Issuer also shall
(i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register maintained by the Registrar of the Notes, a notice stating:

   (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

   (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 business days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"));

  (3) that any Note not tendered will not be purchased and will continue to accrue interest;

   (4) that, unless the Issuer defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

   (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the paying agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

   (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

   (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

   (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

   (9) the name and address of the paying agent.

  On the Change of Control Payment Date, the Issuer shall, to the extent lawful,
(i) accept for payment Notes or portions thereof or beneficial interests under a Global Note properly tendered pursuant to the Change of Control Offer, (ii) deposit with the paying agent money sufficient to pay the Change of Control Purchase Price of all Notes or portions thereof or beneficial interests so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Issuer. The paying agent shall promptly (1) mail to each holder of Notes so accepted and (2) cause to be credited to the respective accounts of the holders under a Global Note of beneficial interest so accepted payment in an amount equal to the Change of Control Purchase Price for such Notes, and the Issuer shall execute and issue, and the Trustee shall promptly authenticate and mail to each such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered and shall issue a Global Note equal in principal amount to any unpurchased portion of beneficial interest so surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

  The Indenture requires that if the Credit Facility is in effect, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the preceding paragraph, but in any event within 30 days following any Change of Control, Pierce Leahy and the Issuer will covenant to (i) repay in full all obligations under or in respect of the Credit Facility or offer to repay in full all obligations under or in respect of the Credit Facility and repay the obligations under or in respect of the Credit Facility of each lender who has accepted such offer or (ii) obtain the requisite consent under the Credit Facility to permit the repurchase of the Notes as described above Pierce Leahy and the Issuer must first comply with the covenant described in the preceding sentence before it shall be required to purchase Notes in the event of a Change of Control; provided that Pierce Leahy's or the Issuer's failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (iii) under "Events of Default" below if not cured within 60 days after the notice required by such clause. As a result of the foregoing, a holder of the Notes may not be able to compel the Issuer to purchase the Notes unless the Issuer or Pierce Leahy is able at the time to refinance all of the obligations under or in respect of the Credit Facility or obtain requisite consents under the Credit Facility.

  The Indenture provides that, (i) if Pierce Leahy or any Subsidiary thereof has issued any outstanding (a) Indebtedness that is subordinated in right of payment to the Notes in the case of the Issuer or a Guarantee in the case of a Guarantor making such Guarantee or (b) Preferred Stock, and Pierce Leahy or such Subsidiary is required to make a change of control offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a change of control, Pierce Leahy or such Subsidiary, as the case may be, shall not consummate any such offer or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Issuer shall have paid the Change of Control Purchase Price in full to the holders of Notes that have accepted the Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Notes and (ii) the Issuer and the Guarantors will not issue Indebtedness that is subordinated in right of payment to the Notes in the case of the Issuer or a Guarantee in the case of a Guarantor making such Guarantee or Preferred Stock with change of control provisions requiring the payment of such indebtedness or Preferred Stock prior to the payment of the Notes or such Guarantee, as the case may be, in the event of a Change of Control under the Indenture.

  In the event that a Change of Control occurs and the holders of Notes exercise their right to require the Issuer to purchase Notes, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Issuer will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

  The Issuer's ability to purchase the Notes will be limited by Issuer's and Pierce Leahy's then available financial resources and, if such financial resources are insufficient, the Issuer's or Pierce Leahy's ability to arrange financing to effect such purchases. There can be no assurance that the Issuer or Pierce Leahy will have sufficient funds to repurchase the Notes upon a Change of Control or that the Issuer or Pierce Leahy will be able to arrange financing for such purpose. In addition, Pierce Leahy has a similar obligation with respect to the 1996 Notes and the 1997 Notes upon a Change of Control. Such obligations of Pierce Leahy rank pari passu with the obligation to make a Change of Control Offer under the Notes pursuant to its Guarantee.

MERGER, CONSOLIDATION OR SALE OF ASSETS

  Pierce Leahy and the Issuer will not and will not permit any Guarantor to consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) Pierce Leahy, the Issuer or the Guarantor, as the case may be, shall be the continuing Person, or the Person (if other than Pierce Leahy, the Issuer or a Guarantor) formed by such consolidation or into which Pierce Leahy, the Issuer or the Guarantor, as the case may be, is merged or to which the properties and assets of Pierce Leahy, the Issuer or the Guarantor, as the case may be, are transferred shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia (and in the case of the Issuer or a Canadian Guarantor, a corporation organized and existing under the laws of Canada or any province thereof) and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of Pierce Leahy, the Issuer or the Guarantor, as the case may be, under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis Pierce Leahy, a Restricted Subsidiary or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness"; provided, however, that (a) a Guarantor other than Pierce Leahy may merge into the Issuer, Pierce Leahy or another Guarantor, (b) the Issuer may merge into a Canadian Guarantor or another corporation or limited liability company organized and existing under the laws of Canada or any province thereof for the purpose of converting into a limited liability company or to change the Issuer's jurisdiction of incorporation, and
(c) the Issuer or a Canadian Guarantor can transfer a portion of its assets to the Issuer or another Canadian Guarantor, in the case of (a), (b) or (c), without complying with this clause (iii).

  In connection with any consolidation, merger or transfer of assets contemplated by this provision, Pierce Leahy and the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

GUARANTEES

  The Notes will be guaranteed on an unsecured senior subordinated basis by the Domestic Guarantors. The obligations of each Domestic Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Domestic Guarantor (including, without limitation, any guarantees of Senior Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Domestic Guarantor in respect of the obligations of such other Domestic Guarantor under its Domestic Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Domestic Guarantor under the Domestic Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Domestic Guarantor that makes a payment or distribution under a Domestic Guarantee will be entitled to a contribution from each other Domestic Guarantor in a pro rata amount based on the Adjusted Net Assets of each Domestic Guarantor.

  The Notes will be guaranteed on an unsecured senior basis by the Canadian Guarantors, to the extent permitted by law, including financial assistance restrictions imposed by corporate legislation. All payments pursuant to the Canadian Guarantees by the Canadian Guarantors will be effectively subordinated to all secured indebtedness of such Canadian Guarantors to the extent of the assets securing such indebtedness.

  A Guarantor other than Pierce Leahy will be released from all of its obligations under its Guarantee if all or substantially all of its assets are sold or all of its Capital Stock is sold, in each case in a transaction in compliance with the covenants described under "Limitation on Certain Asset Sales" and "Merger, Consolidation or Sale of Assets," or the Guarantor other than Pierce Leahy merges with or into or consolidates with, or transfers all or substantially all of its assets to, Pierce Leahy or another Guarantor in a transaction in compliance with "Merger, Consolidation or Sale of Assets," and such Guarantor has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

EVENTS OF DEFAULT

 The following events are defined in the Indenture as "Events of Default":

   (i) default in payment of any principal of, or premium, if any, on the Notes;

   (ii) default for 30 days in payment of any interest on the Notes after such interest becomes due and payable;

   (iii) default by the Issuer, Pierce Leahy or any other Guarantor in the observance or performance of any other covenant in the Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

   (iv) default in the payment at final maturity of principal in an aggregate amount of $3,000,000 or more with respect to any Indebtedness of Pierce Leahy or any Restricted Subsidiary thereof which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice as provided in the Indenture, or the acceleration of any such Indebtedness aggregating $3,000,000 or more which acceleration shall not be rescinded or annulled within 20 days after written notice as provided in the Indenture;

   (v) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $3,000,000 (which are not paid or covered by third party insurance by financially sound insurers that have not disclaimed coverage) shall be rendered against Pierce Leahy or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

   (vi) certain events involving bankruptcy, insolvency or reorganization of the Issuer, Pierce Leahy or any other Restricted Subsidiary.

  The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest on the Notes) if the Trustee in good faith determines it to be in the best interest of the holders of the Notes to do so.

  The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of Pierce Leahy or the Issuer) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus premium, if any, and accrued interest to the date of acceleration and (i) such amounts shall become immediately due and payable or (ii) if there are any amounts outstanding under or in respect of the Credit Facility such amounts shall become due and payable upon the first to occur of an acceleration of amounts outstanding under or in respect of the Credit Facility or five business days after receipt by Pierce Leahy or the Issuer and the representative of the holders of Senior Indebtedness under or in respect of the Credit Facility, of notice of the acceleration of the Notes; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than nonpayment of accelerated principal, premium, if any, or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Pierce Leahy or the Issuer shall occur, the principal, premium and interest with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

  The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or Event of Default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

  No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted for payment of principal, premium, if any, or interest on a Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that the Issuer may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Notes under certain covenants contained in the Indenture and described above under "Certain Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture things, the Issuer has delivered to the Trustee an opinion of counsel (as specified in the Indenture) (i) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and
(ii) to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, which, in the case of defeasance only, must be based upon a private letter ruling concerning the Notes, a published ruling of the Internal Revenue Service or a change in applicable federal income tax law.

MODIFICATION OF INDENTURE

  From time to time, the Issuer, Pierce Leahy and the Trustee may, without the consent of holders of the Notes, modify, amend, waive, restate or supplement the provisions of the Indenture or the Notes for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. The Indenture contains provisions permitting the Issuer, Pierce Leahy and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify, amend, waive or supplement the Indenture or the Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of or premium on or change the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York,
(v) change the amount or time of any payment required by the Notes or reduce the premium payable upon any redemption of Notes, or change the time before which no such redemption may be made, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note, or
(vii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

  The consent of the holders is not necessary to approve the particular form of a proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

REPORTS TO HOLDERS

  So long as Pierce Leahy is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the holders of the Notes. The Indenture provides that even if Pierce Leahy is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission and holders of the Notes.

COMPLIANCE CERTIFICATE

  Pierce Leahy and the Issuer will deliver to the Trustee on or before 100 days after the end of Pierce Leahy's fiscal year and on or before 50 days after the end of each of the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE TRUSTEE

  The Trustee under the Indenture is the registrar and paying agent with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default which is continuing, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default which is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of Pierce Leahy or the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

TRANSFER AND EXCHANGE

  Holders of the Notes may transfer or substitute Notes in accordance with the Indenture. The Registrar under such Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or substitute any Note selected for redemption. Also, the Registrar is not required to transfer or substitute any Note for a period of 15 days before the day of mailing of the notice of redemption of the Notes to be redeemed.

  The Original Notes were issued in a transaction exempt from registration under the Act and will be subject to the restrictions on transfer.

  The registered holder of a Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from a Person.

  "ACQUISITION EBITDA" means, without duplication, (i) EBITDA for the last four fiscal quarters for which financial statements are available at the date of determination (the "Acquisition EBITDA Period") with respect to a business or Person which has been acquired by Pierce Leahy or one of its Restricted Subsidiaries or which is the subject of a binding acquisition agreement requiring the calculation of EBITDA for purposes of the covenant restricting the incurrence of Indebtedness and, in each case, with respect to which financial results on a consolidated basis with Pierce Leahy or one of its Restricted Subsidiaries have not been made available for an entire fiscal quarter; plus
(ii) in connection with any such acquisition, projected quantifiable improvements in operating results due to cost reductions calculated in good faith, by Pierce Leahy or one of its Restricted Subsidiaries through a Board Resolution certified by an Officers' Certificate filed with the Trustee (calculated on a pro forma basis for the Acquisition EBITDA Period as if the program had been implemented at the beginning of the Acquisition EBITDA Period), without giving effect to any operating losses of the acquired Person. Each such Officers' Certificate shall be signed by the Chief Financial Officer and another officer of Pierce Leahy. Acquisition EBITDA of a business shall be a fixed number determined as of the date the calculation of EBITDA for purposes of the covenant restricting the incurrence of Indebtedness is first required with respect to the acquisition of such business (the "Determination Date") and shall be utilized from the Determination Date through the date financial results are available for the first full fiscal quarter following the acquisition (following which the actual EBITDA of such business or Person shall be included in the EBITDA of Pierce Leahy). For purposes of determining Acquisition EBITDA with respect to the acquisition of a particular business or Person, Acquisition EBITDA shall include not only the Acquisition EBITDA of such business or Person, but also the Acquisition EBITDA of any business previously acquired by Pierce Leahy or a Restricted Subsidiary or the subject of a pending acquisition agreement to the extent that, as of the Determination Date, the financial results for such business or Person on a consolidated basis with Pierce Leahy for a full fiscal quarter subsequent to its acquisition by Pierce Leahy or a Restricted Subsidiary are not yet available.

  "ADJUSTED EBITDA" means, without duplication, for any Person, the sum of (a) EBITDA of such Person and its Restricted Subsidiaries for the most recent fiscal quarter for which internal financial statements are available, multiplied by four and (b) Acquisition EBITDA.

  "ADJUSTED NET ASSETS" of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities (including, without limitation, any guarantees of Senior Indebtedness)), but excluding liabilities under the Guarantee of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities (including, without limitation, any guarantees of Senior Indebtedness) and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding Indebtedness in respect of the Guarantee as they become absolute and matured.

  "AFFILIATE" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

  "ASSET SALE" means the sale, transfer or other disposition (other than to Pierce Leahy or any of its Restricted Subsidiaries) in any single transaction or series of related transactions involving assets with a fair market value in excess of $500,000 of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of Pierce Leahy, (b) all or substantially all of the assets of Pierce Leahy or of any Restricted Subsidiary thereof, (c) real property of Pierce Leahy or a Restricted Subsidiary or (d) all or substantially all of the assets of any business property, or part thereof, owned by Pierce Leahy or any Restricted Subsidiary thereof, or a division, line of business or comparable business segment of Pierce Leahy or any Restricted Subsidiary thereof; provided that Asset Sales shall not include (i) sales, leases, conveyances, transfers or other dispositions to Pierce Leahy or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary, (ii) transactions complying with "Merger, Consolidation or Sale of Assets" above and (iii) transfers or other distributions of assets which constitute (1) Permitted Investments or (2) Restricted Payments made in compliance with the covenant described under "Certain Covenants-Limitation on Restricted Payments."

  "ASSET SALE PROCEEDS" means, with respect to any Asset Sale, (i) cash received by Pierce Leahy or any Restricted Subsidiary from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after

(a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale,
(d) payments made to retire Indebtedness secured by the assets subject to such Asset Sale and (e) deduction of appropriate amounts to be provided by Pierce Leahy or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Pierce Leahy or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other non-cash consideration received by Pierce Leahy or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

  "ATTRIBUTABLE INDEBTEDNESS" under the Indenture in respect of a Sale and Lease-Back Transaction means, as of the time of determination, the greater of
(i) the fair value of the property subject to such arrangement (as determined by the Board of Directors) and (ii) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

  "AVAILABLE ASSET SALE PROCEEDS" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sales that have not been applied in accordance with clauses (iii)(a) or (iii)(b) of "Certain Covenants-Limitation on Certain Asset Sales," and which has not yet been the basis for an Excess Proceeds Offer in accordance with clause (iii)(c), of the first paragraph of "Certain Covenants-Limitation on Certain Asset Sales."

  "CAPITAL STOCK" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

  "CAPITALIZED LEASE OBLIGATIONS" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

  A "CHANGE OF CONTROL" will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of more than 50% of the total voting power of the Common Stock of Pierce Leahy, (ii) there shall be consummated any consolidation or merger of Pierce Leahy in which Pierce Leahy is not the continuing or surviving corporation or pursuant to which the Common Stock of Pierce Leahy would be converted into cash, securities or other property, other than a merger or consolidation of Pierce Leahy in which the holders of the Common Stock of Pierce Leahy outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Pierce Leahy (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Pierce Leahy has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of Pierce Leahy.

  "COMMON STOCK" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

  "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis for such period (including, but not limited to, Redeemable Dividends, whether paid or accrued, on Preferred Stock of a Subsidiary, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of Pierce Leahy).

  "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 99% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with
GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary, (b) the Net Income of any Subsidiary of the Person in question, which Subsidiary is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the 1996 Indenture, the 1997 Indenture or the Indenture), shall be excluded to the extent of such restriction or limitation (provided that if any such restriction or limitation by its terms takes effect upon the occurrence of a default or event of default, such exclusion shall become effective only upon the occurrence of such default or event of default which is continuing), (c)(i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, and (d) extraordinary, unusual and nonrecurring gains and losses shall be excluded.

  "CREDIT FACILITY" means the credit agreement or credit agreements, in existence on the date of the Indenture, by and among Pierce Leahy, any or all Restricted Subsidiaries and any one or more lenders from time to time parties thereto, as the same may be amended, extended, increased, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or agreements governing Indebtedness incurred to refinance, replace, restructure or refund in whole or in part the borrowings and then maximum commitments under the Credit Facility or such agreement (whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Credit Facility or other credit agreements or otherwise). Pierce Leahy shall promptly notify the Trustee of any such refunding, replacement, restructuring or refinancing of the Credit Facility.

  "DESIGNATED SENIOR INDEBTEDNESS," as to the Issuer, Pierce Leahy or any other Guarantor, as the case may be, means any Senior Indebtedness (a) under the Credit Facility, or (b) which at the time of determination exceeds $15,000,000 in aggregate principal amount (or accredited value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, and
(i) unless such designation is prohibited by the Credit Facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and (ii) as to which the Trustee has been given written notice of such designation.

  "DISQUALIFIED CAPITAL STOCK" means any Capital Stock of Pierce Leahy or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary of Pierce Leahy and (ii) any Preferred Stock of Pierce Leahy, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or Pierce Leahy is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Notes; provided, however, that Preferred Stock of Pierce Leahy or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of Pierce Leahy or a Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions, and provided, further, that Capital Stock owned by Pierce Leahy or a Wholly-Owned Subsidiary shall not constitute Disqualified Capital Stock.

  "EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period (but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have not been excluded in the calculation of Consolidated Net Income), plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles and other deferred financing fees for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period, plus (vii) Permitted Tax Distributions, except that with respect to Pierce Leahy each of the foregoing items shall be determined on a consolidated basis with respect to Pierce Leahy and its Restricted Subsidiaries only.

 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

  "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

  "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording (other than previously recorded), as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

  "INDEBTEDNESS" means, without duplication, with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a lie included (i) any Capitalized Lease Obligations, (ii) obligations secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (provided, however, that if such obligation or obligations shall not have been assumed, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets), (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (provided that, in the case of any such letters of credit, the items for which such letters of credit provide credit support are those of other Persons which would be included within this definition for such other Persons), (v) in the case of Pierce Leahy, Disqualified Capital Stock of Pierce Leahy or any Restricted Subsidiary thereof, and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or contingent obligations arising out of customary indemnification agreements with respect to the sale of assets or securities shall not be deemed to be "Indebtedness" of Pierce Leahy or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness and Liens securing Indebtedness otherwise included in the determination of such amount shall not also be included.

  "INTEREST RATE AGREEMENT" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

  "INVESTMENTS" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business or acquired as a part of the assets acquired by Pierce Leahy or a Restricted Subsidiary in connection with an acquisition of assets which is otherwise permitted by the terms of the Indenture), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (ii) the repurchase or redemption of securities of any Person by such Person.

  "ISSUE DATE" means the date the Notes are first issued by the Issuer and authenticated by the Trustee under the Indenture.

  "LIEN" means with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

  "NET INCOME" means, with respect to any Person for any period, the net income
(loss) of such Person determined in accordance with GAAP minus Permitted Tax Distributions with respect to such period, and excluding any foreign currency translation gains or losses added or deducted, as applicable, in the computation of Net Income.

  "NET PROCEEDS" means (i) in the case of any sale of Capital Stock by Pierce Leahy or a Restricted Subsidiary, the aggregate net proceeds received by Pierce Leahy or a Restricted Subsidiary, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors, at the time of receipt), (ii) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of Pierce Leahy or a Restricted Subsidiary which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to Pierce Leahy or any Restricted Subsidiary upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders e.g., on account of fractional shares and less all expenses incurred by Pierce Leahy or a Restricted Subsidiary in connection therewith) and (iii) in the case of any issuance of any Indebtedness by Pierce Leahy or a Restricted Subsidiary, the aggregate net cash proceeds received by such Person after payment of expenses, commissions, underwriting discounts and the like incurred in connection therewith.

  "NON-PAYMENT EVENT OF DEFAULT" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

  "NOTES" means the securities that are issued under the Indenture, as amended, restated or supplemented from time to time pursuant to the Indenture.

  "OFFICERS' CERTIFICATE" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the Controller, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture.

  "PAYMENT DEFAULT" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Indebtedness.

  "PERMITTED HOLDERS" means, collectively, Leo W. Pierce, Sr., his children or other lineal descendants (whether adoptive or biological), the spouses of any of the foregoing and any probate estate of any such individual and any trust, so long as one or more of the foregoing individuals is the principal beneficiary of such trust, and any other partnership, corporation or other entity all of the partners, shareholders, members or owners of which are any one or more of the foregoing.

 "PERMITTED INDEBTEDNESS" means:

   (i) Indebtedness of Pierce Leahy or any Restricted Subsidiary arising under or in connection with the Credit Facility in an aggregate amount at any one time outstanding not to exceed $100,000,000;

   (ii) Indebtedness of the Issuer (and related guarantees) or a Canadian Guarantor arising under or in connection with the Credit Facility in an aggregate amount at any one time outstanding not to exceed Cdn. $40,000,000;

  (iii)  Indebtedness under the 1997 Notes and the guarantees thereof;

  (iv)   Indebtedness under the 1996 Notes and the guarantees thereof;

  (v)    Indebtedness under the Notes and the Guarantees;

  (vi) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the Indenture;

  (vii) Indebtedness of Pierce Leahy to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to Pierce Leahy or another Restricted Subsidiary;

  (viii) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the consolidated total assets of Pierce Leahy and its Subsidiaries;

  (ix)   Interest Rate Agreements;

  (x) additional Indebtedness of Pierce Leahy or a Restricted Subsidiary not to exceed an aggregate of $3,000,000 in principal amount outstanding at any time; and

  (xi)   Refinancing Indebtedness.

  "PERMITTED INVESTMENTS" means, for any Person, Investments made on or after the date of the Indenture consisting of

   (i) Investments by Pierce Leahy, or by a Restricted Subsidiary, in Pierce Leahy or a Restricted Subsidiary; and

   (ii)  Temporary Cash Investments; and

   (iii) Investments by Pierce Leahy, or a Restricted Subsidiary, in a Person (or in all or substantially all of the business or assets of a business or a Person), if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Pierce Leahy, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Pierce Leahy or a Restricted Subsidiary thereof or (c) such business or assets are owned by Pierce Leahy or a Restricted Subsidiary; and

   (iv) reasonable and customary loans made to employees not to exceed $500,000 in the aggregate at any one time outstanding, plus any loans which may be required to be made under the Pierce Leahy Nonqualified Stock Option Plan in an amount not to exceed $2,000,000; and

   (v) an Investment that is made by Pierce Leahy or a Restricted Subsidiary in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to Pierce Leahy or Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "Certain Covenants-Limitation on Certain Asset Sales"; and

   (vi) accounts receivable of Pierce Leahy and its Restricted Subsidiaries generated in the ordinary course of business; and

   (vii)  Investments existing on the Issue Date; and

   (viii) Investments for any purpose not to exceed $2,000,000.

  "PERMITTED LIENS" means (i) Liens on property or assets of, or any shares of stock of or secured debt of, any Person or business existing at the time such Person becomes a Restricted Subsidiary of Pierce Leahy or at the time such Person is merged into or consolidated with Pierce Leahy or any of its Restricted Subsidiaries or at the time such business is acquired by Pierce Leahy or a Restricted Subsidiary, provided that such Liens are not incurred in anticipation of such Person becoming a Restricted Subsidiary of Pierce Leahy or merging into or consolidating with Pierce Leahy or any of its Restricted Subsidiaries or such business being acquired by Pierce Leahy or a Restricted Subsidiary, (ii) Liens securing Refinancing Indebtedness, provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (iii) Liens in favor of Pierce Leahy or any of its Restricted Subsidiaries, (iv) Liens securing industrial revenue bonds or mortgages on real property, (v) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Indenture, provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and (c) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (vi) statutory liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith in appropriate proceedings, (vii) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $1,000,000 in the aggregate at any one time outstanding, (viii) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings, (ix) Liens securing Capitalized Lease Obligations or mortgage loans related to real property permitted to be incurred under clause (viii) of the definition of "Permitted Indebtedness," provided that such Lien does not extend to any property other than that subject to the underlying lease, (x) Liens securing Designated Senior Indebtedness, (xi) easements or minor defects or irregularities in title and other similar charges or encumbrances on Property not interfering in any material respect with Pierce Leahy's or any Restricted Subsidiary's use of such Property, (xii) Liens existing on the date of the Indenture and (xiii) pledges or deposits made in the ordinary course of business
(a) in connection with (1) leases, performance bonds and similar bonds or (2) workers' compensation, unemployment insurance and other social security legislation or (b) securing the performance of surety bonds and appeal bonds required (1) in the ordinary course of business or in connection with the enforcement of rights or claims of Pierce Leahy or a Subsidiary thereof or (2) in connection with judgments that do not give rise to an Event of Default and which do not exceed $3,000,000 in the aggregate, (xiv) Liens securing Interest Rate Agreements entered into with any lender under the Credit Facility or any Affiliate thereof and any guarantees thereof and (xv) any extensions, substitutions, replacements or renewals of the foregoing.

  "PERMITTED TAX DISTRIBUTIONS" means, with respect to any periods for which Pierce Leahy was taxed as an S corporation or other pass-through entity for federal income tax purposes, distributions to the holders of Capital Stock of Pierce Leahy based on estimates of the highest amount of federal, state and local income tax per share of Capital Stock that any holder of Capital Stock of Pierce Leahy would be required to pay as a result of Pierce Leahy's being treated as a pass-through entity for income tax purposes.

  "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

  "PREFERRED STOCK" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

  "PROPERTY" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

  "PUBLIC EQUITY OFFERING" means a public offering by Pierce Leahy of shares of its Capital Stock and any and all rights, warrants or options to acquire such Capital Stock.

  "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of Property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

  "REDEEMABLE DIVIDEND" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

  "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances, renews, replaces or extends any Indebtedness of Pierce Leahy or a Restricted Subsidiary outstanding on the Issue Date or other Indebtedness permitted to be incurred by Pierce Leahy or its Restricted Subsidiaries pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes with respect to Indebtedness of the Issuer and the relevant Guarantee with respect to the Indebtedness of a Guarantor to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Issuer or any Guarantor may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of the Issuer or any Guarantor.

  "RESTRICTED PAYMENT" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of Pierce Leahy or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Pierce Leahy or any Restricted Subsidiary (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), and (y) in the case of Restricted Subsidiaries, dividends or distributions payable to Pierce Leahy or to a Wholly-Owned Subsidiary of Pierce Leahy); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Pierce Leahy or any of its Restricted Subsidiaries (other than Capital Stock owned by Pierce Leahy or a Wholly-Owned Subsidiary of Pierce Leahy, excluding Disqualified Capital Stock); (iii) the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment of, or the making of any principal payment on, any Indebtedness which is subordinated in right of payment to (x) the Notes with respect to such an action by the Issuer or (y) to the respective Guarantee with respect to such an action by a Guarantor, in each case, (other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); (iv) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment; (v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the Investment by Pierce Leahy; and (vi) forgiveness of any Indebtedness of an Affiliate of Pierce Leahy (other than a Restricted Subsidiary) to Pierce Leahy or a Restricted Subsidiary. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value in the good faith determination of the Board of Directors. It is agreed that any payments made to Leo W. Pierce, Sr. or his spouse pursuant to a pension obligation of Pierce Leahy in the annual amount of $96,000 shall not constitute a Restricted Payment.

  "RESTRICTED SUBSIDIARY" means a Subsidiary of Pierce Leahy having either assets or shareholders' equity in excess of $5,000 other than an Unrestricted Subsidiary and includes all of the Subsidiaries of Pierce Leahy existing as of the Issue Date having either assets or shareholders' equity in excess of $5,000. The Board of Directors of Pierce Leahy may designate any Unrestricted Subsidiary or any as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), Pierce Leahy or a Restricted Subsidiary could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant.

  "SALE AND LEASE-BACK TRANSACTION" means any arrangement with any Person providing for the leasing by Pierce Leahy or any Restricted Subsidiary of Pierce Leahy of any real or tangible personal property, which property (i) has been or is to be sold or transferred by Pierce Leahy or such Restricted Subsidiary to such Person in contemplation of such leasing and (ii) would constitute an Asset Sale if such property had been sold in an outright sale thereof.

  "SENIOR INDEBTEDNESS" means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all Indebtedness of Pierce Leahy or its Restricted Subsidiaries owed to lenders under or in respect of the Credit Facility, (b) all obligations of Pierce Leahy or its Restricted Subsidiaries with respect to any Interest Rate Agreement, (c) all obligations of Pierce Leahy or its Restricted Subsidiaries to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (d) all other Indebtedness of Pierce Leahy or its Restricted Subsidiaries which does not provide that (1) with respect to Indebtedness of the Issuer or a Canadian Guarantor, such Indebtedness is subordinate to the Notes or such Canadian Guarantee, as applicable, and (2) with respect to Indebtedness of a Domestic Guarantor, such Indebtedness is to rank pari passu with or subordinate to such Domestic Guarantee and (e) all deferrals, renewals, extensions, replacements, refundings, refinancings and restructurings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) Indebtedness of Pierce Leahy to any of its Subsidiaries,
(ii) Indebtedness represented by any Domestic Guarantees, (iii) Indebtedness represented by the 1996 Notes, the 1997 Notes and their respective guarantees,
(iv) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness, (v) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business, or (vi) Indebtedness (other than that described in clause
(a) above) incurred in violation of the Indenture.

  "SUBSIDIARY" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

  "TEMPORARY CASH INVESTMENTS" means (i) Investments in marketable direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) Investments in demand deposits or certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000 and rated at least A by Standard & Poor's Ratings Group and A-2 by Moody's Investors Service, Inc., maturing within 365 days of purchase; (iii) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses
(i) and (ii); (iv) any security maturing not more than 180 days after the date of acquisition, backed by a stand-by or direct pay letter of credit issued by a bank meeting the qualifications described in clause (ii) above; or (v) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Pierce Leahy) organized and existing under the laws of the United States of America or any state thereof or the District of Columbia with a rating, at the time as of which any investment therein is made, of "P-1" by Moody's Investors Service, Inc. or "A-1" by Standard & Poor's Ratings Group.

  "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of an Unrestricted Subsidiary and (ii) any Subsidiary of Pierce Leahy which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors; provided that the Issuer may not be an Unrestricted Subsidiary; and provided further, however, that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the covenant set forth under "Limitation on Restricted Payments." The Trustee shall be given prompt notice by Pierce Leahy of each resolution adopted by the Board of Directors under this provision, together with a copy of each such resolution adopted.

  "WHOLLY-OWNED SUBSIDIARY" means any Restricted Subsidiary, 99% or more of the outstanding Capital Stock (other than directors' qualifying shares) of which is owned, directly or indirectly, by Pierce Leahy.

BOOK-ENTRY; DELIVERY AND FORM

  The Original Notes were issued in the form of either a Regulation S Global Note which was sold in an offshore transactions in reliance on Regulation S (each, a "Regulation S Global Note") or a Restricted Global Note which was issued in reliance on Rule 144A (each, a "Restricted Global Note", and together with the Regulation S Global Note, the "Original Global Notes"). The Original Notes were represented by one or more Original Global Notes, in definitive, fully registered form without interest coupons and were deposited with the Trustee as custodian for The Depository Trust Company ("DTC" or the "Depository") and registered in the name of a nominee of DTC for the accounts of Euroclear and Cedel.

  The Exchange Notes will initially be issued in the form of one or more Global Notes (collectively, the "Exchange Global Notes"). The Exchange Global Notes will be deposited on the date of the closing of the Exchange Offer, with, or on behalf of, and registered in the name of a nominee of the DTC. "Global Notes" means the Original Global Notes or the Exchange Global Notes, as the case may be.

  Notes that are issued as described below under "--Certificated Securities" will be issued, in registered form, without interest coupons ("Certificated Securities").

THE GLOBAL NOTES

  Upon issuance of each Global Note, DTC or the custodian will credit, on its internal system, the respective principal amount of the individual beneficial interest represented by such Global Note to the accounts of Persons who have accounts with such depository. Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in a Global Note will be limited to Persons who have accounts with DTC ("participants") or Persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers may hold their interests in the Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

  Investors may hold their interests in a Global Note directly through Cedel or Euroclear, if they are participants in such systems, indirectly through organizations that are participants in such systems or through organizations other than Euroclear and Cedel that are participants in the DTC system. Cedel and Euroclear will hold interests in a Global Note on behalf of their participants through DTC.

  So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel.

  Payments of the principal of, and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficiary ownership interests.

  The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in next-day funds. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  The Issuer understands that DTC will take any action permitted to be taken by a holder (including the presentation of Notes for exchange) only at the direction of one or more participants to whose account DTC interests in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Notes for Certificated Notes which it will distribute to its participants.

  The Issuer understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer, Pierce Leahy nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  A Global Note is exchangeable for Certificated Notes if (i) the Depository notifies the Issuer that it is unwilling or unable to continue as a Depository for such Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and in either case the Issuer thereupon fails to appoint a successor Depository within 90 days, (ii) the Issuer executes and delivers to the Trustee a written notice that such Global Note shall be issuable and transferable in certificated form or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Notes represented by such Global Note. Any Global Note that is exchangeable for Certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, Certificated Notes in authorized denominations, without legends applicable to a Global Note but with the legend referred to under "Notice to Investors" (unless the Issuer determines otherwise in accordance with applicable law), subject, with respect to such Notes, to the provisions of such legend, and registered in such names as the Depository holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Note becomes exchangeable for Certificated Notes, (i) Certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, any repurchase price, and interest on the Certificated Notes will be payable, and the transfer of the Certificated Notes will be registrable, at the office or agency of the Issuer maintained for such purposes, and (iii) no service charge will be made for any registration or transfer or exchange of the Certificated Notes, although the Issuer may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

                 DESCRIPTION OF CAPITAL STOCK OF PIERCE LEAHY

  The authorized capital stock of Pierce Leahy consists of 80,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of August 1, 1998, there were 17,025,990 shares of Common Stock outstanding. No shares of Preferred Stock are currently outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on each matter to be decided by the shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of Common Stock have no preemptive, redemption or conversion rights.
The holders of Common Stock will be entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time out of funds legally available for such purpose. In the event of liquidation, dissolution or winding up of the affairs of Pierce Leahy, after payment or provision for payment of all of Pierce Leahy's debts and obligations and any preferential distributions to holders of Preferred Stock, if any, the holders of the Common Stock will be entitled to share ratably in Pierce Leahy's remaining assets. All outstanding shares of Common Stock are, and the Common Stock offered hereby will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors is authorized, without further action by the shareholders, to provide for the issuance of shares of Preferred Stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designations, powers, preferences and rights of each such class or series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any class or series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of Pierce Leahy. As of the date of this Offering Memorandum, Pierce Leahy has not authorized the issuance of any Preferred Stock and there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

CERTAIN PROVISIONS OF PENNSYLVANIA LAW AND PIERCE LEAHY'S ARTICLES OF INCORPORATION AND BYLAWS

  Pierce Leahy is subject to the provisions of Section 2538 and Sections 2551-2556 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), which in certain cases provide for supermajority shareholder approval of business combinations involving Pierce Leahy and any "interested shareholder" (as defined in such statute and includes generally, in the case of Section 2538, shareholders who are a party to the business combination or who are treated differently from other shareholders, and, in the case of Sections 2551-2556, shareholders beneficially owning 20% or more of the voting power of a "registered" corporation, such as Pierce Leahy). In addition, Sections 2551-2556 also impose certain restrictions on business combinations involving Pierce Leahy and any "interested shareholder." The term "business combination" includes a merger, asset sale or other transaction involving an interested shareholder.

  The PBCL also provides that the directors of a corporation, making decisions concerning takeovers or any other matters, may consider, to the extent that they deem appropriate, among other things, (i) the effects of any proposed transaction upon any or all groups affected by such action, including, among others, shareholders, employees, suppliers, customers and creditors, (ii) the short-term and long-term interests of the corporation and (iii) the resources, intent and conduct of the person seeking control.

  Pierce Leahy's Bylaws provide that its Board of Directors is to be composed of three classes, with staggered three-year terms, each class to contain as nearly as possible one-third of the number of members of the Board of Directors. Accordingly, at each annual meeting of shareholders, only approximately one-third of Pierce Leahy's directors will be elected.

  Certain other provisions of Pierce Leahy's Articles of Incorporation and Bylaws could also have the effect of preventing or delaying any change in control of Pierce Leahy, including (i) the advance notification procedures governing certain shareholder nominations of candidates for the Board of Directors and for certain other shareholder business to be conducted at an annual meeting, (ii) the absence of authority for shareholders to call special shareholder meetings of Pierce Leahy, except in certain limited circumstances mandated by the PBCL, and (iii) the absence of authority for shareholder action by written consent by less than all of Pierce Leahy's shareholders. These provisions, the classified board and "supermajority" voting rights, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, control of Pierce Leahy.

  As permitted by the PBCL, the Bylaws provide that a director shall not be personally liable in such capacity for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his office under the PBCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the Bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of Pierce Leahy's taxes pursuant to local, Pennsylvania or federal law. These provisions offer persons who serve on the Board of Directors of Pierce Leahy protection against awards of monetary damages for negligence in the performance of their duties.

  The Bylaws also provide that every person who is or was a director or officer of Pierce Leahy, or a director, officer, employee, agent, partner or fiduciary of, or in any other capacity for any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which he served as such at the request of Pierce Leahy, shall be indemnified by Pierce Leahy to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director or officer of Pierce Leahy, or a director, officer, employee, agent, or fiduciary of, or in any other capacity for such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not he is a director or officer of Pierce Leahy or a director, officer, employee, agent, partner or fiduciary of, or in any other capacity for such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the time the expenses or liabilities are incurred.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes certain federal income tax considerations for holders who elect to substitute their Original Notes for Exchange Notes in the Exchange Offer. This summary does not address specific tax aspects of the Exchange Offer which may be relevant to certain holders such as foreign persons, financial institutions, broker-dealers, tax-exempt organizations or insurance companies. THEREFORE, EACH HOLDER OF A NOTE SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUBSTITUTING HIS OR HER ORIGINAL NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER.

  Under current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder and current judicial authority and administrative rulings and practice, a substitution of the debt instrument of an issuer for a new debt instrument of the issuer will be treated as an "exchange" for federal income tax purposes if the new debt instrument differs materially either in kind or in extent from the old debt instrument. Because the Exchange Notes are substantially identical to the Original Notes and because the exchange was contemplated by the Indenture pursuant to which the Original Notes were sold, the Exchange Notes and Original Notes should not be considered to differ materially either in kind or in extent and, accordingly, the substitution should not constitute an "exchange" for federal income tax purposes. Therefore, for federal income tax purposes, no gain or loss should be recognized by the holder on the substitution of an Original Note for an Exchange Note, the holder's adjusted tax basis in the Exchange Note should be the same as his or her basis in the Original Note and the holding period for the Exchange Note should be the same as the holding period for the Original Note.

                  CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a holder of the Notes or the Exchange Notes acquired hereunder. This summary is generally applicable to a holder who, for purposes of the Income Tax Act (Canada) (the "Act"), holds the Notes and the Exchange Notes acquired hereunder as capital property, deals at arm's length with the Issuer and each Canadian Guarantor, is not affiliated with the Issuer or a Canadian Guarantor, is a non-resident or is deemed to be a non-resident of Canada for purposes of the Act, is a resident of the United States for purposes of the Canada-United States Income Tax Convention (1980) (the "Convention"), and has not and will not use or hold or be deemed to use or hold the Notes or the Exchange Notes in or in the course of carrying on business in Canada. This summary does not apply to a holder that is a "financial institution," as defined in section 142.2 of the Act, as such definition is proposed to be amended by the Proposed Tax Amendments (as hereinafter defined).

  This summary is based on the current provisions of the Act, the regulations thereunder (the "Regulations"), the Convention, counsel's understanding of the current published administrative and assessing practices of Revenue Canada, Customs, Excise & Taxation ("Revenue Canada") and on a certificate of an officer of the Issuer as to certain matters of fact.

  This summary also takes into account all specific proposals to amend the Act and regulations publicly announced by the Department of Finance of Canada prior to the date hereof (collectively, the "Proposed Tax Amendments"). No assurances can be given that the Proposed Tax Amendments will be enacted or will be enacted as tabled, announced or advised. Otherwise this summary does not take into account or anticipate any changes in law, or the administration thereof, whether by legislative, governmental or administrative action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ significantly from those discussed herein.

  THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF THE NOTES OR THE EXCHANGE NOTES. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

FOREIGN CURRENCY TRANSLATION ISSUES

  Generally, all amounts relevant to the computation of income under the Act which are payable, paid, receivable, received or expressed in a foreign currency must be translated into Canadian Dollars using an appropriate exchange rate. A holder's cost and proceeds of disposition of a Note or an Exchange Note must be translated into Canadian Dollars at the date of acquisition and at the date of disposition, respectively. Interest on the Notes or the Exchange Notes will generally be translated into Canadian Dollars at the date on which such interest is paid or credited.

NOTES AND EXCHANGE NOTES

  In the absence of an exemption under the Act or the Convention, interest paid or credited by the Issuer to a holder is subject to a non-resident withholding tax of 25% of the gross amount of the interest under the Act. The rate of such withholding tax is reduced by the Convention to 10%. The Act provides for an exemption from non-resident withholding tax on interest payable on indebtedness of the Issuer to a holder who deals at arm's length with the Issuer provided that the Issuer may not under any circumstances be obliged to pay more than 25% of the aggregate principal amount of the indebtedness within five years from the date of issue of the indebtedness, except in the event of a failure or a default under the terms of the indebtedness or in the case of certain other events including in the event the terms of the indebtedness become unlawful. Based in part on a certificate of an officer of the Issuer, amounts of interest paid or credited by the Issuer on the Notes and the Exchange Notes to holders dealing at arm's length with the Issuer will not be subject to non-resident withholding under the Act.

  A holder will not generally be subject to tax under the Act in respect of any capital gain, or entitled to deduct any capital loss, realized on the disposition of a Note or an Exchange Note.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will use reasonable efforts to make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale; provided that such broker-dealer indicates in the Letter of Transmittal that it is a broker-dealer. In addition, until December 27, 1998, all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a Prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees that, upon receipt of notice form the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer, such broker-dealer will suspend use of the Prospectus until the Company has amended or supplements the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company gives any such notice to suspend the use of the Prospectus, it shall extend the 180-day period referred to the above by the number of days during the period from and including the date of the giving of such notice up to and including when broker-dealers have received copies of the supplement or amended Prospectus necessary to permit resales of Exchange Notes.

  The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Notes offered hereby will be passed upon for the Issuer and Pierce Leahy by Cozen and O'Connor, Philadelphia, Pennsylvania. Two members of Cozen and O'Connor are limited partners in certain limited partnerships that lease facilities to the Company.

                                    EXPERTS

  The financial statements and schedules of Pierce Leahy Corp. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of Archivex Inc. as of November 30, 1997 and 1996, and for the three years in the period ended November 30, 1997, incorporated by reference in this Prospectus and elsewhere in this Registration Statement, have been audited by Friedman & Friedman, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of Kestrel Holdings, Inc. as of September 30, 1997, and for the year then ended, included in this Prospectus and elsewhere in this Registration Statement, have been audited by James N. Howard and Associates, P.C., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

Financial Statements of Kestrel Holdings, Inc.............................   F-2

                         INDEPENDENT AUDITOR'S REPORT

Kestrel Holdings, Inc.
Houston, Texas

We have audited the accompanying balance sheet of Kestrel Holdings, Inc. and Subsidiaries, as of September 30, 1997, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kestrel Holdings, Inc. and Subsidiaries, at September 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                    /s/ James N. Howard and Associates P.C.

Dallas, Texas
December 5, 1997

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                                 BALANCE SHEETS

---------------------------------------------------------------------------------------------
                                                         SEPTEMBER 30,    JUNE 30,
                                                             1997           1998
---------------------------------------------------------------------------------------------
                                                                        (UNAUDITED)
ASSETS
Current assets
  Cash                                                     $   215,119  $    28,146
  Accounts receivable
     Trade, less allowance for doubtful
       accounts of $9,500 and $208,401                       1,687,308    1,573,577
  Prepaid expenses                                             639,320      169,436
---------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                         2,541,747    1,771,159

PROPERTY AND EQUIPMENT, less accumulated
  depreciation and amortization                             15,713,697   15,662,648

OTHER ASSETS, net of amortization                              624,786      380,157
---------------------------------------------------------------------------------------------
                                                           $18,880,230  $17,813,964
=============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable - trade                                 $   542,396  $   191,988
  Accrued expenses                                             602,583      650,757
  Advance rentals billed                                       897,182      919,810
  Current maturities of long-term debt                       1,564,712    2,720,205
---------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                    3,606,873    4,482,760

Deferred income taxes                                        1,441,943    1,512,037
Long-term accrued rent                                         659,926      605,160
Long-term payable to stockholder                                89,013            -
Long-term debt, less current maturities                      8,020,090    8,315,553
---------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                           13,817,845   14,915,510
---------------------------------------------------------------------------------------------
Stockholders' equity
  Common stock, no par value; 1,000,000
     shares authorized; 10,000 shares issued in 1997;
     10,101 shares issued in 1998                               10,000       82,500
  Retained earnings                                          5,052,385    2,815,954
---------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                   5,062,385    2,898,454
---------------------------------------------------------------------------------------------

                                                           $18,880,230  $17,813,964
=============================================================================================

The accompanying accounting policies and notes are an integral part of these financial statements.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                              STATEMENTS OF INCOME

-----------------------------------------------------------------------------------------------
                                              YEAR ENDED           NINE MONTHS ENDED
                                             SEPTEMBER 30,              JUNE 30,
                                                               ------------------------
                                                 1997          1997          1998
                                                           (UNAUDITED)   (UNAUDITED)
Revenue
  Storage                                    $ 6,967,126    $5,139,717   $ 5,818,029
  Services                                     4,519,992     3,373,238     3,841,557
  Other                                        2,124,511     1,431,158       529,724
-----------------------------------------------------------------------------------------------
TOTAL REVENUE                                 13,611,629     9,944,113    10,189,310
-----------------------------------------------------------------------------------------------
OPERATING EXPENSES
  General and administrative                   5,635,045     3,813,347     4,006,729
  Salaries                                     4,061,235     2,916,551     3,620,715
  Rent - data center space                     1,091,201       798,523       947,505
-----------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                      10,787,481     7,528,421     8,574,949
-----------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                         2,824,148     2,415,692     1,614,361
-----------------------------------------------------------------------------------------------
Other expenses (income)
  Interest expense                               847,917       629,222       711,980
  Depreciation and amortization                  931,021       705,097       814,289
  Other                                          254,833       248,072       (58,616)
-----------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES, net                      2,033,771     1,582,391     1,467,653
-----------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                           790,377       833,301       146,708
-----------------------------------------------------------------------------------------------
Income taxes
  Current                                        291,631       255,194        75,000
  Deferred                                        76,080        88,627        70,094
-----------------------------------------------------------------------------------------------
Total income taxes                               367,711       343,821       145,094
-----------------------------------------------------------------------------------------------
Income from continuing operations                422,666       489,480         1,614

DISCONTINUED OPERATIONS
  Loss from document imaging segment (net
   of income tax benefit of $122,631
   and $86,198)                                 (238,048)     (164,909)            -
-----------------------------------------------------------------------------------------------

NET INCOME                                   $   184,618    $  324,571   $     1,614
===============================================================================================

The accompanying accounting policies and notes are an integral part of these financial statements.

                   KESTREL DATA MANAGEMENT AND STORAGE, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

----------------------------------------------------------------------------------------------------
                                                   COMMON     RETAINED
                                                   Stock      Earnings       TOTAL
----------------------------------------------------------------------------------------------------
BALANCE, September 30, 1996                        $10,000  $ 4,867,767   $ 4,877,767

NET INCOME                                               -      184,618       184,618
----------------------------------------------------------------------------------------------------
BALANCE, September 30, 1997                         10,000    5,052,385     5,062,385

NET INCOME (unaudited)                                   -        1,614         1,614

DISTRIBUTION OF SUBSIDIARY
   TO STOCKHOLDERS (unaudited)                           -   (2,238,045)   (2,238,045)

SALE OF 101 SHARES OF COMMON STOCK (unaudited)      72,500            -        72,500
----------------------------------------------------------------------------------------------------

BALANCE, June 30, 1998 (unaudited)                 $82,500  $ 2,815,954   $ 2,898,454
----------------------------------------------------------------------------------------------------

The accompanying accounting policies and notes are an integral part of these financial statements.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------
                                                         YEAR ENDED        NINE MONTHS ENDED
                                                       SEPTEMBER 30,            JUNE 30,
                                                                       --------------------------
                                                            1997           1997          1998
-------------------------------------------------------------------------------------------------
                                                                       (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                             $   184,618   $   324,571   $     1,614
  Adjustments to reconcile net income to
    net cash provided by operating activities
      Depreciation and amortization
        Continuing operation                                 935,611       705,097       760,013
        Discontinued operation                               152,349       112,241             -
      Provision for bad debts                                  3,200             -       198,901
      (Increase) decrease in accounts receivable             270,339       (30,629)     (464,168)
      (Increase) decrease in prepaid expenses               (108,050)      (47,690)      242,097
      Decrease in other assets                               146,199       142,400         3,411
      Increase (decrease) in accounts payable
       and accrued expenses                                  205,585      (185,165)     (243,517)
      Decrease in amounts payable
       to stockholders                                        (2,760)       (2,070)      (89,013)
      Increase (decrease) in advance rentals billed           (8,617)      (81,999)       22,628
      Increase in deferred income taxes                       76,080        88,627        70,094
-------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                  1,854,554     1,025,383       502,060
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Property additions                                      (1,728,468)   (1,574,788)   (1,789,036)
  Payment for purchase of SDA                               (490,000)     (490,000)            -
  Other                                                        9,613         9,613             -
-------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                     (2,208,855)   (2,055,175)   (1,789,036)
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable                              6,746,518     2,915,577     4,148,978
  Payment of notes payable                                (6,421,550)   (1,848,211)   (2,698,022)
  Cash distributions to stockholders                               -             -      (423,453)
  Proceeds from sale of common stock                               -             -        72,500
-------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                    324,968     1,067,366     1,100,003
-------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                              (29,333)       37,574      (186,973)

CASH, beginning of period                                    244,452       244,452       215,119
-------------------------------------------------------------------------------------------------
CASH, end of period                                      $   215,119   $   282,026   $    28,146
-------------------------------------------------------------------------------------------------

 The accompanying accounting policies and notes are an integral pat of these financial statements.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                      STATEMENTS OF CASH FLOWS (CONTINUED)

_______________________________________________________________________________



_______________________________________________________________________________

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION - YEAR ENDED SEPTEMBER 30,
1997:

The Companies paid approximately $817,000 for interest. Cash payments for income taxes totaled $120,000.

As described in Note 1 to the financial statements, 61.25 percent of the capital stock of Servicio De Archivos, S.A. was acquired during the year ended September 30, 1997 as follows:

               Fair value of assets acquired           $ 605,879
               Cash paid for common stock               (490,000)
               --------------------------------------------------

               Liabilities assumed                     $ 115,879
               ==================================================

 The accompanying accounting policies and notes are an integral pat of these financial statements.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         SUMMARY OF ACCOUNTING POLICIES

_______________________________________________________________________________


 NATURE OF BUSINESS        Kestrel Holdings, Inc. (KHI), through its
                           subsidiaries, provides management, storage, and servicing of client's business records, magnetic media, and technical data, as well as providing consulting services, database development, document imaging and CD-ROM production.

PRINCIPLES OF              The consolidated financial statements include the
CONSOLIDATION              accounts of KHI and its wholly-owned subsidiaries,
                           Alpha Welch Properties, Inc., Kestrel Data Management and Storage, Inc. (KDM&S), Kestrel Servicio De
                           Archivos, Inc. (KSAI) and KSAI's 61.25 percent owned subsidiary, Servicio De Archivos, S.A. (SDA). All significant intercompany transactions, profits, and balances have been eliminated.

INTERIM FINANCIAL          The consolidated balance sheet as of June 30, 1998
STATEMENTS                 and the consolidated statements of income for the
                           nine months ended June 30, 1998 and 1997 are unaudited and, in the opinion of management of KHI, include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the results for those interim periods. The results of operations for the nine months ended June 30, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year.

PROPERTY, EQUIPMENT,       Assets are stated at cost.  Depreciation and
DEPRECIATION, AND          amortization are computed using the straight-line
 AMORTIZATION              method over the estimated useful lives of the assets.

OTHER ASSETS               Costs in excess of the fair value of the assets of
                           acquired businesses totaled $336,029, and are being amortized over 15 and 27 years using the straight-line method. Accumulated amortization at September
                           30, 1997 totaled $103,612.

                           Costs associated with refinancing debt during 1994 totaled $218,626, and are being amortized over the life of the associated loans of five and 15 years. Accumulated amortization at September 30, 1997 totaled $77,304.

ADVANCE RENTALS            Advance rentals billed consists primarily of
BILLED                     billings to customers, net of amounts amortized into
                           income, at the beginning of their contractual billing periods; monthly, quarterly, semiannually, or annually, which are not refundable.

INCOME TAXES               Deferred income taxes are provided for temporary
                           differences arising from differences between financial statement and income tax bases of assets and liabilities.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                   SUMMARY OF ACCOUNTING POLICIES (Continued)

_______________________________________________________________________________

USE OF ESTIMATES           The preparation of financial statements in conformity
                           with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     KESTREL HOLDINGS, INC. AND SUSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

_______________________________________________________________________________

1.  ACQUISITION

    In November 1996, KHI organized Kestrel Servicio De Archivos, Inc. for the purpose of purchasing an interest in a records storage and management company in Buenos Aires, Argentina. In December 1996, KSAI acquired a 61.25 percent interest in Servicio De Archivos S.A. The purchase price, $490,000, exceeded the fair value of the tangible assets acquired by $213,221, which is recorded as goodwill. The goodwill is included in the consolidated balance sheets in other assets and is being amortized over the estimated life of 15 years. The entire net operating loss of SASA from the date of acquisition of $317,000 has been recorded in the consolidated statements of income of KHI. None of the loss has been allocated to the 38.75 percent minority interest owners because they are not being required to fund their portion of the losses.

2.  DISCONTINUED OPERATIONS

    In 1996, two of KHI's subsidiaries, Houston Data Management, Inc. and Houston Data Management, Ltd., were merged together and changed their name to Kestrel Imaging and Information Management, Inc. (KIIM). KHI transferred its ownership in KIIM to KDM&S.

    Effective September 30, 1997, the decision was made to close down the operations of KIIM. KIIM was marketing digital image management systems, scanning services and CD-ROM conversions. Since the operations of KIIM constituted a separate segment, the net losses incurred by KIIM for the year are reflected in the financial statements as discontinued operations. The net assets of KIIM, which are comprised primarily of computer related equipment, have not been segregated in the financial statements because the majority of the assets will be retained and used by KDM&S in other lines of business.

3.  PROPERTY AND EQUIPMENT

    Data processing equipment includes capitalized software costs with a net book value of approximately $491,000 at September 30, 1997. The costs include labor and overhead incurred in the development of the software. Amortization of the costs using the straight-line method over five years totaled approximately $92,350. Because computer software is subject to continuing technological changes, it is possible that the software could become obsolete, requiring the costs to be written off or amortized more rapidly.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

_______________________________________________________________________________

3. PROPERTY AND EQUIPMENT (CONTINUED)

   Property and equipment at September 30, 1997 consisted of the following:


                                             Estimated
                                              useful
                                              lives
     ----------------------------------------------------------------------
       Land                                     -             $ 1,915,871
       Buildings and improvements             8 - 40 yrs.      11,443,907
       Data center equipment                  5 - 40 yrs.       5,465,990
       Office furniture and data
        processing equipment                  4 - 5 yrs.        3,563,026
     ----------------------------------------------------------------------
                                                               22,388,794
       Less accumulated depreciation
        and amortization                                       (6,675,097)
     ----------------------------------------------------------------------
       Net property and equipment                             $15,713,697
     ======================================================================

4. Long-term debt

   Long-term debt, including capital lease obligations, at September 30, 1997 consisted of the following:

     ______________________________________________________________________
     Bank note payable $9,260 monthly, plus
     interest at 7.6%; collateralized by
     land and buildings; remaining
     balance due January, 1999                                $ 1,810,584

     Mortgage note payable $12,005 monthly,
     including interest at 8.25% through
     April, 2009; collateralized by land
     and buildings                                              1,072,494

     Bank note payable $38,000 quarterly,
     plus interest at the bank's margin rate
     plus 2.5%; guaranteed by a shareholder
     of the Company                                               646,000

     Bank note payable $30,100 monthly,
     plus interest at $8.36% through May,
     1999; collateralized by equipment                            551,632

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

================================================================================

4.   LONG-TERM DEBT (CONTINUED)

          ----------------------------------------------------------------------
          Mortgage note payable in monthly installments
          of $16,735, including interest at 8.25%,
          due April, 2009; collateralized by land
          and building                                               $1,494,991

          Bank note payable $4,730 monthly,
          plus interest at 8.75% through
          January, 1999, when the remaining
          balance is due; collateralized by
          land and buildings                                            936,593

          Revolving line of credit; interest payable
          monthly at prime plus .5%, matures
          January, 1999; collateralized by
          accounts receivable                                           175,000

          Bank note payable $16,667 monthly,
          plus interest at 8.65% through January,
          2002; collateralized by equipment                             866,664

          Bank note payable in 48 equal monthly
          installments beginning November, 1997,
          with interest at prime plus .5%;
          collateralized by equipment                                 1,073,986

          Bank note payable of $11,250 monthly,
          plus interest at prime plus .5%,
          remaining balance due October, 2000;
          collateralized by equipment                                   416,250

          Capitalized lease obligations (see Note 6)                    540,608
          ----------------------------------------------------------------------
                                                                      9,584,802
          Less current maturates                                     (1,564,712)
          ----------------------------------------------------------------------
                                                                    $ 8,020,090
          ======================================================================

     Advances under the revolving line of credit are limited to a defined percentage of eligible receivables. The line of credit had a maximum commitment of $1,200,000 at September 30, 1997.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

================================================================================

4.   LONG-TERM DEBT (CONTINUED)

     Loan agreements of KDM&S contain covenants which provide for, among other things, the maintenance of certain financial ratios and limitations on the amounts of dividends and distributions made by KDM&S.

     The required annual principal payments for the next five years and thereafter are as follows:

           FISCAL YEAR
           ENDING IN
          ------------------------------
           1998               $1,564,712
           1999                4,028,903
           2000                1,095,424
           2001                  829,332
           2002                  319,060
          Thereafter           1,747,371
          ------------------------------

                              $9,584,802
          ==============================


5.   RELATED PARTIES

     Transactions with related parties are comprised of a long-term payable for accrued expenses, which is not expected to be repaid during the next fiscal year.

6.   COMMITMENTS AND CONTINGENCIES

     KDM&S leases data center space, automobiles, and equipment under noncancelable operating and capital leases expiring 1998 through 2006, and other data center space under cancelable or monthly rental agreements. Rent expense for all operating leases totaled approximately $1,270,000 during the year ended September 30, 1997. Capital leases are included with long-term debt and amortization of capitalized costs are included in depreciation.

     The following is an analysis of the leased property under capital leases by major class:

          Data center equipment                       $ 626,677
          Office equipment                              203,023
          ------------------------------------------------------
                                                        829,700
          Less accumulated amortization                (135,449)
          ------------------------------------------------------

                                                      $ 694,251
          ======================================================

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

================================================================================
6.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The future minimum rental payments required under the leases for the next five years are as follows:

          Fiscal year                             Capital     Operating
          ending in                                leases       leases
     ---------------------------------------------------------------------------
             1998                               $ 203,256    $1,310,000
             1999                                 203,256     1,330,000
             2000                                 186,136     1,095,000
             2001                                  20,946     1,040,000
             2002                                    -        1,000,000
     -----------------------------------------------------
     Total minimum lease payments                 613,594
     Less amount representing interest            (72,986)
     -----------------------------------------------------
     Present value of minimum lease
      payments                                    540,608
     Less current maturates                      (164,290)
     -----------------------------------------------------

     Long-term portion                          $ 376,318
     =====================================================

     Certain data center leases include periods of free or reduced rent payments for a period of time and increasing rent payments over the remainder of the leases. The Company expenses the total rental obligations using the straight-line method over the lease term. At September 30, 1997, the amount of rent, which had been expensed but not yet paid, totaled $659,925. The future rental payments for operating leases for the year ending September 30, 1998 of $1,310,000 reflects the actual payments to be made during that fiscal year. The actual expense, which will be recorded in the financial statements, will be approximately $53,000 higher.

     The Companies located in the United States maintain a 401(k) retirement plan whereby eligible employees may contribute up to 15 percent of their salary. The Companies contribute 50 cents for every dollar contributed by the employees up to three percent of the employees' gross pay. The contributions to the Plan by the Companies totaled approximately $35,000 for the year ended September 30, 1997.

7.   INCOME TAXES

     The financial statements include a deferred income tax liability for the differences between financial and tax bases of net assets. Deferred taxes result primarily from using a faster rate of depreciation for income tax purposes than is used for financial statement purposes.

                    KESTREL HOLDINGS, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

================================================================================
7.   INCOME TAXES (CONTINUED)

     Income tax expense for the year ended September 30, 1997, is higher than the statutory tax rate because a valuation allowance has been recorded for the tax benefit, approximately $95,000, from the loss of the Company's Argentina subsidiary, KSAI. The loss carryforward of KSAI, approximately $317,000, expires in 2002.

     A reconciliation of the income tax expense at the federal statutory rate to income tax expense at the effective rate for the year ended September 30, 1997 is as follows:

          Income tax expense at the federal statutory rate (34%)    $268,728
          Adjustment of valuation allowance                           95,000
          Other                                                        3,983
          -------------------------------------------------------------------
          Income tax expense at the effective rate (46.5%)          $367,711
          ===================================================================

8.   DISTRIBUTION OF SUSIDIARY (UNAUDITED)

     Effective in May, 1998, KHI distributed the stock of KSAI to the stockholders of KHI. KHI recorded a dividend of $2,238,045, representing its basis in KSAI on the date of distribution.

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 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-
MATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE ISSUER, PIERCE LEAHY CORP. OR ANY OTHER PERSON. THIS PROSPEC-TUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO
BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER OR PIERCE LEAHY CORP. SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS.

                                ---------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    1
Incorporation of Certain Documents by Reference...........................    1
Prospectus Summary........................................................    2
Risk Factors..............................................................   16
The Exchange Offer........................................................   24
The Company...............................................................   33
The Issuer................................................................   33
Use of Proceeds...........................................................   34
Capitalization............................................................   35
Pro Forma Financial Date of Pierce Leahy Corp.............................   36
Selected History and Pro Forma Consolidated Statements of Operations,
 Other Data and Balance Sheets of Pierce Leahy Corp.......................   43
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   46
Business..................................................................   54
Management................................................................   65
Certain Transactions......................................................   72
Principal Shareholders of Pierce Leahy....................................   73
Description of Certain Indebtedness.......................................   75
Description of Credit Facility............................................   76
Description of the Notes..................................................   77
Description of Capital Stock of Pierce Leahy..............................  105
Certain United States Federal Income Tax Considerations...................  106
Canadian Federal Income Tax Considerations................................  107
Plan of Distribution......................................................  108
Legal Matters.............................................................  109
Experts...................................................................  109
Index to Financial Statements.............................................  F-1

                                ---------------
 UNTIL DECEMBER 27, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING EXCHANGE NOTES RECEIVED IN EXCHANGE FOR ORIGINAL NOTES HELD FOR THEIR OWN ACCOUNT. SEE "PLAN OF DISTRIBUTION."


                                     LOGO

                         PIERCE LEAHY COMMAND COMPANY

                      OFFER TO EXCHANGE ITS 8 1/8% SENIOR
                        NOTES DUE 2008 WHICH HAVE BEEN
                      REGISTERED UNDER THE SECURITIES ACT
                      FOR ANY AND ALL OUTSTANDING 8 1/8%
                             SENIOR NOTES DUE 2008


                                ---------------

                                  PROSPECTUS

                                ---------------


                              SEPTEMBER 28, 1998

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